UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ClickAction Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share
Series A 4% Cumulative Convertible Preferred Stock, par value, $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

13,498,316

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $820.00 represents 1/50 of 1% of the total amount of cash to be received by the common and preferred stockholders in the merger proposal to which this Proxy Statement relates.

(4)	Proposed maximum aggregate value of transaction:

$4,100,000.

(5)	Total fee paid:

$820.00

☐	Fee paid previously by written preliminary materials.

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$2,000.00

(2)	Form Schedule or Registration Statement No.:

S-3, 333-59724

(3)	Filing Party:

ClickAction Inc.

(4)	Date Filed:

April 27, 2001

2197 East Bayshore Road
Palo Alto, California 94303

November 1, 2002

Dear Stockholder:

Our board of directors has unanimously approved an agreement and plan of merger, dated as of October 8, 2002, by and among us, infoUSA Inc. and Kapalua Acquisition Corp., a wholly-owned subsidiary of infoUSA, and is seeking your approval of the transaction. As a result of the merger, we will become a wholly-owned subsidiary of infoUSA. If the merger is completed, our common stockholders will receive an aggregate of up to $2.7 million in cash payable in up to two installments, subject to adjustment as provided in the merger agreement and without interest, in exchange for all outstanding shares of our common stock. Based upon the 13,498,316 shares of common stock that we currently expect to be outstanding as of the effective time of the merger (which includes 6,968 shares of common stock that we expect to be issued upon exercise of stock options prior to the effective time of the merger), you will receive up to $0.20 in cash per share, subject to adjustments which could decrease this per share cash amount to a minimum of $0.15, for each share of ClickAction common stock owned by you.

In connection with the merger, The Tail Wind Fund Ltd., the holder of all of our outstanding preferred stock, will receive $1.4 million in exchange for all outstanding shares of our preferred stock, an outstanding warrant to purchase 135,750 shares of our common stock and in full satisfaction of all rights related to our preferred stock on the closing date of the merger.

Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, including our impending delisting from the Nasdaq SmallCap Market and the reset of our preferred stock conversion price at the end of the year, each of which are described more fully in the section of the attached proxy statement entitled “The Merger—Our Reasons for the Merger.” Our board of directors unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Wells Fargo Securities, LLC, our financial advisor, has advised our board of directors that the merger consideration is fair, from a financial point of view, to our common stockholders.

We have scheduled a special meeting of our stockholders to be held on December 3, 2002 at 10:00 a.m., local time, at our corporate headquarters located at 2197 East Bayshore Road, Palo Alto, California 94303. At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation, which will not become effective unless the merger is completed. Holders of record of our common stock and preferred stock at the close of business on October 24, 2002, the record date, will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

Your vote is important. Even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of our stock will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

In the materials accompanying this letter, you will find a notice of special meeting, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement provides you with important information about the merger. I encourage you to read the notice and the entire proxy statement carefully.

Sincerely,

/S/ GEORGE GRANT
President and Chief Executive Officer

CLICKACTION INC.
2197 EAST BAYSHORE ROAD
PALO ALTO, CALIFORNIA 94303

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 3, 2002

To our stockholders:

A special meeting of our stockholders will be held at our corporate headquarters located at 2197 East Bayshore Road, Palo Alto, California 94303 at 10:00 a.m., local time, on December 3, 2002. At this meeting, our stockholders will be asked to consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of October 8, 2002, by and among us, infoUSA Inc. and Kapalua Acquisition Corp., a wholly-owned subsidiary of infoUSA, and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation which will not become effective unless we complete the merger, pursuant to which Kapalua Acquisition Corp. will be merged with and into us and we will become a wholly-owned subsidiary of infoUSA.

Only holders of record of our stock at the close of business on October 24, 2002, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class. In addition, and although we are not necessarily obligated to do so, we are asking the holder of all of our preferred stock to vote as a separate class to approve the amendment to our certificate of incorporation in connection with the merger, and we have obtained such holder’s agreement to do so. Because such holder’s vote in favor of the merger will be deemed to constitute a vote in favor of the amendment to our certificate of incorporation, a separate proposal with respect to the amendment of our certificate of incorporation is not required.

Your vote is important. Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed postage-paid envelope. If your shares are held in “street name” at a brokerage firm, you must instruct your broker how to vote your shares. Returning your proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person.

Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders and unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation. This recommendation is based on, among other things, the view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, including our impending delisting from the Nasdaq SmallCap Market and the reset of our preferred stock conversion price at the end of the year, each of which are described more fully in the section of the attached proxy statement entitled “The Merger—Our Reasons for the Merger.”

Please do not send in any stock certificates at this time. Upon approval of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

Our common stockholders will have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters’ rights, our stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. The judicially determined fair value of your shares may be more or less than the price per share to be paid in the merger. In the absence of an equitable exception, a stockholder in an appraisal proceeding will bear its own expenses, including expert witness and attorneys’ fees. A copy of the applicable Delaware statutory provisions is included as Annex F to the attached proxy statement and a summary of these provisions can be found under “The Merger—Rights of Dissenting Stockholders” in the attached proxy statement.

By Order of the Board of Directors,

/S/ GEORGE GRANT
President and Chief Executive Officer
Palo Alto, California
November 1 , 2002

Please do not send any ClickAction stock certificates at this time.

CLICKACTION INC.

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 3, 2002

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of ClickAction Inc., a Delaware corporation, in connection with the solicitation by its board of directors of proxies to be used at a special meeting of stockholders to be held on Tuesday, December 3, 2002 at 10:00 a.m., local time, at our corporate headquarters located at 2197 East Bayshore Road, Palo Alto, California 94303 and at any adjournment or postponement of the special meeting.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of October 8, 2002, by and among us, infoUSA Inc. and Kapalua Acquisition Corp., a wholly-owned subsidiary of infoUSA, and the transactions contemplated by the merger agreement, including the merger and the amendment of our certificate of incorporation, which will not become effective unless we complete the merger, pursuant to which Kapalua Acquisition Corp. will be merged with and into us and we will become a wholly-owned subsidiary of infoUSA. In addition, and although we are not necessarily obligated to do so, we are asking the holder of all of our preferred stock to vote as a separate class to approve the amendment to our certificate of incorporation in connection with the merger, and we have obtained such holder’s agreement to do so. Because such holder’s vote in favor of the merger will be deemed to constitute a vote in favor of the amendment to our certificate of incorporation, a separate proposal with respect to the amendment of our certificate of incorporation is not required. A copy of the merger agreement is attached to this proxy statement as Annex A and is more fully described on pages 47 to 57.

In connection with the merger, each outstanding share of our common stock will be canceled and converted automatically into the right to receive a pro rata portion of up to $2.7 million, which is payable in up to two installments. The first installment is a per share cash payment determined by dividing $2,050,000 by the total number of shares of our common stock outstanding on the effective time of the merger. This first installment payment is not subject to adjustment. All or a portion of the remaining $650,000 may not be available for payment to our common stockholders as a result of certain adjustments to the merger consideration. If any of the remaining $650,000 is available for payment to our common stockholders after these adjustments, it would be paid in a second installment approximately 100 days after the effective time of the merger. As a result of the merger, infoUSA will own all of the outstanding shares of our common stock and preferred stock and our stockholders will no longer have an equity interest in us.

In connection with the merger, The Tail Wind Fund Ltd., the holder of all of our outstanding preferred stock, will receive $1.4 million in exchange for all outstanding shares of our preferred stock, an outstanding warrant to purchase 135,750 shares of our common stock and in full satisfaction of all rights related to the preferred stock on the closing date of the merger. The Tail Wind settlement agreement is attached as Annex C and is more fully described on page 58.

Only our stockholders at the close of business on October 24, 2002, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Under Delaware law and our certificate of incorporation, approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common and preferred stock, voting together as a single class. In addition, and although we are not necessarily obligated to do so, we are asking the holder of all of our preferred stock to approve the amendment to our certificate of incorporation in connection with the merger, and we have obtained such holder’s agreement to do so. Because such holder’s vote in favor of the merger will be deemed to constitute a vote in favor of the amendment to our certificate of incorporation, a separate proposal with respect to the amendment of our certificate of incorporation is not required.

Each share of our common stock outstanding on October 24, 2002 entitles its holder to one vote on the merger proposal and on any other proposal that properly comes before the special meeting. On October 24, 2002, there were 13,401,347 shares of common stock outstanding and entitled to vote at the special meeting. Each share of our preferred stock has the right to vote on an as-converted to common stock basis. On October 24, 2002, the 3,000 outstanding shares of our preferred stock were convertible into 744,741 shares of our common stock. Accordingly, each share of our preferred stock outstanding on the record date will be entitled to 248.26 votes. Tail Wind has agreed to vote all of its shares of our capital stock in favor of the merger.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement is dated and is first being mailed to our stockholders on or about November 1, 2002.

i

ii

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed merger whereby we will become a wholly-owned subsidiary of infoUSA. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement in its entirety before voting. The sections below include references to direct you to more complete descriptions of the matters discussed in this summary.

If the merger is completed, our common stockholders will receive a total of up to $2.7 million in cash, subject to adjustment and without interest, in exchange for all outstanding shares of our common stock payable in up to two installments. Based upon the 13,498,316 shares of common stock that we currently expect to be outstanding as of the effective time of the merger (which includes 6,968 shares of common stock that we expect to be issued upon exercise of stock options prior to the effective time of the merger), you will receive up to $0.20 in cash per share, subject to adjustment which could decrease this per share cash amount to a minimum of $0.15, for each share of ClickAction common stock owned by you.

The most relevant aspects and consequences of the merger are summarized as follows:

•	Our stockholders and holders of options and warrants to purchase our common stock will no longer have any equity interest in us.

•
All of our outstanding stock options and warrants will become fully exercisable as a result of the merger. Stock options and warrants not exercised prior to the consummation of the merger will be canceled.

•
We anticipate that most options and warrants will not be exercised prior to closing because the exercise price of all of our outstanding options and warrants, except for options to purchase an aggregate of 6,968 shares of our common stock, is below the per share consideration payable in the merger.

•	We will no longer be a public company.

•	All of our common stock and preferred stock will be owned by infoUSA. See “The Merger Agreement—Description of the Merger” beginning on page 47.

•
The merger is subject to several conditions, including obtaining the affirmative vote of the holders of a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class, maintaining working capital (as defined in the merger agreement) of at least $850,000, cash of at least $850,000 (or $600,000 if we have purchased computer servers satisfactory to infoUSA for cash prior to the effective time of the merger) and total assets of at least $3.5 million upon the closing of the merger, and other customary closing conditions. See “The Merger Agreement—Conditions to the Merger” beginning on page 53.

•
Each outstanding share of our common stock will be canceled and converted automatically into the right to receive a pro rata portion of up to $2.7 million, which is payable in up to two installments. The first installment is a per share cash payment determined by dividing $2,050,000 by the total number of shares of our common stock outstanding on the effective time of the merger (rounded down to the nearest whole cent). This first installment payment is not subject to adjustment. All or a portion of the remaining $650,000 may not be available for payment to our common stockholders as a result of the adjustments to the merger consideration described below. If any of the remaining $650,000 is available for payment to our common stockholders after these adjustments, it would be paid in a second installment approximately 100 days after the effective time of the merger. The second payment will equal the portion of the remaining $650,000 divided by the total number of shares of our common stock outstanding as of the effective date (rounded down to the nearest whole cent). See “The Merger Agreement—Payment of Common Merger Consideration” on page 49.

•
If we do not have working capital (as defined in the merger agreement) of at least $850,000, cash of at least $850,000 (or $600,000 if we have purchased computer servers satisfactory to infoUSA for cash prior to the effective time of the merger) and total assets of at least $3.5 million upon the closing of the merger, infoUSA will not be required to complete the merger. If infoUSA decides to complete the merger despite our failure to meet these financial targets, the amount of cash payable in the second installment will be decreased, dollar for dollar, by the amount of the shortfall in working capital, cash or total assets, whichever is greater. In addition, the second installment payment of the merger consideration will be decreased dollar for dollar (but only to the extent that any such adjustments cause our working capital to fall below $850,000) to the extent our accounts receivable as reflected on the closing balance sheet are not collected within 90 days after the effective time of the merger, and to the extent that accounts payable were not reflected on our closing balance sheet. The total of these adjustments may not exceed $650,000. Therefore, if the merger is completed, our common stockholders will receive, in the aggregate, up to $2.7 million in cash, subject to a maximum downward adjustment of $650,000. See “The Merger Agreement—The Merger Consideration Adjustments” beginning on page 47.

•
ClickAction, infoUSA and Tail Wind, the holder of all issued and outstanding shares of our preferred stock, have entered into a settlement agreement which provides, among other things, that Tail Wind will receive $1.4 million on the closing date of the merger, in full satisfaction of the preferred stockholder’s rights in the preferred stock, an outstanding warrant to purchase 135,750 shares of our common stock and any other rights it may have with respect to us. See “Agreements Related to the Merger Agreement—Tail Wind Settlement Agreement” on page 58.

•
Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, including our impending delisting from the Nasdaq SmallCap Market and the reset of our preferred stock conversion price at the end of the year, each of which are described more fully in the section of the attached proxy statement entitled “The Merger—Our Reasons for the Merger.” Our board of directors unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “The Merger—Recommendation of Our Board of Directors” beginning on page 36.

•
Our board of directors has received an opinion from Wells Fargo Securities, LLC, our financial advisor, to the effect that the cash merger consideration to be received by our common stockholders is fair, from a financial point of view, to our common stockholders. See “The Merger—Opinion of Our Financial Advisor” beginning on page 37.

•
The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class. Current directors and officers of ours holding an aggregate of approximately 9.9% of our outstanding voting securities have agreed to vote in favor of the merger. Additionally, the holder of all of our outstanding preferred stock has agreed to vote in favor of the merger. On an as-converted to common stock basis, the holder of all of our outstanding preferred stock holds approximately 7% of our outstanding voting securities. See “The Special Meeting—Record Date and Voting Rights and Requirements” beginning on page 25 and “Agreements Related to the Merger Agreement” beginning on page 58.

•	Our common stockholders are entitled to appraisal rights under Delaware law. See “The Merger—Rights of Dissenting Stockholders” beginning on page 44.

•	The receipt of the cash merger consideration by our stockholders will be a taxable transaction. See “The Merger—Material Federal Income Tax Consequences” beginning on page 42.

•	If the merger agreement is terminated, we may be required to:

•	pay infoUSA a break-up fee of $400,000 and reimburse infoUSA for all merger-related expenses; or

•	reimburse infoUSA for all merger-related expenses;

depending on the circumstances of the termination. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 56.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions, you, as our stockholder, may have about the merger and answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information provided in these questions and answers is not complete and additional important information is contained in the remainder of this proxy statement. You are urged to read this proxy statement in its entirety.

Q:	When and where is the special meeting?

A:	We will hold a special meeting of our stockholders on Tuesday, December 3, 2002, at 10:00 a.m., local time, at our offices, 2197 East Bayshore Road, Palo Alto, California 94303.

Q:	What is the purpose of the special meeting?

A:
The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment of our certificate of incorporation, which will not become effective unless we complete the merger, pursuant to which Kapalua Acquisition Corp. will be merged with and into us and we will become a wholly-owned subsidiary of infoUSA. Only our stockholders as of the close of business on October 24, 2002, the record date, will be entitled to vote at the special meeting.

Q:	What percentage vote of stockholders is required to approve the merger proposal?

A:
The merger proposal must be approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock and preferred stock, voting together as a single class. In addition, and although we are not necessarily obligated to do so, we are asking the holder of all of our preferred stock to vote as a separate class to approve the amendment to our certificate of incorporation in connection with the merger, and we have obtained such holder’s agreement to do so. Because such holder’s vote in favor of the merger will be deemed to constitute a vote in favor of the amendment to our certificate of incorporation, a separate proposal with respect to the amendment of our certificate of incorporation is not required.

Q:	What will common stockholders receive when the merger is completed?

A:	Pursuant to the merger agreement, our common stockholders will receive:

•
a minimum of $2,050,000 in cash, which means that, based upon the 13,498,316 shares of our common stock that we currently expect to be outstanding as of the effective time of the merger, each common stockholder would be entitled to receive a minimum of $0.15 in cash in exchange for each share of our common stock owned; and

•
depending on the adjustments described below, up to an additional $650,000, which means that, based upon the 13,498,316 shares of our common stock that we currently expect to be outstanding as of the effective time of the merger, each common stockholder would be entitled to receive up to an additional $0.05 in cash in exchange for each share of our common stock owned, which additional cash amount, if any, would be paid approximately 100 days after the effective time of the merger.

Q:	Is the per share cash merger consideration payable to common stockholders subject to adjustment?

A.
Yes. You will receive a minimum payment as described above, but, if we do not maintain working capital (as defined in the merger agreement) of at least $850,000, cash of at least $850,000 (or $600,000 if we have purchased computer servers satisfactory to infoUSA for cash prior to the effective time of the merger) and total assets of at least $3.5 million upon the closing of the merger, the $650,000 second installment will be reduced on a dollar for dollar basis by the amount of the shortfall in working capital, cash or total assets, whichever is greater, up to a maximum adjustment of $650,000, which could eliminate the second payment entirely.

In addition, the second installment will be decreased dollar for dollar (but only to the extent that any such adjustments cause our working capital to fall below $850,000) to the extent our accounts receivable as reflected on the closing balance sheet are not collected within 90 days after the effective time of the merger, and to the extent that accounts payable were not reflected on our closing balance sheet. The total of all of the adjustments may not exceed $650,000.

Any reduction in the aggregate cash merger consideration up to the maximum adjustment of $650,000 will reduce the total per share amount of cash you will receive for your shares in the merger.

The amount of any adjustments will be determined by infoUSA on the business day immediately preceding the second payment date.

Q:	When will common stockholders receive the merger consideration for their shares?

A:
After the merger is completed, you may receive two cash payments for your shares. After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash paid in the merger. When you complete and return the required documentation with your shares, you will promptly receive from the paying agent a payment of the minimum merger consideration for your shares. Pursuant to the merger agreement, the minimum cash merger consideration payable to all common stockholders is $2,050,000. Based upon 13,498,316 shares of our common stock that we currently expect to be outstanding as of the effective time of the merger, you would receive an initial cash payment of $0.15 per share, without interest, for your shares.

On the business day immediately preceding the second payment date, infoUSA, in good faith, will determine whether any adjustment in the second payment is required pursuant to the merger agreement. If the amount of the total adjustments are less than $650,000, you will receive a second payment representing the balance of the per share merger consideration, less the amount of any adjustment. If the amount of the adjustment to the second payment is $650,000 or more, you will not receive a second payment for your shares.

Q:	What will our preferred stockholder receive?

A:
Pursuant to the terms of the settlement agreement entered into in connection with the merger agreement, The Tail Wind Fund Ltd., the holder of all of our outstanding preferred stock, will receive $1.4 million, the preferred settlement amount, in exchange for all outstanding shares of our preferred stock, an outstanding warrant to purchase 135,750 shares of our common stock and in full satisfaction of all rights related to our preferred stock on the closing date of the merger. In addition, Tail Wind will receive the same per share merger consideration payable to holders of our common stock with respect to the 250,644 shares of our common stock held by Tail Wind. Pursuant to the settlement agreement, Tail Wind will enter into a participation agreement with us on the closing date of the merger. The participation agreement is attached to the settlement agreement as Exhibit B.

Q.	Is the preferred settlement amount subject to adjustment?

A.	No.

Q:	How much did Tail Wind pay for its shares of our preferred stock?

A:
On March 30, 2001, we issued 3,500 shares of our preferred stock to Tail Wind for an aggregate purchase price of $3.5 million. On April 26, 2001, Tail Wind converted 500 shares of our preferred stock into 136,552 shares of our common stock.

Q:	Will members of our management team receive anything different in the merger?

A:	Yes. Certain members of our management will be entitled to cash bonuses upon completion of the merger and may be eligible for severance benefits under existing employment agreements with us or under our change of control severance plan if the merger is consummated and their employment is terminated. See “The Merger— Interests of Certain Persons in the Merger— Severance Arrangements Under Existing Employment Agreements.”

Q:	Why are we proposing the merger?

A:
We are proposing the merger because our board of directors believes that the merger is a more desirable alternative than continuing to operate as a public company with limited resources. For more information, see “The Merger—Our Reasons for the Merger.”

Q:	Do we support the merger?

A:
Yes. The board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, including our impending delisting from the Nasdaq SmallCap Market and the reset of our preferred stock conversion price at the end of the year, each of which are described more fully in the section of the attached proxy statement entitled “The Merger—Our Reasons for the Merger.” Our board of directors unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation.

In making this determination, the board of directors considered many factors including the opinion of our financial advisor, Wells Fargo Securities, that the consideration to be received by our common stockholders in the merger is fair, from a financial point of view, to our common stockholders.

Q:	How do I vote my shares?

A:
After carefully reading and considering the information contained in this proxy statement, you should fill out, sign and mail your completed, signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

If you intend to vote to approve the merger proposal, you should mark the box on the proxy card to indicate that you vote “FOR” the merger agreement. You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q:	What happens if I do not send in my proxy card or if I abstain from voting?

A:
If you do not send in your proxy card or do not instruct your broker to vote your shares “FOR” the merger proposal, or if you abstain from voting, it will have the same effect as a vote against the merger proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending in a later-dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	Should I send my stock certificates now?

A:	No. If the merger is completed, we will send you written instructions for exchanging your stock certificates for the merger consideration.

Q:	What are the tax consequences of the merger?

A:
The merger will be a taxable transaction to you for federal income tax purposes. See “The Merger—Material Federal Income Tax Consequences.” You should consult your tax advisor as to the tax effects of the merger in your particular circumstances.

Q:	What rights do I have to dissent from the merger?

A:
If you wish, you may dissent from the merger and seek a judicial determination of the fair value of your shares, but only if you comply with all requirements of Delaware law which are set forth in Annex F and are summarized beginning on page 44 of this proxy statement. The judicially determined fair value of your shares may be more or less than the price per share to be paid in the merger.

Q:	How long will it take to complete the merger?

A:
If approved at the special meeting and subject to the fulfillment or waiver of certain conditions contained in the merger agreement, we expect to complete the merger promptly after the special meeting.

Q:	Whom should I contact if I have more questions about the merger?

A:
If you have questions or would like additional copies of this proxy statement, you should contact our investor relations department at (650) 463-3948. See “Additional Information—Where You Can Find More Information” on page 66.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Your should carefully read this entire document and the other documents referenced in it for a more complete understanding of the merger. In particular, you should carefully read the documents attached to this proxy statement including the merger agreement, which is attached to this proxy statement as Annex A and the information regarding appraisal rights, which is attached as Annex F.

The Special Meeting (see page 25)

Date, Time and Place

The special meeting will be held on Tuesday, December 3, 2002 at 10:00 a.m., local time, at our corporate headquarters at 2197 East Bayshore Road, Palo Alto, California 94303.

Purpose

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation, pursuant to which Kapalua Acquisition Corp. will be merged with and into us and we will become a wholly-owned subsidiary of infoUSA. Only our stockholders as of the close of business on October 24, 2002, the record date, will be entitled to vote at the special meeting.

Required Vote

Delaware law and our certificate of incorporation require that the merger receive the affirmative vote of a majority of the shares of our common stock and preferred stock, outstanding as of October 24, 2002, the record date, and entitled to vote, voting together as a single class, in order for the merger to occur. Each share of our common stock outstanding on October 24, 2002, entitles its holder to one vote on the merger proposal and on any other proposal that properly comes before the special meeting. On October 24, 2002, there were 13,401,347 shares of common stock outstanding and entitled to vote at the special meeting. Each share of our preferred stock has the right to vote on an as-converted to common stock basis. As of October 24, 2002, the 3,000 outstanding shares of our preferred stock were convertible into 744,741 shares of our common stock. Accordingly, as of October 24, 2002, each share of our preferred stock will be entitled to 248.26 votes. In addition, and although we are not necessarily obligated to do so, we are asking the holder of all of our preferred stock to approve the amendment to our certificate of incorporation in connection with the merger, and we have obtained such holder’s agreement to do so. Because such holder’s vote in favor of the merger will be deemed to constitute a vote in favor of the amendment to our certificate of incorporation, a separate proposal with respect to the amendment of our certificate of incorporation is not required.

The Companies (see page 62)

infoUSA Inc.
5711 S. 86th Circle
Omaha, NE 68127
(402) 593-4500

infoUSA Inc., founded in 1972, is a provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions.

Kapalua Acquisition Corp.
c/o infoUSA Inc.
5711 S. 86th Circle
Omaha, NE 68127
(402) 593-4500

Kapalua Acquisition Corp. is a wholly-owned subsidiary of infoUSA. Kapalua Acquisition Corp. was organized for the sole purpose of acquiring our shares and merging with and into us pursuant to the merger. It has not carried on any activities other than in connection with the transactions contemplated by the merger agreement.

ClickAction Inc.
2197 East Bayshore Road
Palo Alto, California 94303
(800) 473-3141

We are a provider of email marketing automation products and promotional marketing services. ClickAction Email Marketing Automation, or EMA, helps marketers design, test, analyze and refine personalized email campaigns that maximize customer value. In addition to ClickAction EMA, we offer services for acquiring new opt-in customers.

The Merger (see page 30)

We have attached the merger agreement governing the merger as Annex A to this proxy statement. We encourage you to read this agreement because it is the legal document that governs the merger.

What Our Common Stockholders Will Receive in the Merger (see page 47)

In connection with the merger, each outstanding share of our common stock will be canceled and converted automatically into the right to receive a pro rata portion of up to $2.7 million, which is payable in up to two installments. The first installment is a per share cash payment determined by dividing $2,050,000 by the total number of shares of our common stock outstanding on the effective time of the merger. This first installment payment is not subject to adjustment. All or a portion of the remaining $650,000 may not be available for payment to our common stockholders as a result of certain adjustments to the merger consideration. If all or a portion of the remaining $650,000 is available for payment to our common stockholders after these adjustments, it would be paid in a second installment approximately 100 days after the effective time of the merger. As a result of the merger, infoUSA will own all of the outstanding shares of our common stock and preferred stock and our stockholders will no longer have an equity interest in us.

Based upon the 13,498,316 shares of our common stock that we currently expect to be outstanding as of the effective time of the merger and assuming no adjustment in the cash merger consideration, you would be entitled to receive a minimum of $0.15 in cash in the first installment, without interest, in exchange for each share of our common stock you own. Based on the same number of shares outstanding and assuming the maximum downward adjustment of $650,000, you would be entitled to receive up to an additional $0.05 in cash in the second installment, without interest, in exchange for each share of our common stock you own.

Our Reasons for the Merger (see page 35)

Our board of directors approved the merger based on its consideration of a number of factors including those identified on pages 35 to 37.

Recommendation of Our Board of Directors (see page 36)

Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, including our impending delisting from the Nasdaq SmallCap Market and the reset of our preferred stock conversion price at the end of the year, each of which are described more fully in the section of the attached proxy statement entitled “The Merger—Our Reasons for the Merger.” Our board of directors unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation and recommends that you vote “FOR” approval of the merger and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation.

Interests of Our Directors and Officers in the Merger (see page 41)

When considering the recommendation of our board of directors, you should be aware that some of our directors and officers have interests in the proposed transaction that are different from or in addition to your interests, such as completion bonuses and severance payments. See “Interests of Our Directors and Officers in the Merger” on  page 41.

Agreements to Vote in Favor of the Merger (see page 59)

Our directors and executive officers own an aggregate of 1,402,854 shares of our common stock, constituting approximately 9.9% of the 14,146,118 outstanding voting securities as of October 24, 2002. These officers and directors have entered into voting agreements and executed irrevocable proxies obligating them to vote their shares in favor of the merger agreement. Additionally, the holder of all 3,000 outstanding shares of our preferred stock has entered into a voting agreement and executed an irrevocable proxy obligating it to vote its shares in favor of the merger. On an as-converted to common stock basis, the holder of our preferred stock holds 7% of our outstanding voting securities.

Material Federal Income Tax Consequences (see page 42)

The disposition of your shares of stock in the merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, each stockholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Appraisal or Dissenters’ Rights (see page 27)

The merger entitles you to appraisal rights with respect to your shares. See “The Special Meeting—Rights of Dissenting Stockholders” on page 27.

Regulatory Requirements (see page 46)

We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes, required, we would seek the requisite approval or action.

Conditions to the Merger (see page 53)

Our and infoUSA’s respective obligations to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following, among others:

•	the holders of a majority of our common stock and preferred stock, voting together as a single class, must vote to approve the merger agreement;

•	no law shall have been passed nor court order entered prohibiting the consummation of the merger;

•
the representations and warranties of each of the parties to the merger agreement must be true and correct and there must not have been or be threatened a material adverse effect on us or our business; and

•	each of the parties to the merger agreement must each have complied with its obligations under the merger agreement.

In addition to the mutual conditions described above, infoUSA’s obligation to complete the merger is subject to satisfaction or waiver of a number of conditions, including the following, among others:

•
our maintaining working capital (as defined in the merger agreement) of at least $850,000, total assets of at least $3.5 million and cash of at least $850,000 (or $600,000 if we have purchased computer servers satisfactory to infoUSA for cash prior to the effective time of the merger);

•	no change or event shall have occurred that is reasonably likely to result in a material adverse effect on our business, financial consideration or prospects;

•	no more than 5% of the issued and outstanding shares of our common stock shall have exercised their dissenters’ rights under Delaware law; and

•	amending or terminating certain commission arrangements.

In addition to the conditions described above, our obligation to complete the merger is also subject to certain additional customary conditions.

Termination of the Merger Agreement (see page 56)

The merger agreement may be terminated under certain circumstances at any time before completion of the merger, as summarized below:

•	by mutual consent of the parties;

•	by either us or infoUSA, subject to limited exceptions, if the merger has not become effective by December 31, 2002;

•	by either us or infoUSA, if the merger is not approved by holders of a majority of our common stock and preferred stock, voting together as a single class, at the special meeting;

•	by either us or infoUSA, if there is a final court order that cannot be appealed or a law prohibiting the merger;

•
by either us or infoUSA, under certain circumstances, if the other party has materially breached any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured within 30 days’ notice of the commission of the breach;

•	by us, under certain circumstances, in order for us to accept a proposal from a party other than infoUSA on terms that would be more favorable to us and our stockholders than the merger;

•	by infoUSA, if our board of directors withdraws or adversely modifies its approval or recommendation of the merger or resolves to recommend a superior proposal from another party; or

•	by infoUSA, if a tender offer for the shares of our stock is commenced, and our board of directors fails to recommend against, or takes no position with respect to, such offer.

Termination Fees and Expenses (see page 56)

If the merger agreement is terminated, we may be required to pay infoUSA a break-up fee of $400,000 and/or reimburse infoUSA for its merger-related expenses, depending on the circumstances. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 56.

Except as otherwise provided in the merger agreement, each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement and the merger, whether or not the merger is consummated.

Opinion of Our Financial Advisor (see page 37)

In connection with the merger, our board of directors received the written opinion, dated October 8, 2002, of its financial advisor, Wells Fargo Securities, LLC, to the effect that, as of the date of the opinion, and based on and subject to the matters stated in the opinion, the consideration to be received in the merger by our common stockholders was fair, from a financial point of view, to our common stockholders. The full text of Wells Fargo Securities’ opinion is attached as Annex B to this proxy statement and should be read in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Wells Fargo Securities does not constitute a recommendation to our stockholders as to whether or not they should vote or act on any matter relating to the merger. See “The Merger—Opinion of our Financial Advisor” on page 37.

Where You Can Find More Information (see page 66)

Both we and infoUSA file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that infoUSA and we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. infoUSA’s and our SEC filings are also available to the public on the SEC’s web site at: http://www.sec.gov.

You can request free copies of the above filings by writing or calling:

ClickAction Inc.
2197 East Bayshore Road
Palo Alto, California 94303
Attention: Investor Relations
(650) 463-3948

OR

infoUSA Inc.
5711 S. 86th Circle
Omaha, NE 68127
Attention: Investor Relations
(402) 593-4500

In order to ensure timely delivery of these documents, you should make your request by November 15, 2002.

RISK FACTORS

The merger involves a high degree of risk. In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors before you decide how to vote on the proposal to approve and adopt the merger agreement. The risk factors described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are not material may also effect the merger or impair our business operations. If any of the events or circumstances described in the following section actually occurs, the merger, our business, financial condition, or results of operations could be materially adversely affected.

Risks Relating to the Merger

infoUSA may abandon the merger if we do not have specified amounts of working capital, cash or assets immediately prior to completion of the merger.

If we have less than $850,000 of working capital (as defined in the merger agreement) less than $850,000 of cash (or $600,000 if we have purchased computer servers satisfactory to infoUSA for cash prior to the effective time of the merger), or less than $3.5 million of total assets immediately prior to the completion of the merger, infoUSA may abandon the merger. If infoUSA abandons the merger due to a shortfall in cash, working capital or total assets and the shortfall is $150,000 or more, we will be required to reimburse infoUSA for its expenses related to the merger.

The price per share payable to our common stockholders in connection with the merger will be reduced if specified financial targets are not met immediately prior to the completion of the merger.

If infoUSA elects not to abandon the merger as a result of a shortfall in working capital, cash or total assets as described above, the cash amount that our common stockholders will receive for all outstanding shares of our common stock will be reduced, dollar for dollar, by the amount of the shortfall in working capital, cash or total assets, whichever is greater. Even if the working capital, cash and total assets targets are achieved, the aggregate cash amount payable to our common stockholders in connection with the merger will be reduced, dollar for dollar, by the amount which our accounts receivable as reflected on the closing balance sheet are not collected within 90 days after the completion of the merger, and the amount by which our accounts payable were not reflected on the closing balance sheet. The total of all such adjustments may not exceed $650,000.

The following table illustrates the per share cash amount a common stockholder would receive pursuant to the merger agreement assuming a range of possible adjustments to the aggregate merger consideration, based on the 13,498,316 shares of our common stock that we expect to be outstanding as of the effective time of the merger:

Assumed Adjustment to Aggregate Merger Consideration	Cash Received for Each Share of Our Common Stock
$ 0	$0.20
$162,500	$0.19
$325,000	$0.18
$487,500	$0.17
$650,000	$0.15

Our ability to maintain adequate levels of cash, working capital and total assets as required under the merger agreement and our ability to collect our accounts receivable are subject to a number of risks, including those discussed below. There can be no assurance that we will be able to satisfy the financial tests sets forth in the merger agreement, or that our accounts receivable as of the closing date will be fully collectable.

Failure to complete the merger could negatively impact our future business and operations and the market price of our common stock.

If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

•	we may be required to pay infoUSA a termination fee of $400,000, plus reimburse up to $500,000 of infoUSA’s expenses;

•	the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

•
our costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed, which could have an adverse effect on the price of our common stock; and

•
the diversion of our management’s, attention from our day-to-day business and the unavoidable disruption to our employees and their relationships with customers during the period before consummation of the merger may make it difficult for us to regain our market position if the merger does not occur.

In addition, our customers and suppliers may, in response to the announcement of the merger, delay or defer decisions concerning their business with us. Any delay or deferral in those decisions by our customers or suppliers could have a material adverse effect on us. Similarly, our current and prospective employees may experience uncertainty about their future roles with infoUSA until infoUSA’s strategies with regard to our employees are announced or executed. This may adversely affect our ability to retain key management, sales, marketing and technical personnel.

Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to acquire our company or to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, subject to compliance with applicable securities laws and fulfillment of its fiduciary duties, we are prohibited from soliciting, initiating, encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than infoUSA.

Our officers and directors have interests in the merger that may influence them to support or approve the merger agreement and the merger.

Our directors and officers participate in arrangements that provide them with interests in the merger that are different from, or in addition to, those of our stockholders generally, including the following:

•
under our change of control severance plan, George Grant, our chief executive officer, will receive a bonus in the amount of $25,000 and Albert Liong, our senior vice president of finance, will receive a bonus in the amount of $15,000 upon the successful completion of the merger;

•
George Grant, our chief executive officer, and Kentyn Reynolds, our senior vice president of technology, are each parties to severance agreements with us pursuant to which, upon their involuntary termination, without cause, they would become entitled to receive severance payments from us equal to six months’ base salary;

•
under our change of control severance plan, our officers may be eligible to receive severance payments equal to a range of four months’ to six months’ base salary if such officers are involuntarily terminated, without cause, within six months following the closing of the merger;

•
our directors and officers have entered into voting agreements with infoUSA, dated as of October 8, 2002, pursuant to which they have agreed to vote their shares of our common stock in favor of the merger agreement and the merger;

•
for a period of six years following completion of the merger, we, as the surviving corporation in the merger (but not infoUSA), will indemnify our and our subsidiaries’ present and former directors and officers and will take all necessary steps to obtain directors’ and officers’ liability insurance for a period of one year following the merger; and

•	upon completion of the merger, infoUSA has indicated that it intends to offer employment to certain of our officers.

As a result of these interests, our directors and officers could be more likely to vote to support or recommend the merger than if they did not hold these interests. Our stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Risks Related to Our Business

We may need to raise additional capital if we are unable to collect outstanding receivables. Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain additional capital would force us to discontinue operations at current levels.

If we do not receive payment for all or substantially all of our outstanding accounts receivables, we believe that our existing cash and cash equivalents and cash that may be generated from operations may not be sufficient to fund our operations at currently anticipated levels beyond the fourth quarter of 2002. In such event, additional capital from equity or credit financings may be necessary in order to fund our operations at currently anticipated levels beyond the fourth quarter of 2002. It is unlikely that we will be able to raise additional capital on terms acceptable to us, or at all. In particular, unless the market price of our common stock increases dramatically, it is unlikely that we will be able to raise funds through a public offering of our common stock. If adequate funds are not available or are not available on acceptable terms, we would have to scale back our operations, which could significantly impair our ability to develop or enhance products or services and respond to competitive pressures, or we may be forced to cease our operations entirely. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders.

Our customers continue to experience business conditions that could adversely affect our business. A continued decrease in expenditures by advertisers or a continued downturn in the economy could cause our revenues to decline significantly in any given period.

We derive, and expect to continue to derive for the foreseeable future, a large portion of our revenues from the email marketing automation products and services we provide to our customers for their marketing and advertising campaigns. Marketing and advertising expenditures by our customers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including email marketing products and services, has been characterized in recent quarters by decreased demand, lower prices, the reduction or cancellation of contracts, an increased risk of uncollectible receivables from advertisers and the reduction of marketing and advertising budgets. As a result of these reductions, email marketing spending as well as advertising spending across traditional media has decreased. Further reductions may occur. As a result, our revenues from email marketing automation products and services may decline significantly in any given period.

We have incurred significant operating losses in the past and we may not achieve profitability.

As of June 30, 2002, we had an accumulated deficit of $30.2 million. We recorded a net loss of $857,000 from continuing operations for the three months ended June 30, 2002. We may not achieve profitability in the future. We have historically relied to a significant extent on the revenues and cash flow generated from the sale of desktop software products by our Elibrium division to fund the development and expansion of our email marketing strategy. As a result of the sale of our Elibrium division on June 15, 2001, our ability to achieve profitability in the future will depend primarily upon our ability to continue development of new email marketing products and services, enhance our infrastructure and expand our customer base and brand awareness. To achieve these goals, we may need to increase spending on product development, sales and marketing and technology. To the extent that our email marketing revenues do not significantly increase as a result of this increased spending, we may not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis in the future.

Our common stock may be delisted, and if it is delisted the market liquidity of our common stock would be adversely affected and the market price of our common stock could significantly decrease.

On May 16, 2002, we received a notice from Nasdaq stating that we failed to satisfy the $4 million minimum net tangible assets continued listing requirement for the Nasdaq National Market. Our net tangible assets as of March 31, 2002 were approximately $3.3 million. On May 22, 2002, we applied to have our common stock listed on the Nasdaq SmallCap Market. We currently meet all continued listing requirements for the Nasdaq SmallCap Market with the exception of maintaining a minimum bid price of $1.00. On June 3, 2002, we were notified by Nasdaq that our application for listing on the Nasdaq SmallCap Market had been approved. As a result, we have until November 19, 2002 to regain compliance with the minimum bid price requirement or our common stock may be delisted from the Nasdaq SmallCap Market. We intend to request an extension of this date from the Nasdaq SmallCap Market pending the closing of the merger. In light of the current market price of our common stock, it is unlikely that we will be able to maintain a minimum bid price by November 19, 2002. Even if we regain compliance with the minimum bid price requirement, Nasdaq has other requirements that a company must also meet in order to remain listed on the Nasdaq SmallCap Market. If at any time before November 19, 2002, the closing bid price of our common stock is at least $1.00 for 10 consecutive trading days, Nasdaq will determine if we then comply with Nasdaq’s continued listing requirements for the Nasdaq SmallCap Market. If we are unable to demonstrate compliance with the continued listing requirements on or before November 19, 2002, Nasdaq will provide us with written notification that our common stock will be delisted. At that time, we may appeal the Nasdaq staff’s decision to a Nasdaq Listing Qualifications Panel.

If we fail to regain compliance with the standards necessary to be quoted on the Nasdaq SmallCap Market, and our common stock is delisted, trading in our common stock would be conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the “pink sheets.” Such alternatives are generally considered to be less efficient markets, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to, the market price of our common stock. If such were to occur, our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.

If our common stock is delisted from trading, the market price of our common stock may decline further, possibly to zero, and it may have a material adverse effect on the ability of our stockholders to sell their shares. The delisting of our common stock would also make it more difficult for us to raise additional financing.

If specified events occur, we may be required to repurchase the outstanding shares of our Series A Preferred Stock at a premium price per share.

In accordance with the terms of the documents relating to the issuance of our Series A Preferred Stock (and assuming the merger does not close) we are required to repurchase the outstanding shares of Series A Preferred Stock under specified circumstances, including, among others:

•
our common stock is no longer listed or included for quotation on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange or the trading of our common stock is suspended or halted for more than one trading day;

•
our failure to deliver shares of our common stock within 15 trading days after a written request to convert shares of our Series A Preferred Stock or to exercise all or a portion of the related warrant;

•
after the registration statement covering the shares issuable upon conversion of the Series A Preferred Stock, related warrant and other related securities, sales cannot be made under such registration statement for any reason, including by reason of a stop order or our failure to update the registration statement; or

•	we merge with, sell all or substantially all of our assets to or enter into any other business combination transaction with a private company or we become a private company.

In the event that any of such circumstances occur, each holder of shares of our Series A Preferred Stock has the option to compel us to repurchase any or all of such holder’s then outstanding shares of Series A Preferred Stock at a premium. The price per share payable by us for any repurchased shares of Series A Preferred Stock is generally equal to the greater of 120% of the original purchase price per share plus any accrued but unpaid dividends or the market price for our common stock on such date. If we are required to repurchase a significant number of shares of our Series A Preferred Stock under such circumstances, our liquidity and capital could be materially and adversely affected and we may not be able to implement our growth strategy.

We would be required to issue a substantial number of additional shares upon conversion of our Series A Preferred Stock and, under certain circumstances, make substantial cash payments to holders of our Series A Preferred Stock if the merger is not completed and the average closing bid price of our common stock during the fourth quarter of 2002 does not exceed $4.08 per share.

On March 30, 2001, we issued 3,500 shares of our Series A 4% Cumulative Convertible Preferred Stock for an aggregate purchase price of $3.5 million. Subject to certain conditions (and assuming the proposed merger with infoUSA is not completed), any outstanding shares of Series A Preferred Stock on January 2, 2003 will automatically convert into shares of our common stock at a conversion price equal to the lesser of $4.08 or the reset price, which is the average closing bid price of our common stock during the fourth quarter of 2002. The closing bid price of our common stock on July 30, 2002 was $0.33. If the average closing bid price of our common stock during the fourth quarter of 2002 does not exceed $4.08 per share, we would be required to issue a substantial number of additional shares of our common stock upon the automatic conversion of any outstanding shares of Series A Preferred Stock. We will not receive any consideration for the issuance of these additional shares of our common stock. In addition, the issuance of these additional shares of our common stock would result in substantial dilution to our common stockholders. The settlement agreement that we have entered into with The Tail Wind Fund has the effect of terminating these conversion rights as long as the merger is completed.

The number of shares of our common stock issuable in connection with an automatic conversion of the Series A Preferred Stock is subject to two limitations related to the holder’s percentage ownership of our outstanding shares of common stock after such automatic conversion. The first limitation is that the number of shares of our common stock issuable to a holder of Series A Preferred Stock in connection with an automatic conversion cannot, together with any other shares of our common stock beneficially owned by such holder prior to such conversion, exceed 9.99% of the total number of outstanding shares of our common stock immediately after such automatic conversion. Our obligation to issue any shares of common stock in excess of this 9.99% cap is suspended until such time as the issuance of such shares would not exceed the 9.99% cap. The second limitation is that the number of shares of our common stock issuable to a holder of Series A Preferred Stock in connection with an automatic conversion cannot, together with any other shares of our common stock beneficially owned by such holder prior to such conversion, exceed 19.9% of the total number of outstanding shares of our common stock as of March 30, 2001. In lieu of issuing any shares in excess of this 19.9% cap, we are required to pay on conversion to such holder an amount equal to the number of shares in excess of the 19.9% cap multiplied by 107.5% of the closing bid price per share of our common stock on the day before the automatic conversion of the Series A Preferred Stock. This payment is due in twelve equal monthly installments.

The following table illustrates the number of shares of our common stock immediately issuable upon an automatic conversion of the Series A Preferred Stock assuming that the average closing bid price of our common stock during the fourth quarter of 2002 has remained at $0.33 per share, the closing bid price on July 30, 2002, or if it has decreased by 25%, 50% or 75% from $0.33 per share. This table also illustrates the number of shares of our common stock that cannot be issued in connection with an automatic conversion of the Series A Preferred Stock until such time as the issuance of such shares would not cause the holder of such shares to be in violation of the 9.99% ownership cap described above. Finally, this table illustrates the aggregate cash payment we would be required to pay in connection with an automatic conversion of the Series A Preferred Stock for shares of common stock in excess of the 19.9% ownership cap described above. The calculations in the following table assume that:

•	all shares of Series A Preferred Stock are still held by a single stockholder,

•	there has been no change in the number of outstanding shares of our common stock, and

•	there are 3,000 shares of Series A Preferred Stock outstanding immediately prior to the automatic conversion of such shares into common stock.

Assumed Average Closing Bid Price during the 4th Quarter of 2002	Number of Shares of Common Stock Immediately Issuable Upon Conversion	Number of Shares of Common Stock in Excess of 9.99% Cap	Cash Payment Required in Lieu of Issuance of Shares in Excess of 19.9% Cap
$0.33	916,641	1,091,902	$2,534,061
0.24	916,641	1,091,902	$2,706,796
0.16	916,641	1,091,902	$2,879,531
0.08	916,641	1,091,902	$3,052,265

Our quarterly operating results are subject to significant fluctuations due to many factors, any of which could adversely affect our stock price.

We have experienced, and may continue to experience, significant fluctuations in our quarterly operating results due to a variety of factors, many of which are outside our control. These factors include:

•	changes in pricing policies by us and our competitors;

•
the rate of growth of the use of the Internet as a medium for consumer and business communications and transactions, and the size and rate of growth of the market for email marketing products and services;

•	the timing and number of product enhancements and new product and services introductions by us and our competitors;

•	the timing and number of email marketing campaigns conducted by our customers;

•	the timing and delivery of strategic alliance arrangements;

•	our ability to upgrade and expand our infrastructure;

•	technical difficulties or system downtime affecting use of our email marketing products or services;

•	the seasonal nature of our email marketing automation business;

•	changes in the level of our operating expenses to support our growth; and

•	domestic and international regulation of email marketing, including privacy legislation.

Due to these factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of our future performance. In addition, a significant portion of our operating expenses, particularly labor costs and rent, are relatively fixed, and planned expenditures are based, in part, on expectations with regard to future sales. As a result, we will likely be unable, or may elect not to, reduce spending quickly enough to offset any unexpected revenue shortfall. In the event of a revenue shortfall or unanticipated expenses in any given quarter, our operating results may be below the expectations of securities analysts or investors. If this occurs, the market price of our common stock may decline significantly.

If email marketing automation is not widely accepted or if use of the Internet by consumers does not continue to grow, there will be a decreased demand for our email marketing products and services and our business will suffer as a result.

The market for email marketing automation products and services is new and rapidly evolving. If email marketing automation does not gain widespread acceptance as a means of marketing to, and communicating with, consumers, our business will suffer. Businesses that have relied upon traditional means of attracting new customers and maintaining customer relationships may not accept, or may be slow in accepting, our EMA products and services because:

•	they have already invested substantial resources in other more traditional methods of marketing and communicating;

•	they have allocated a limited portion of their marketing budgets to email marketing;

•	they may find email marketing to be less effective for promoting their products and services;

•	their customers may have concerns about security and privacy on the Internet or confuse our permission-based emails with unsolicited emails; or

•	the effectiveness of email marketing may diminish significantly if the volume of direct marketing email results in a negative reaction from consumers.

Our success also depends on the growth and acceptance of the Internet as a medium for executing transactions. If consumers do not continue to purchase products online, then the market for our email marketing solution may disappear. If that happens, or if the number of business-to-consumer electronic commerce transactions grows more slowly than we anticipate, our business would suffer.

The development of software to block email advertising may harm our ability to sell our services and to get compensated for services we perform.

The success of our email marketing businesses depends on our ability to successfully deliver emails or marketing campaigns over the Internet. Software programs exist that limit or prevent advertising from being delivered to a user’s computer. Widespread adoption of this software by Web users would significantly undermine the commercial viability of email advertising and marketing. The failure to deliver email messages or marketing campaigns for our clients in an effective and consistent manner may cause our clients to discontinue their use of our email campaign services. In addition, because we provide our clients with a 100% service guarantee, if our clients are not completely satisfied with our service we may be required to refund the delivery fees paid by dissatisfied clients or resend an email marketing campaign at our own expense.

We are at risk of potential stock price volatility.

Many factors outside our control may cause the market price of our common stock to fluctuate, including:

•	quarterly fluctuations in our revenues or results of operations;

•	general conditions in the computer hardware, software and Internet industries;

•	announcements of new products and services by us or by or competitors;

•	announcements of alliance or partnership by us or by our competitors;

•	potential litigation;

•	volatility in the stock markets, particularly with respect to Internet stocks, and decreases in the availability of capital for Internet-related businesses; and

•	changes in financial estimates by securities analysts.

The trading price of our common stock has been volatile and we have experienced significant declines in the market price of our common stock. In the past, many companies have been subject to securities class action litigation following significant declines in the market price of their securities. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause the market price of our common stock to decline further.

Our success depends on our timely development of new products and services.

We believe that our future success depends in large part upon our ability to keep pace with competitive offerings, to adapt to new operating systems, hardware platforms, media, and industry standards, and to provide additional functionality by enhancing our existing products and services and introducing new products and services on a timely basis. If we are unable to develop such products or services in a timely manner due to resource constraints or technological or other reasons, this inability could have a material adverse effect on our business.

Intense competition could impair our ability to grow and achieve profitability.

The market for email marketing products and services is intensely competitive and rapidly evolving. Our competitors are continuing to engage in significant price competition for email marketing services. We expect competition to increase significantly in the future because of the attention the Internet has received as a means of advertising and direct marketing and because there are relatively low barriers to entry in our market. We compete directly with publicly traded email service providers as well as numerous private companies. We compete with the information technology departments of current and prospective clients who use in-house email systems to manage and deliver email marketing campaigns. We also compete with companies providing software and services for outsourced solutions such as email distribution, list management, reporting and bounce processing, email consulting and campaign analysis.

Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we have. These competitors may be able to devote significant resources to sales and marketing, adopt more aggressive pricing policies and deliver superior solutions. If we are not able to compete effectively with our current or future competitors, our business would be harmed.

We may not be able to hire and retain key personnel necessary to support our business.

We depend on the continued services of our key technical, sales and senior management personnel, particularly our President and Chief Executive Officer, George Grant, and our Senior Vice President of Technology, Kentyn Reynolds. Any officer or employee can terminate his or her relationship with us at any time, and we do not maintain key man insurance policies for either Mr. Grant or Mr. Reynolds. The future growth of our business will depend on our ability to attract, retain and motivate qualified, highly-skilled employees, particularly persons with marketing, Internet and information technology experience. There is competition for these employees with technical, management, marketing, sales, product development and other specialized skills in our industry. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Our current products and services may become obsolete and unmarketable if we are not able to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our current products and services may quickly become obsolete and unmarketable. We believe that our future success depends in large part upon our ability to keep pace with competitive offerings and customer requirements, to adapt to new operating systems, hardware platforms, media and industry standards, and to provide additional functionality by enhancing our existing products and services and introducing new products and services on a timely and cost-effective basis. We may be unable to do this due to resource constraints or technological or other reasons. Any failure or delay in adapting to technological advances or emerging industry standards or developing, introducing or marketing new products and services could cause us to lose clients or fail to gain new clients. If this happens, our business could suffer and our stock price could decline.

Unplanned system interruptions and capacity constraints could disrupt our business and damage our reputation.

We must offer reliable, secure and continuous service to attract and retain clients and persuade them to increase their reliance on our email marketing products and services. As the volume of emails generated by our clients increases, we must continuously upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. Our operations also depend in part on our ability to protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, unauthorized user access or hacker attacks, physical break-ins and similar events. Any interruption or decrease in response time of our email marketing services could damage our reputation, reduce customer satisfaction and decrease usage of our services.

If our system security is breached, our business and reputation could suffer.

A fundamental requirement for online communications and transactions is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. Any breach in our online security could result in liability to our customers, damage to our reputation and harm to our business. Our servers are vulnerable to computer viruses or software programs that disable or impair computers, physical or electronic break-ins and similar disruptions, which could lead to loss of data. We may need to spend significant resources to license technologies to protect against security breaches or to address problems caused by a security breach.

Increasing governmental regulation of electronic commerce and legal uncertainties could decrease demand for our email marketing service or increase our cost of doing business.

We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to privacy and electronic commerce. Although there are currently few of these laws and regulations, state, federal and foreign governments may adopt more of these laws and regulations. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise harm our business. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding:

•	the ability to or manner of distributing email advertisements;

•	the pricing and taxation of goods and services offered over the Internet;

•	intellectual property ownership; and

•	the characteristics and quality of products and services offered over the Internet.

It is also uncertain as to how existing laws may be applied to the Internet in areas such as property ownership, copyright, trademark and trade secrets. The recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to consumers and businesses in their jurisdictions. Recently, Congress extended until November 1, 2003, the Internet Tax Freedom

Act of 1998 which had prevented the imposition of such taxes through October 2001. If this extension of the federal moratorium on state and local taxes on Internet sales is not renewed when it expires on November 1, 2003, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet commerce, including the use of our email marketing solution.

The Internet generates privacy concerns which could result in market perceptions or legislation which could harm our business, result in reduced sales of our services, or both.

We gather and maintain data related to consumers’ buying behavior. Recently, lawsuits have been brought alleging, among other things, that at least one company, which combines information from online and other sources regarding users, has improperly collected and used information concerning Internet users in violation of federal electronics privacy statutes and other privacy laws. The United States Federal Trade Commission has launched an informal inquiry to determine whether that company has engaged in unfair or deceptive practices in collecting and maintaining information concerning Internet users. While we believe the “opt-in” nature of the user profiles that we create do not raise these issues, we may be sued or investigated regarding our practices. Any similar legal actions, whether against us or others, could limit our ability to sell our email marketing services or otherwise seriously harm our business.

Privacy concerns may cause consumers who use the Internet to decide not to opt-in to receive emails. Even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our email marketing services. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify users that the data captured after visiting Web sites may be used to direct product promotions and advertising to that user. For example, the European Union recently enacted its own privacy regulations that may result in limits on the collection and use of some user information. The United States and other countries may adopt similar legislation or regulatory requirements. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our ability to conduct our business could be harmed.

We may be exposed to liability for information displayed on our customers’ Web sites or within their marketing partners’ Web sites or email messages.

Our email marketing services often require us to provide a connection to the Web sites of our customers and their marketing partners, so we may be perceived as being associated with the content of these Web sites. We do not and cannot screen all of the content generated by our customers and their marketing partners. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the materials displayed on our customers’ sites and on their marketing partners’ sites and email messages. For example, if one of our customers is sued for posting information on its Web site that is alleged to be defamatory, we may also be named as a defendant in that legal action based solely on our limited association with that customer’s Web site. As a result, we could be involved in legal proceedings and disputes that are costly to resolve. We may also suffer a loss of customers or damage to our reputation based on this information or resulting from our involvement in these legal proceedings. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

Our limited protection of our intellectual property and proprietary rights may adversely affect our business.

We rely primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We do not have any patents or any patent applications to protect our proprietary rights. The protective measures we have taken to protect our proprietary rights may not be adequate to prevent unauthorized use of our proprietary technology and other intellectual property rights.

We are dependent on licensed third-party technologies and we may need to license additional technologies to succeed in our business.

We are highly dependent on technologies we license from third parties to enable us to send email through the Internet and to offer a variety of database management and targeted marketing capabilities. The email marketing industry is rapidly evolving, and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms, or at all. The failure to license these technologies could adversely affect our ability to offer competitive email marketing products and services.

FORWARD LOOKING STATEMENTS

In addition to the historical information contained in this proxy statement, this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Our actual results could differ materially from our expectations. Factors that could cause or contribute to such differences are discussed in “Risk Factors” above and in our other public filings, press releases and statements by management.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this proxy statement to conform them to actual results.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting of our stockholders.

Meeting Date

The special meeting will be held at 10:00 a.m., local time, on Tuesday, December 3, 2002, at our corporate headquarters located at 2197 East Bayshore Road, Palo Alto, California 94303.

Matters to be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of October 8, 2002 by and among ClickAction Inc., infoUSA Inc. and Kapalua Acquisition Corp., a wholly-owned subsidiary of infoUSA Inc. and the transactions contemplated by the merger agreement including the merger and the amendment of our certificate of incorporation, which will not become effective unless we complete the merger, pursuant to which Kapalua Acquisition Corp. will be merged with and into us. As a result of the merger, infoUSA will own all of the outstanding shares of our common stock and preferred stock and our stockholders will no longer have an equity interest in us.

Pursuant to the merger agreement, Kapalua Acquisition Corp. will be merged with and each outstanding share of our common stock will be canceled and converted automatically into the right to receive a pro rata portion of up to $2.7 million, which is payable in up to two installments. The first installment is a per share cash payment determined by dividing $2,050,000 by the total number of shares of our common stock outstanding on the effective time of the merger. This first installment payment is not subject to adjustment. All or a portion of the remaining $650,000 may not be available for payment to our common stockholders as a result of certain adjustments to the merger consideration. If all or a portion of the remaining $650,000 is available for payment to our common stockholders after these adjustments, it would be paid in a second installment approximately 100 days after the effective time of the merger.

In connection with the merger, we, infoUSA and The Tail Wind Fund Ltd., the holder of all of our outstanding preferred stock, have entered into a settlement agreement pursuant to which Tail Wind will receive $1.4 million in exchange for all outstanding shares of our preferred stock, an outstanding warrant to purchase 135,750 shares of our common stock and in full satisfaction of all rights related to the preferred stock on the closing date of the merger. In addition, at the closing, we and Tail Wind will enter into the participation agreement attached as Exhibit B to the settlement agreement included as Annex C to this proxy statement.

In connection with the merger, we will also amend and restate our certificate of incorporation in the form attached to this proxy statement as Annex G. This amended and restated certificate of incorporation will only become effective if we complete the merger. If it becomes effective, the amended and restated certificate of incorporation will eliminate our preferred stock and will be in a form typical for a wholly-owned subsidiary.

Our stockholders may also be asked to consider any other business that properly comes before the special meeting. Each copy of the proxy statement mailed to our stockholders is accompanied by a proxy card for use at the special meeting.

Record Date and Voting Rights and Requirements

Record Date For Voting.    The close of business on October 24, 2002 is the record date for determining holders of shares of our stock entitled to vote at the special meeting.

Voting Rights.    Each share of our common stock outstanding on the record date entitles its holder to one vote on the merger proposal and on any other proposal that properly comes before the special meeting. On

October 24, 2002, there were 13,401,347 shares of common stock outstanding and entitled to vote at the special meeting. Each share of our preferred stock has the right to vote on an as-converted to common stock basis. As of the record date, the 3,000 outstanding shares of our preferred stock were convertible into 744,741 shares of our common stock. Accordingly, each share of our preferred stock outstanding on the record date will be entitled to 248.26 votes.

Vote Required.    Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class. In addition, and although we are not necessarily obligated to do so, we are asking the holder of all of our preferred stock to approve the amendment to our certificate of incorporation in connection with the merger, and we have obtained such holder’s agreement to do so. Because such holder’s vote in favor of the merger will be deemed to constitute a vote in favor of the amendment to our certificate of incorporation, a separate proposal with respect to the amendment of our certificate of incorporation is not required. Certain directors and officers and Tail Wind, our preferred stockholder, have entered into voting agreements with infoUSA and us pursuant to which they have committed to vote all shares of our voting securities beneficially owned by them in favor of the merger proposal. Collectively, these individuals beneficially own an aggregate of 2,398,269 of our voting securities or collectively, 17% of all outstanding voting securities.

Quorum Requirement.    The presence, in person or by proxy, of shares of our stock representing a majority of the total voting power of the shares entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

Voting of Proxies

A form of proxy card for your use at the special meeting accompanies this proxy statement. You may use the proxy card that came with this proxy statement if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted “FOR” approval of the merger proposal in accordance with the recommendation of our board of directors. In that event, you will not have the right to dissent from the merger and exercise your dissenters’ rights under Delaware law. There are no matters other than voting on the merger agreement that are scheduled to be brought before the special meeting. If any other business is properly brought before the special meeting, the persons named in the proxy will vote the shares represented by proxies as determined in their discretion.

If the special meeting is adjourned for any reason prior to the approval of the merger, then the approval of the merger agreement may be considered and voted on by stockholders at any subsequently reconvened meeting.

Your vote is important. Please return your proxy card promptly so your shares can be represented, even if you plan to attend the meeting in person. You should not send any share certificates with your proxy card. If we complete the merger, you will be sent further information regarding the procedure for the exchange of certificates representing your common stock.

Revocation of Proxies

If you are a record holder of our common stock and you have given a proxy pursuant to this solicitation, you may still revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Secretary a written statement revoking it or by delivering a duly executed proxy bearing a later date. Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions. If you vote in favor of the merger proposal, you will not have the right to dissent and seek judicial determination of the fair value of your shares in accordance with Delaware law. If you do not send in your proxy card or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger proposal. Our stockholders should address any written notice of revocation and other communications about the revocation of our proxies to ClickAction, 2197 East Bayshore Road, Palo Alto, California 94303, Attention: Secretary.

Abstentions and Broker Non-Votes.    Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on the merger because the broker has not received specific instructions from the customer) will be counted for purposes of determining whether a quorum is present to transact business at the special meeting, but will not be counted as “cast” for purposes of determining whether the merger has been approved and, therefore, will have no effect with regard to the merger. Accordingly, our board of directors urges each stockholder to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

Solicitation of Proxies

This solicitation of proxies is made on behalf of our board of directors. We will pay all of the costs of soliciting the proxies as well as the cost of printing and mailing this proxy statement and the cost of filing the proxy statement with the SEC. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services, but who may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Solicitations or proxies may be made personally or by mail, telephone, facsimile or messenger. Moreover, we may pay persons holding shares of our common stock in their names or in the names of nominees, but not owning the shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.

Other Matters

We do not know of any matters, other than those described in this proxy statement, which may come before the special meeting. If any other matters are properly presented to the special meeting for action, we intend that the persons named in the enclosed form of proxy card will vote in accordance with their best judgment.

Rights of Dissenting Stockholders

Pursuant to section 262 of the Delaware law, a stockholder who desires to object to the merger and to receive the fair value of his or her shares of our stock in cash by following the procedure described below may do so by complying with the provisions of Delaware law pertaining to the exercise of dissenters’ rights. Only those stockholders entitled to vote on the merger are entitled to dissent and receive the fair value of their shares. As more fully discussed in the section entitled “The Special Meeting—Record Date and Voting Rights and Requirements,” all of the holders of our capital stock are entitled to vote on the merger and all of the holders may dissent and receive the fair value of their shares. The following is a summary of the provisions of Delaware law and it is qualified in its entirety by reference to Delaware law. A copy of the relevant provisions is attached to this proxy statement as Annex F.

It is a condition to the closing of the merger that not more than 5% of our outstanding shares of common stock are dissenting shares.

A written demand for appraisal of your shares must be delivered by you to us before the vote on the merger is taken. Your written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the merger. Voting against approval and adoption of the merger, abstaining from voting or failing to vote with respect to approval and adoption of the merger will not constitute a demand for appraisal within the meaning of section 262. By voting against approval and adoption of the merger or by abstaining from voting in favor of the merger, you may preserve your rights of appraisal as a dissenting stockholder.

If you elect to exercise your appraisal rights under section 262 you must not vote for approval and adoption of the merger. A vote against approval and adoption of the merger is not required in order for you to exercise your appraisal rights. However, if you return a signed proxy but do not specify a vote against approval and adoption of the merger or a direction to abstain, the proxy, if not revoked, will be voted for approval and adoption of the merger, which will have the effect of waiving your appraisal rights.

A demand for appraisal will be sufficient if it reasonably informs us of your identity and that you intend to demand appraisal. If your shares of our capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If your shares of our capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a ClickAction stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

If you elect to exercise your appraisal rights, you should mail or deliver your written demand to us at our executive offices set forth under the caption “Summary of the Merger—The Companies” on page 8 in this proxy statement or deliver your demand to us at the special meeting. The demand should specify your name and mailing address and the number of shares of our capital stock owned by you. It is your responsibility to ensure that your written demand exercising your appraisal rights is received by us before the vote is taken at the special meeting.

Within 10 days after the effective time of the merger, we must provide notice to all our stockholders who have complied with section 262(d), summarized above, and have not voted for approval of the merger.

Within 120 days after the effective time of the merger, any of our stockholders who have complied with the provisions of sections 262(a) and (d), summarized above, are entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our capital stock not voted in favor of approval and adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request for it has been received by us or within 10 days after expiration of the time for delivery of demands for appraisal under section 262(d), whichever is later.

Within 120 days after the effective time of the merger, either we or any holder of our capital stock who has complied with the required conditions of sections 262(a) and (d) and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of such holders shares of our capital stock. If a petition for an appraisal is timely filed, at a hearing on such petition, the court will determine which of our stockholders are entitled to appraisal rights and will appraise the shares of our capital stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the reorganization, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company . . . .” The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

If you are considering seeking appraisal you should be aware that the fair value of their shares determined under section 262 could be more than, the same as or less than the value of the consideration you would receive under the merger if you did not seek appraisal of your shares.

Both fairness opinions and appraisal proceedings review many different aspects of a company’s financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be, but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a “control premium” in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial finding of fair value attempts to ensure that each dissenting stockholder receives the substantial equivalent of his proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

The cost of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys’ fees and the fees and expenses of experts, be charged against the value of their shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

Any of our stockholders who have duly demanded appraisal in compliance with section 262 will not, after the effective time of the reorganization, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions, if any, on such shares payable to our stockholders of record as of a date prior to the effective time. Unless any of our stockholders revoke the exercise of their appraisal rights as described below, stockholders who demand appraisal rights will not be entitled to any payment for their shares under the merger agreement.

At any time within 60 days after the effective time of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms of the reorganization. After this period, you may withdraw your demand for appraisal only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the reorganization, your rights to appraisal will cease. As we have no obligation to file such a petition, if you desire to file such a petition, you are advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

The provisions of section 262 are technical in nature and complex. If you desire to exercise your appraisal rights and obtain appraisal of the fair value of your shares of our capital stock, you should consult legal counsel, since failure to comply strictly with the provisions of section 262 may defeat your appraisal rights.

THE MERGER

The following description of the merger does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is included in this proxy statement as Annex A and is incorporated herein by reference. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Background of the Merger

During the course of the last nine years, various members of our senior management and our predecessor companies have been involved from time to time in discussions with members of management of infoUSA, among others, regarding a variety of topics related to their businesses, including the possibility of, and potential benefits of, combining the companies.

On August 6, 2001, we engaged Wells Fargo Securities, LLC, a leading investment banking firm, to evaluate an overture from a potential strategic acquirer (code named “Alpha”) and to enter into preliminary discussions with four other potential acquirers, one of which was infoUSA and all of which had contacted us in the past regarding a potential acquisition. None of these potential acquirers were direct competitors but rather each was engaged in a complementary business. We provided, under non-disclosure agreements, detailed historical and projected financial information to these potential buyers and held meetings between management teams to evaluate the potential benefits of a potential merger or acquisition. In the midst of increasingly unfavorable market and industry conditions, particularly following the events of September 11, 2001, we continued to conduct negotiations with the four potential acquirers.

In October 2001, Wells Fargo Securities received a verbal indication from Alpha that it was willing to pay approximately $12.5 million for our company. The total market capitalization of our common stock on the day we received this verbal indication was approximately $10.9 million. Wells Fargo Securities immediately contacted the other potential buyers and found that none were willing to make a higher offer.

On October 23, 2001, our board of directors held its regular meeting at which it considered Alpha’s proposal and concluded that the offer was too low to warrant further discussion with Alpha given the current valuation metrics of competitors, our average stock price over the prior three months and the effect of our preferred stockholder’s potential claim to a $3 million liquidation preference which would reduce the common consideration to approximately $9 million, which was below the market value of our common stock at that time. Throughout the winter of 2001, we did not engage in substantive discussions with any potential acquisition partners.

On March 28, 2002, Mr. George Grant, our chief executive officer, Mr. Gregory Slayton, our chairman of the board of directors, and Mr. Lorne Groe of Wells Fargo Securities met to discuss additional strategic alternatives to maximize stockholder value, including the sale of the company or a possible business combination where we would be the acquirer. At the conclusion of the meeting, we amended the engagement letter with Wells Fargo Securities to expand the scope of their engagement to seek and contact a larger number of potential buyers and evaluate and recommend possible strategic business combinations with us as the acquirer.

On April 23, 2002, at a regular meeting of our board of directors, Wells Fargo Securities provided a list of approximately 35 potential acquirers and 17 acquisition candidates for strategic business combinations. Our board of directors approved both lists and requested that Wells Fargo Securities begin contacting the parties on these lists.

On May 7, 2002, Mr. Slayton received a letter from Mr. Gupta containing a proposal for the acquisition of all of our outstanding common and preferred stock by infoUSA for infoUSA common stock valued, at the time, at approximately $13.8 million. The total market capitalization of our common stock on that day was approximately $9.0 million.

On May 13, 2002, several members of our board of directors participated in a conference call to discuss the infoUSA proposal. Also in attendance was Mr. Groe of Wells Fargo Securities. Mr. Groe made a presentation regarding the infoUSA proposal, including various valuation metrics and the estimated consideration on a per common share basis taking into account the effect of our preferred stockholder’s liquidation preference, transaction costs and fully-diluted shares outstanding. Mr. Groe advised the board of directors that the current infoUSA proposal represented a below-market offer when the effect of the various rights, preferences and costs were taken into account. The board of directors directed our management to engage in further discussions with infoUSA and to convey the board’s concerns regarding the terms of the proposal.

On May 16, 2002, we received a letter from The Nasdaq Stock Market indicating that, as of March 31, 2002, we failed to satisfy the Nasdaq National Market’s listing criteria with respect to minimum net tangible assets or stockholders’ equity and that our shares were subject to delisting from the Nasdaq National Market.

On May 21, 2002, our board of directors met at a regular meeting and received an update from Mr. Groe as to the status of contacting potential buyers and potential acquisition targets.

On May 22, 2002, Mr. Gupta responded to Mr. Slayton’s letter indicating that infoUSA was unwilling to increase its offer.

On May 23, 2002, we received a second letter from The Nasdaq Stock Market indicating that our common stock would also be subject to delisting on August 21, 2002 from the Nasdaq National Market for failure to maintain a minimum bid price of $1.00.

Throughout late spring and early summer of 2002, representatives of Wells Fargo Securities and ClickAction made efforts to contact all 35 of the potential buyers and had preliminary discussions with representatives of 19 of these entities, including infoUSA. Twelve of the potential buyers indicated interest in further discussions and were provided detailed historical financial information and access to our management for discussions regarding our business and our future prospects. Five of these entities chose to engage in substantive dialogues with us, executed confidentiality agreements and received further financial information, including projections. We had preliminary due diligence meetings with three of these potential buyers, including infoUSA. One of the potential buyers that engaged in due diligence meetings (code named “Beta”) is a publicly-traded company and industry partner. The other potential buyer (code named “Gamma”) is a privately-held, venture backed industry partner.

On June 3, 2002, we received a letter from The Nasdaq Stock Market indicating that our application for listing on the Nasdaq SmallCap Market had been approved and, accordingly, that we would have until November 19, 2002 to regain compliance with the Nasdaq SmallCap Market’s minimum bid price requirement of $1.00.

On June 21, 2002, representatives of infoUSA met with Messrs. Slayton and Grant and Mr. Albert Liong, our acting chief financial officer, and Mr. Groe of Wells Fargo Securities at our offices to discuss preliminary due diligence matters and various proposed transaction structures.

On June 25, 2002, our board of directors met for a regular meeting and discussed the status and progress of efforts to sell the company with Mr. Groe.

On June 28, 2002, representatives of Beta met with Messrs Slayton, Grant and Liong and Mr. Groe of Wells Fargo Securities at our offices to discuss further due diligence matters and various proposed transaction structures. At the conclusion of this meeting, Beta proposed a business combination transaction structured as an asset purchase at a 30% premium to the then-current market price of our common stock, plus the liquidation preference of our preferred stock.

On July 5, 2002, we sent a letter to Beta in response to its proposal suggesting the deal be structured as a merger instead of an asset purchase. Our main objection to an asset purchase was that, under Delaware law, we would be required to hold back a significant portion of the purchase price for up to three years. We explained that, as a public company with a large and disparate stockholder base, this type of holdback would be virtually impossible to administer and was unlikely to be acceptable to our board or our stockholders.

On July 11, 2002, Messrs. Grant and Liong met with the chief executive officer of Gamma to discuss further our business and provide details for a potential deal structure.

On July 23, 2002, our board of directors met for a regular meeting and discussed the status and progress with the three potential buyers.

On July 24, 2002, a representative of Beta contacted Mr. Groe to inform him that Beta was no longer interested in pursuing a transaction with us, primarily because when they began the discussions with us they mistakenly believed that we owned the email addresses and other customer data of our email marketing clients.

On August 6, 2002, Mr. Groe telephoned Gamma to arrange a conference call among our and Gamma’s representatives to discuss preliminary matters. Later than day, Messrs. Grant and Liong and Mr. Groe joined a teleconference with representatives of Gamma to discuss possible business combination transactions.

On August 7, 2002, representatives of Gamma met with Messrs. Grant and Liong and Mr. Groe of Wells Fargo Securities at our offices to discuss preliminary due diligence matters and various proposed transactions structures. After the conclusion of the meeting, Gamma provided a written offer for an asset purchase transaction with total consideration of up to $7.2 million in cash of which the common stock would receive an aggregate of approximately $4.2 million. However, Gamma proposed that this consideration be paid over a two year period from the close of the transaction as a percentage of our revenue during that period. The revenue percentage to be paid ranged from 15% to 30% depending upon the type of revenue recognized.

Also on August 7, 2002, Mr. Groe telephone Mr. Gupta of infoUSA to discuss further possible combination transactions. Following this conversation, Mr. Gupta provided us with a proposed term sheet by facsimile for an acquisition by reverse triangular merger for a cash purchase price of $4.5 million for all of our outstanding common and preferred stock, subject to an adjustment based on changes in working capital. In addition, we would pay all of our costs related to the transaction. Although an adjustment based on fluctuations in working capital was discussed as a term, it was given no specific definition during this discussion.

On August 15, 2002, infoUSA provided us with a revised proposed term sheet which also proposed that $1.0 million of the purchase price be held in escrow for a period of two years and that our representations and warranties contained in the merger agreement would survive the merger for a period of two years.

On the morning of August 19, 2002, at a special meeting, our board of directors discussed the infoUSA proposal and recommended that our management and Mr. Groe move forward to effect the transaction on the terms originally expressed by infoUSA and without an escrow or the survival of the representations and warranties.

Later that day, Messrs. Grant and Liong, of ClickAction, Mr. Cook of Orrick, Herrington & Sutcliffe LLP and Mr. Groe joined a teleconference with representatives of infoUSA to discuss the proposed term sheet and the terms of a no-shop provision. Later that evening, infoUSA provided us with a proposed no-shop agreement.

On August 20, 2002, our board of directors held a special meeting to discuss the status of negotiations with infoUSA and directed Mr. Grant to enter into the no-shop agreement with infoUSA and to discontinue discussions with other potential bidders as the board of directors believed, based on a comparison of the financial terms of the various proposed transactions and the other factors discussed below under “Reasons for the Merger—Recommendation of ClickAction’s Board of Directors,” that the infoUSA offer was the best offer.

On August 20, 2002, Messrs. Groe, Grant and Slayton continued their telephonic discussions with Mr. Gupta. Later that day, the parties executed the no-shop agreement and Heller, Ehrman, White & McAuliffe LLP, counsel to infoUSA, provided us with a list of documents that they wished to review and information that they wanted us to provide.

On August 22, 2002, representatives of infoUSA and their counsel met with our representatives and our counsel at the San Francisco offices of Orrick, Herrington & Sutcliffe LLP to begin reviewing the assembled documents and information in response to infoUSA’s request.

On August 23, 2002, Heller, Ehrman, White & McAuliffe LLP provided us with an initial draft of the agreement and plan of merger. On that same date, we requested that Wells Fargo Securities begin preparing a fairness opinion in connection with the proposed merger transaction.

On August 26, 2002, our representatives and our counsel and financial advisor met with representatives of infoUSA and their counsel at the San Francisco offices of Heller, Ehrman, White & McAuliffe LLP to discuss the initial draft of the merger agreement. The main issues discussed at this meeting related to due diligence matters, the structure of the preferred stock settlement, the working capital adjustment to the merger consideration, our ability to accept a superior acquisition proposal, the amount and events triggering a break-up fee, survival of the representations and warranties and whether a portion of the merger consideration should be placed in escrow to secure our obligation to indemnify infoUSA for breaches of representations and warranties. No agreement on any of these terms was reached during this meeting.

On August 27, 2002, Mr. Grant contacted Mr. David Crook, Tail Wind’s investment manager, and explained to him the terms of the infoUSA term sheet under the terms of a confidentiality agreement that we had previously entered into with Tail Wind. Messrs. Grant and Crook also discussed the amount that Tail Wind would receive in connection with the infoUSA merger transaction for its shares of our preferred stock and its warrant to purchase shares of our common stock. Later that day, Mr. Cook sent a letter to Mr. Crook that explained our position that Tail Wind was not entitled to a liquidation preference in connection with the proposed infoUSA merger transaction. The certificate of designations for our preferred stock provides that a liquidation preference of approximately $3 million must be paid to the holder of such preferred stock upon the dissolution or liquidation of our company. We took the position that the proposed infoUSA merger did not constitute a dissolution or liquidation of our company.

On August 29, 2002, Mr. Cook received a letter from counsel to Tail Wind indicating that Tail Wind strongly disagreed with our position that Tail Wind would not be entitled to receive the $3 million liquidation preference in connection with the infoUSA merger transaction and threatening legal action if we proceeded with the proposed transaction without the consent of Tail Wind.

On August 28, 2002, we provided infoUSA with our initial comments to the draft agreement and plan of merger. Our primary comments to the initial draft of the agreement and plan of merger related to the issues discussed at our meeting with infoUSA and its counsel on August 26, 2002.

During the week of September 2, 2002, there were a series of telephone calls between Mr. Grant of ClickAction and Mr. David Crook of Tail Wind and between our outside counsel and Tail Wind’s outside counsel with respect to a settlement with Tail Wind, including the amount that it would receive in connection with the merger. Although we continued to take the position that Tail Wind was not entitled to the $3 million liquidation preference, infoUSA indicated that it would not go forward with the merger without a settlement with Tail Wind. Ultimately, we arrived at a preliminary settlement to pay Tail Wind $2 million in connection with the infoUSA merger transaction.

On September 13, 2002, Messrs. Slayton, Grant and Liong of ClickAction and Mr. Groe of Wells Fargo Securities met with representatives of infoUSA and their counsel at infoUSA’s northern California offices. At this meeting, Vinod Gupta, infoUSA’s president, stated that infoUSA was reducing its offer to purchase our outstanding common stock and preferred stock from $4.5 million to $3.5 million based on various issues raised in the course of infoUSA’s and its accountants’ due diligence regarding our business, prospects and liabilities, including various litigation matters. In addition, Mr. Gupta indicated that infoUSA planned on revising its offer to provide for an escrow of a portion of the purchase price to cover our potential liabilities related to outstanding litigation matters, undercollection of accounts receivable, unknown accounts payable and breaches of representations and warranties.

On September 16, 2002, our board of directors held a special meeting to discuss the proposal by infoUSA to reduce the total merger consideration from $4.5 million to $3.5 million. Mr. Grant also reported that Mr. Gupta of infoUSA planned to speak with Mr. Crook of Tail Wind regarding a reduction in the proposed payment of $2 million to Tail Wind for all of its shares of our preferred stock and warrants to purchase shares of our common stock. Our board directed Mr. Grant to inform infoUSA that its offer must, at a minimum, provide for the payment of $0.20 per share to our common stockholders and to reject the request for an escrow of a portion of the purchase price.

During the period of September 16, 2002 through September 18, 2002, there were a series of conference calls between Mr. Grant and Mr. Groe and Mr. Crook of Tail Wind and between Mr. Gupta and Mr. Crook. As a result of these conference calls, Mr. Crook ultimately agreed to reduce the proposed payment for all of Tail Wind’s preferred stock from $2 million to $1.4 million. In addition, Mr. Gupta agreed that Tail Wind would also be entitled to receive payments equal to 8% of the net profits with respect to certain of our customers which are introduced to us by Gregory Slayton or Tail Wind.

During the period of September 24, 2002 through October 8, 2002, representatives of ClickAction and infoUSA along with their respective counsels had multiple meetings and conferences calls to discuss the open issues related to the merger, including the working capital and other adjustments to the merger consideration, the terms of the Tail Wind settlement, whether we or infoUSA would pay for certain hardware purchases and directors’ and officers’ liability insurance and infoUSA’s request that a portion of the purchase price be placed in escrow for two years to cover uncollected accounts receivable, unknown accounts payable, litigation liabilities and breaches of our representations and warranties.

During this same period, our outside counsel and Tail Wind’s outside counsel had a series of conference calls regarding the terms of the settlement agreement with Tail Wind. The main issues discussed related to the ability of Tail Wind to exercise its rights as a preferred stockholder prior to the closing of the merger and the amount of consideration payable to our common stockholders and our officers and directors in connection with the merger.

On October 6, 2002, members of our board of directors were provided drafts of the agreement and plan of merger, the Tail Wind settlement agreement and voting agreements.

On October 7, 2002, our board of directors held a special meeting. At this meeting, Mr. Cook summarized for the board the status of the negotiations and the final unresolved issues. Following discussion by the board of directors, Wells Fargo Securities rendered its oral opinion to the board of directors, which Wells Fargo Securities confirmed by delivery of a written opinion, dated October 8, 2002, to the effect that, as of October 8, 2002 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration that our common stockholders would receive in the merger was fair, from a financial point of view, to our common stockholders. After consideration of the presentations made by Wells Fargo Securities and after its deliberations, our board of directors approved the agreement and plan of merger and the related agreements and the transactions contemplated by those agreements, including the merger.

Throughout the day and into the evening on October 8, 2002, representatives of infoUSA, ClickAction and their respective outside legal counsel continued to negotiate the unresolved issues relating to the merger. In the early evening of October 8, 2002, the agreement and plan of merger and related agreements were executed and, shortly thereafter, infoUSA and ClickAction issued a joint press release announcing the proposed transaction.

Our Reasons for the Merger

In approving, and recommending that our stockholders approve and adopt, the merger agreement and the transactions contemplated thereby, including the merger and the amendment to our certificate of incorporation, our board of directors considered a number of factors that supported its approval and recommendation, including:

•	Our future prospects and possible alternatives to the proposed merger, including the prospects for, and challenges and risks associated with, continuing as an independent company;

•
The substantial decline in the market price of our common stock during the past two years and the view of our board of directors and management that there was substantial doubt as to whether the market price of our common stock would ever exceed the minimum per share merger consideration offered by infoUSA;

•
Our board’s and management’s view that there was substantial doubt as to whether we would be able to attain the minimum bid price required for our common stock to remain listed on the Nasdaq SmallCap Market;

•	The negative impact on our marketing and sales efforts resulting from the substantial uncertainty regarding our financial viability;

•	The fact that we expected continued annual net losses for the foreseeable future;

•
The fact that our access to further capital has been severely impacted by continued market volatility, the adverse performance of publicly-traded email marketing and online advertising companies, our obligations under the terms of our preferred stock issued in 2001 and the substantial decline in the market price of our common stock;

•
The fact that over the last six months, Wells Fargo Securities conducted an extensive effort to identify potential acquirers during which it contacted and provided information to 19 potential buyers with respect to a potential acquisition. Wells Fargo Securities received three written indications of interest, including infoUSA, and held due diligence sessions with all three prospective buyers but received no firm offers other than that received from infoUSA;

•	The fact that if the average closing bid price of our common stock during the fourth quarter of 2002 does not exceed $4.08 per share we would be required to:

•	issue a substantial number of additional shares of our common stock upon the automatic conversion of any outstanding shares of our preferred stock on January 2, 2003; and

•
pay on such conversion to the holder of our preferred stock a substantial cash payment, in twelve equal monthly installments, in an amount equal to the number of shares in excess of 19.9% of the total number of outstanding shares of our common stock as of March 30, 2001 multiplied by 107.5% of the closing bid price per share of our common stock on the day before the automatic conversion of our preferred stock.

•
The view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and that, as a result, the performance of our common stock would continue to decline;

•	The deteriorated status of the Internet advertising industry, which is experiencing drastically reduced revenues and loss of market value suffered by Internet companies;

•	The view of our board that, based on the level of interest shown by other potential acquirers, and our prior discussions with other potential acquirers, the merger agreement, and the transactions contemplated thereby, represented the most attractive alternative available to maximize stockholder value;

•
The historical market price and recent trading activity of our common stock, including the fact that, relative to the closing price of our common stock on October 8, 2002, the last full day of trading before the merger was announced, the total maximum per share consideration of $0.20 to be received under the terms of the merger agreement represents a 67% premium and the total minimum consideration per share consideration of $0.15 to be received under the terms of the merger agreement represents a 25% premium;

•	The likelihood that our common stock would be delisted from the Nasdaq SmallCap Market, further limiting the liquidity of our common stock;

•
The fact that if our common stock were delisted from the Nasdaq SmallCap Market, we would be required to repurchase, all outstanding shares of our preferred stock for a total purchase price of $3.6 million;

•
The opinions of Wells Fargo Securities, LLC, our financial advisor, that the consideration to be received under the terms of the merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders. Our board considered the opinion as a whole and did not select or focus on any specific portion of the opinion in reaching its approval and recommendation. The Wells Fargo Securities opinion is more fully described under the heading “The Merger—Opinion of Our Financial Advisor” on page 37;

•
The fact that the merger agreement provides for a prompt initial cash payment for all our shares which may be followed by a second payment if the amount of adjustments to the merger consideration is less than $650,000, thereby enabling our stockholders to obtain a substantial portion of the benefits of the transaction at the earliest possible time;

•	The reasonable likelihood of the consummation of the transactions contemplated by the merger agreement; and

•	The fact that the merger agreement permits our board of directors to approve a superior proposal from another buyer under certain circumstances.

Our board of directors also considered certain potentially adverse consequences of the merger, including the potential disruption of our business that could result from announcement of the merger, the uncertainties regarding our customers’ and employees’ perception of the merger and the possibility that the merger might not be consummated. In the view of our board of directors, however, those considerations were not sufficient, individually or in the aggregate, to outweigh the perceived favorable consequences and advantages of the merger.

The discussion of the information and factors considered by our board is not intended to be exhaustive, but includes the material factors considered. Our board did not find it practicable to, and did not, quantify or otherwise assign particular weight to or rank the specific factors it considered in approving the merger, the merger agreement and related agreements. In considering the factors described above, the individual members of our board may have given different weight to various factors. Our board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of Our Board of Directors

For the reasons discussed above, our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, us and our stockholders, especially in light of the view of our board that our financial performance is not expected to improve significantly over the short term as an independent entity and their consideration of the possible consequences in the absence of the merger, including our impending delisting from the Nasdaq SmallCap Market and the reset of our preferred stock conversion price at the end of the year, each of which are described more fully in the section of the attached proxy statement entitled “The Merger—Our Reasons for the Merger.” Our board of directors unanimously recommends that you approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation and recommends that you vote “FOR” approval of the merger and the transactions contemplated by the merger agreement, including the merger and the amendment to our certificate of incorporation.

When considering the recommendation of our board with respect to the merger agreement, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, your interests such as completion bonuses, severance payments and option acceleration. Please see “The Merger—Interests of Our Directors and Officers in the Merger.”

Opinion of Our Financial Advisor

We retained Wells Fargo Securities, LLC, to provide us with financial advisory services and a financial fairness opinion regarding the proposed transaction with infoUSA. Wells Fargo Securities was selected to act as our financial advisor on the basis of the firm’s reputation and expertise in transactions such as the merger. At the meeting of our board of directors on October 8, 2002, Wells Fargo Securities rendered its oral opinion, subsequently confirmed in writing, that as of October 8, 2002, and subject to and based on the considerations set forth in its written opinion, the consideration to be received at the closing of the merger by holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of Wells Fargo Securities’ opinion, dated as of October 8, 2002, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities, and attached as Annex B to this proxy statement. Our stockholders are urged to read this opinion carefully and in its entirety. Wells Fargo Securities’ opinion is directed to our board of directors, addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of common stock pursuant to the merger agreement, and does not address any other aspect of the merger or constitute a recommendation to any of our stockholders as to how to vote at the special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Wells Fargo Securities reviewed, among other things:

•	the merger agreement and exhibits thereto;

•	certain of our publicly available financial statements and other historical financial information provided by us that Wells Fargo Securities deemed relevant;

•
certain of our financial analyses and forecasts prepared by and reviewed with our management and the views of our senior management regarding our past and current business operations, results thereof, financial condition and future prospects;

•	a comparison of certain financial information with similar publicly available information for certain other publicly traded companies;

•	the financial terms of recent business combinations deemed generally relevant to its analysis; and

•	such other information, financial studies, analyses, investigations and other financial, economic and market criteria as Wells Fargo Securities considered relevant.

Wells Fargo Securities also considered the following issues, among others, relevant to our viability:

•	According to management, our marketing efforts have been negatively impacted by doubt surrounding our financial viability;

•	We expect continued net losses for the foreseeable future except during the 2002 election period when we will benefit from a major political marketing contract;

•
Our access to further capital has been severely impacted by continued market volatility, the adverse performance of publicly-traded email marketing and online advertising companies and our obligations under the terms applicable to our preferred stock;

•
The terms of our preferred stock will create a near term financial obligation on us that will absorb all our available liquidity. The preferred stock will automatically convert to common stock on January 2, 2003. The conversion price is based on the average price of the common stock during the calendar fourth quarter of 2002. The number of shares issuable upon conversion is subject to limitations related to the holder’s percentage ownership; and

•
Wells Fargo Securities conducted an extensive marketing effort to identify potential acquirers. Over the last six months, Wells Fargo Securities contacted and provided information to 19 potential buyers with respect to a potential acquisition. It received three written indications of interest, including infoUSA, and held due diligence sessions with all three prospective buyers but received no firm offers other than that received from infoUSA.

In rendering its fairness opinion, Wells Fargo Securities assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Wells Fargo Securities did not assume any responsibility or liability therefor. Wells Fargo Securities did not make an independent evaluation or appraisal of our specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ClickAction or any of our subsidiaries, or the collectibility of any such assets, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Wells Fargo Securities was advised by our management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance and have assumed that such performances will be achieved. Our management did not produce long-term financial projections beyond December 2002. As a result, Wells Fargo Securities was unable to perform a discounted cash flow analysis. Wells Fargo Securities also assumed that there has been no material change in our assets, results of operations, financial condition, business or prospects since the date of the last financial statements made available to it.

Wells Fargo Securities assumed in all respects material to its analysis that:

•	we will remain a going concern for all periods relevant to its analyses;

•	all of the representations and warranties contained in the merger agreement and all related agreements are true and correct;

•	each party to such agreements will perform all of the covenants required to be performed by such party under such agreements;

•	the conditions precedent in the merger agreement are not waived;

•	the merger will be completed in a timely fashion; and

•	the final terms will not vary materially from the merger agreement.

Comparable Company Analysis

Using publicly available information, Wells Fargo Securities compared selected financial information for us to that of selected publicly-traded companies in the email marketing and online advertising industries that Wells Fargo Securities deemed comparable. Such comparable companies included Avenue A, Inc., DoubleClick, Inc., Digital Impact, Inc., eGain Communications Corporation, KANA Software, Inc., Net Perceptions Inc., Primus Knowledge Solutions, Inc., 24/7 Media, Inc., ValueClick, Inc. and Cross Media Marketing Corporation.

This analysis showed enterprise and equity values that resulted in the following multiple ranges and implied common merger consideration per share values:

METRIC	Min Max	Implied Common Merger Consideration Per Share Range(3)	Median	Implied Common Merger Consideration Per Share Range(3)	Harmonic Mean	Implied Common Merger Consideration Per Share Range(3)

Enterprise Value as a Multiple of:

LTM Revenue (based on 6/30/02 balance sheet)(1)	0.1x – 1.5x	$0.08 – $1.10	0.4x	$0.30	0.3x	$0.22

LTM Revenue (based on 11/30/02 estimated balance sheet)(2)	0.1x – 1.5x	$0.07 – $1.08	0.4x	$0.28	0.3x	$0.21

2002 Revenue (based on 6/30/02 balance sheet)(1)	0.1x – 1.7x	$0.11 – $1.44	0.4x	$0.32	0.3x	$0.24

2002 Revenue (based on 11/30/02 estimated balance sheet)(2)	0.1x – 1.7x	$0.10 – $1.43	0.4x	$0.31	0.3x	$0.23

Equity Value as a Multiple of:

6/30/02 Book Value	0.1x – 4.1x	$0.03 – $0.82	0.6x	$0.16	0.5x	$0.09

11/30/02 Estimated Book Value	0.1x – 4.1x	$0.02 – $0.56	0.6x	$0.08	0.5x	$0.06

(1)	Assumes net debt of ($1.41) million and Tail Wind settlement of ($1.40) million.
(2)	Estimated balance sheet provided by management and assumes net debt of ($1.23) million and Tail Wind settlement of ($1.40) million.
(3)	Based on an estimated 13.491 million shares outstanding.

Comparable Transaction Analysis

Wells Fargo Securities also analyzed selected transactions in which certain publicly held companies acquired other publicly held companies that Wells Fargo Securities deemed generally relevant. For this analysis, Wells Fargo Securities reviewed six transactions in the email marketing and online advertising industries announced since January 1, 2001, including:

•	ValueClick, Inc. / Be Free, Inc.

•	Cross Media Marketing Corp. / LifeMinders, Inc.

•	ValueClick, Inc. / MediaPlex, Inc.

•	United NewVentures (UAL Corp.) / MyPoints.com, Inc.

•	DoubleClick, Inc. / MessageMedia, Inc.

•	KANA, Inc. / Broadbase Software, Inc.

This analysis of comparable transactions generated the following implied common merger consideration per share values:

METRIC	Min Max	Implied Common Merger Consideration Per Share Range(4)	Median	Implied Common Merger Consideration Per Share Range(4)	Harmonic Mean	Implied Common Merger Consideration Per Share Range(4)

Enterprise Value as a Multiple of:

LTM Revenue (based on 6/30/02 balance sheet)(1)	0.2x – 1.0x	$0.15 – $0.76	0.4x	$0.30	0.4x	$0.28

LTM Revenue (based on 11/30/02 estimated balance sheet)(2)	0.2x – 1.0x	$0.14 – $0.75	0.4x	$0.29	0.4x	$0.26

Equity Value as a Multiple of:

6/30/02 Book Value	0.5x – 1.4x	$0.14 – $0.44	0.9x	$0.29	0.8x	$0.26

11/30/02 Estimated Book Value	0.5x – 1.4x	$0.14 – $0.44	0.9x	$0.29	0.8x	$0.26

Premiums Paid Analysis:

1-Day Premium / (Discount)(3)	30% – 74%	$0.18 – $0.25	39%	$0.20	42%	$0.20

30-Day Premium / (Discount)(3)	(61% – 221%)	$0.09 – $0.71	46%	$0.32	NM	NM

(1)	Assumes net debt of ($1.41) million and Tail Wind settlement of ($1.40) million.
(2)	Estimated balance sheet provided by management and assumes net debt of ($1.23) million and Tail Wind settlement of ($1.40) million.
(3)	Implied ClickAction value per share based on closing price on 10/07/02.
(4)	Based on an estimated 13.491 million shares outstanding.

No company or transaction utilized in Wells Fargo Securities’ comparable companies analysis or comparable transaction analysis as a comparable company or a comparable transaction is identical to us or the merger. Accordingly, an analysis of the above results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and trends and other factors that could affect the public trading value of companies to which they are being compared or the affect of the merger. In evaluating the comparable companies and comparable transactions, Wells Fargo Securities made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, as well as the assumed absence of any material adverse change in our financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining the median and harmonic mean, is not, in itself, a meaningful method of using comparable publicly traded company data.

In connection with the review of the merger by our board of directors, Wells Fargo Securities performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Wells Fargo Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Wells Fargo Securities believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Wells Fargo Securities may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wells Fargo Securities’ view of our actual value.

In performing its analyses, Wells Fargo Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in Wells Fargo Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Wells Fargo Securities’ analysis of the fairness of the consideration to be received by the holders of shares of common stock. The analyses do not purport to be appraisals or to reflect the prices at which our common stock might actually trade. The consideration to be paid by infoUSA and other terms of the merger agreement were determined through arm’s length negotiations between us and infoUSA and were approved by our board of directors. Wells Fargo Securities provided advice to us during such negotiations. However, Wells Fargo Securities did not recommend any specific consideration to ClickAction or that any specific consideration constituted the only appropriate consideration for the merger.

Wells Fargo Securities’ opinion was one of the many factors taken into consideration by our board of directors in making its determination to approve the merger. Wells Fargo Securities’ analyses summarized above should not be viewed as determinative of the opinion of our board of directors with respect to our value or of whether our board of directors would have been willing to agree to a different acquisition price or form of consideration.

In connection with its initial engagement of Wells Fargo Securities in August of 2002, we paid Wells Fargo Securities a fee of $75,000 and an additional $75,000 when it rendered its opinion on October 8, 2002. We will also pay Wells Fargo a separate fee of $187,000 for financial advisory services when the merger occurs. We will also reimburse Wells Fargo Securities for its reasonable expenses, including fees and disbursements of its counsel, and indemnify it and related parties against liabilities, including liabilities under federal securities law, relating to, or arising out of, its engagements. Wells Fargo Securities, a division of Wells Fargo & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses, and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and other corporate transactions. In the past, affiliates of Wells Fargo & Company have also provided certain other investment banking services for ClickAction and have received compensation for such services. Wells Fargo & Company has provided, and may provide in the future, commercial banking and investment management services to infoUSA and its affiliates.

Certain Effects of The Merger

At the effective time of the merger, the certificate of incorporation and bylaws of Kapalua Acquisition Corp. will become the certificate of incorporation and bylaws of the surviving corporation in the merger. As a result of the merger, our entire equity interest will be beneficially owned by infoUSA. Following the merger, our stockholders will no further rights as a stockholder or interest in us except their right to receive the cash merger consideration for their shares. Furthermore, under the terms of the merger agreement, all of our options and warrants outstanding as of the effective date of the merger will be cancelled.

In addition, our common stock will no longer be traded on the Nasdaq SmallCap Market and price quotations with respect to sales of shares in the public market will no longer be available. The registration of our common stock under the Exchange Act will be terminated, and this termination will eliminate our obligation to file periodic financial and other information with the SEC and will make most other provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) under the Exchange Act and the requirements of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable.

The receipt of cash pursuant to the merger will be a taxable transaction. See “The Merger—Material Federal Income Tax Consequences.”

Interests of Our Directors and Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger proposal, stockholders should be aware that certain of our officers and directors have interests in connection with the merger that present them with actual or potential conflicts of interest. Our board of directors was aware of these matters, which are discussed below, and considered them in connection with its consideration and approval of the merger.

Bonus and Severance Arrangements Under Our Change of Control Severance Plan

On August 2, 2002, our board of directors amended our change of control severance plan which provides certain benefits to our employees in the event of a change in control transaction such as the merger. Under this plan, as amended, George Grant, our chief executive officer, will receive a bonus in the amount of $25,000 and Albert Liong, our senior vice president of finance, will receive a bonus in the amount of $15,000 upon the successful completion of the merger.

Under the change of control severance plan, our employees may be eligible for the following benefits if they are terminated involuntarily and without cause within six months following a change of control transaction such as the merger:

•	our chief executive officer, senior vice presidents and vice presidents shall receive a lump sum payment equal to six months base salary;

•	our director level employees shall receive a lump sum payment equal to four months base salary;

•	our manager level employees shall receive a lump sum payment equal to three months base salary; and

•	all other employees shall receive a lump sum payment equal to two months base salary.

Our board of directors may amend or terminate the change of control severance plan at any time, provided, however, that for the period of six months following a change of control, the plan may not be amended or altered in any way.

Severance Arrangements Under Existing Employment Agreements

On August 2, 2002, we entered into executive separation agreements with George Grant, our chief executive officer, and Kentyn Reynolds, our senior vice president of technology. In the event that either officer’s employment is terminated involuntarily and without cause, that officer is entitled to separation pay equal to six months salary and benefits in addition to any other benefits they may be entitled to receive under our change of control severance plan. Mr. Grant and Mr. Reynolds, however, will not be eligible to receive these benefits if they receive any benefits in connection with an involuntary termination under our change of control severance plan.

Stock Options

Certain of our directors and officers hold options to purchase shares of our common stock. All outstanding options will accelerate and become fully exercisable as a result of the merger. Options not exercised prior to the merger will be cancelled.

All of the options held by directors and officers have exercise prices in excess of the per share merger consideration. We do not anticipate that any options will be exercised or that any benefit will be derived from the acceleration of the options held by our directors and officers as a result of the merger. However, we do anticipate that one stockholder will exercise an option for 6,968 shares with an exercise price of $0.14 per share.

Material Federal Income Tax Consequences

The following summarizes the material federal income tax consequences to our common stockholders of consummation of the merger. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of consummation of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, including, without limitation, rules relating to our stockholders who

•	are not citizens or residents of the United States,

•	are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, or

•	acquired their shares of our common stock pursuant to the exercise of options or otherwise as compensation.

In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. This discussion assumes you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

The receipt of the merger consideration by our stockholders will be a taxable transaction for federal income tax purposes. Each common stockholder will recognize gain or loss equal to the difference between the stockholder’s adjusted basis in the common stock surrendered in the merger and the amount of cash received therefor. Such gain or loss generally will be a capital gain or loss provided that the stockholder held the common stock as a capital asset. Capital gain or loss will be treated as long-term capital gain or loss if the stockholder held the common stock for more than one year at the time of the merger. Long-term capital gain recognized by a non-corporate stockholder is generally subject to federal income tax at a maximum rate of 20%. In addition, a stockholder may be limited in its ability to use capital losses to offset ordinary income.

Payments made to a stockholder in connection with the merger may be subject to backup withholding at a rate of thirty percent (30%). Backup withholding generally applies if a stockholder:

•	fails to furnish its Taxpayer Identification Number, or TIN,

•	furnishes an incorrect TIN,

•	fails properly to report interest or dividends, or

•	under certain circumstances, fails to provide a certified statement, under penalty of perjury, that the TIN provided is correct and such holder is not subject to backup withholding.

The amount of any backup withholding from a payment to a stockholder is allowed as a credit against the stockholder’s federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding. You should consult your tax advisor to determine whether you are subject to backup withholding, whether you qualify for exemption, and the procedure for obtaining such an exemption.

You will need to decide whether to report the receipt of merger consideration under the installment method of reporting. In general, unless a taxpayer elects otherwise, gain from the sale of property must be reported on the installment method if the taxpayer has a right to receive a payment after the close of its taxable year. Depending on whether and to what extent adjustments are made to the merger consideration, common stockholders may have the right to receive a portion of the merger consideration after the close of the taxable year in which the merger becomes effective.

The installment method generally permits a taxpayer to recognize gain on a sale in the year each payment is made, in proportion to the amount of the payment. A portion of any payment received after the close of the taxable year in which the merger becomes effective is treated as imputed interest income and reduces the amount of gain (or increases the amount of loss) otherwise recognizable. The imputed interest income is subject to taxation at ordinary rates.

The portion of each payment that is treated as gain is determined by multiplying the principal amount of the payment (excluding the portion of such payment treated as interest income under the imputed interest rules described below) by the “gross profit ratio.” The “gross profit ratio” is the ratio that (1) the selling price less the stockholder’s adjusted basis in the surrendered common stock bears to (2) the total selling price of the stockholder’s surrendered common stock. When a maximum selling price is stated, tax rules generally require a stockholder to assume, for purposes of calculating the selling price and the gross profit ratio, receipt of the maximum possible amount of sale proceeds at the earliest possible times under the terms of the merger agreement. The selling price does not include amounts treated as interest income under the imputed interest rules described below.

The portion of the payment that is treated as imputed interest income is determined by applying a specified discount rate (the appropriate applicable federal rate) to the amount of the payment, from the date the payment becomes fixed to the closing date of the merger. The discounted amount is then subtracted from the amount of the payment, and the remainder is treated as interest income.

If a payment is received after the close of the taxable year in which the merger becomes effective, but does not equal or exceed the amount of the stockholder’s basis in the surrendered common stock, or if no additional payment is made, a stockholder using the installment method would recognize a loss when that payment is made or it has been determined that no additional payment will occur.

If a stockholder using the installment method has installment receivables of more than $5 million that remain outstanding as of the end of a taxable year (determined by aggregating all sales of any property, including the surrendered shares of our common stock, that have a sales price greater than $150,000), additional annual interest charges may be imposed on the portion of the stockholder’s tax liability that is deferred as a result of using the installment method.

A stockholder may instead elect out of the installment method and report the entire amount of the merger consideration as amounts received in the year of the merger, including the amount of cash and the fair market value of the contingent payment to be received after any adjustments are made to the merger consideration.

You should consult with your tax advisor about the tax consequences of the merger and whether or not to opt out of the installment method in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Rights of Dissenting Stockholders

Pursuant to section 262 of the Delaware law, a stockholder who desires to object to the merger and to receive the fair value of his or her shares of our stock in cash by following the procedure described below may do so by complying with the provisions of Delaware law pertaining to the exercise of dissenters’ rights. Only those stockholders entitled to vote on the merger are entitled to dissent and receive the fair value of their shares. As more fully discussed in the section entitled “The Special Meeting—Record Date and Voting Rights and Requirements,” all of the holders of our capital stock are entitled to vote on the merger and all of the holders may dissent and receive the fair value of their shares. The following is a summary of the provisions of Delaware law and it is qualified in its entirety by reference to Delaware law. A copy of the relevant provisions is attached to this proxy statement as Annex F.

A written demand for appraisal of your shares must be delivered by you to us before the vote on the merger is taken. Your written demand must be separate from any proxy or vote abstaining from or voting against approval and adoption of the merger. Voting against approval and adoption of the merger, abstaining from voting or failing to vote with respect to approval and adoption of the merger will not constitute a demand for appraisal within the meaning of section 262. By voting against approval and adoption of the merger or by abstaining from voting in favor of the merger, you may preserve your rights of appraisal as a dissenting stockholder.

If you elect to exercise your appraisal rights under section 262 you must not vote for approval and adoption of the merger. A vote against approval and adoption of the merger is not required in order for you to exercise your appraisal rights. However, if you return a signed proxy but do not specify a vote against approval and adoption of the merger or a direction to abstain, the proxy, if not revoked, will be voted for approval and adoption of the merger, which will have the effect of waiving your appraisal rights.

A demand for appraisal will be sufficient if it reasonably informs us of your identity and that you intend to demand appraisal. If your shares of our capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If your shares of our capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a ClickAction stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

If you elect to exercise your appraisal rights, you should mail or deliver your written demand to us at our executive offices set forth under the caption “Summary of the Merger—The Companies” on page 8 in this proxy statement or deliver your demand to us at the special meeting. The demand should specify your name and mailing address and the number of shares of our capital stock owned by you. It is your responsibility to ensure that your written demand exercising your appraisal rights is received by us before the vote is taken at the special meeting.

Within 10 days after the effective time of the merger, we must provide notice to all our stockholders who have complied with Section 262(d), summarized above, and have not voted for approval of the merger.

Within 120 days after the effective time of the merger, any of our stockholders who have complied with the provisions of sections 262(a) and (d), summarized above, is entitled, upon written request, to receive from we a statement setting forth the aggregate number of shares of our capital stock not voted in favor of approval and adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request for it has been received by us or within 10 days after expiration of the time for delivery of demands for appraisal under section 262(d), whichever is later.

Within 120 days after the effective time of the reorganization, either we or any holder of our capital stock who has complied with the required conditions of sections 262(a) and (d) and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of such holders shares of our capital stock. If a petition for an appraisal is timely filed, at a hearing on such petition, the court will determine which of our stockholders are entitled to appraisal rights and will appraise the shares of our capital stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the reorganization, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court, in the context of litigation involving holders of common stock of a Delaware corporation, expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company . . . .” The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the relevant merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court held that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

If you are considering seeking appraisal you should be aware that the fair value of their shares determined under section 262 could be more than, the same as or less than the value of the consideration you would receive under the merger if you did not seek appraisal of your shares.

Both fairness opinions and appraisal proceedings review many different aspects of a company’s financial and business circumstances under accepted valuation techniques, but the perspectives differ. A determination that a transaction is fair from a financial point of view may be based on a finding that the price term of a transaction falls within a range of values that would be fair for other companies involved in similar types of transactions and circumstances. Such a finding does not determine what the best possible price would be, but looks at the transaction as a whole and determines whether entering the transaction is a reasonable business decision. In reaching the determination that an offered price is fair from a financial point of view, consideration is given to the fact that a purchaser of an entire company may be willing to pay a “control premium” in excess of the fair market value of the stock. A determination of fair value in an appraisal proceeding attempts to reduce all of the elements of value of a company to a set amount rather than focusing on the range of values in similar transactions. A judicial finding of fair value attempts to ensure that each dissenting stockholder receives the substantial equivalent of his proportionate interest in a company before the merger occurred. An appraisal proceeding does not attempt to consider the effects, if any, of the merger transaction itself on the value of the stock of a company.

The cost of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys’ fees and the fees and expenses of experts, be charged against the value of their shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

Any of our stockholders who have duly demanded appraisal in compliance with section 262 will not, after the effective time of the reorganization, have any rights in respect of shares subject to such demand except for appraisal rights and the right to receive payment of dividends or other distributions, if any, on such shares payable to our stockholders of record as of a date prior to the effective time.

At any time within 60 days after the effective time of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms of the reorganization; after this period, you may withdraw your demand for appraisal only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the reorganization, the your rights to appraisal will cease. As we have no obligation to file such a petition, if you desire to file such a petition, you are advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

The provisions of section 262 are technical in nature and complex. If you desire to exercise your appraisal rights and obtain appraisal of the fair value of your shares of our capital stock, you should consult legal counsel, since failure to comply strictly with the provisions of section 262 may defeat your appraisal rights.

Regulatory Requirements

We are not aware of any material government or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes required, we would seek the approval or action.

THE MERGER AGREEMENT

The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is included in this proxy statement as Annex A and is incorporated herein by reference.

Description of the Merger

Structure of the Merger

The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Kapalua Acquisition Corp. will merge with and into us. We will be the surviving corporation in the merger and will become a wholly-owned subsidiary of infoUSA.

Consideration to Be Received by Our Common Stockholders in the Merger; Cancellation of Certificates

On the effective date of the merger, each issued and outstanding share of our common stock will be converted into, and become exchangeable for, the right to receive the merger consideration in cash. infoUSA will pay the common stockholders a maximum aggregate amount of $2.7 million, subject to certain adjustments set forth in the merger agreement, each of which would reduce the consideration paid to common stockholders. The total maximum adjustment is $650,000. Based upon 13,498,316 shares of our common stock that we currently expect to be outstanding as of the effective time of the merger, our common stockholders are expected to receive a total of between $0.15 and $0.20 per share in up to two payments, depending on whether and to what extent, any adjustments are made.

Certificates representing shares of our common stock immediately prior to the merger will, after the merger is effective, represent only the right to receive, upon surrender of the certificate, the merger consideration as set forth above. Our stockholders will cease to have an equity interest in, or possess any rights as stockholders of ClickAction.

The Merger Consideration Adjustments

The maximum $2.7 million merger consideration payable to our common stockholders will be decreased, on a dollar for dollar basis, to the extent of the greatest of the following:

•	working capital (as defined below), as reflected on the closing balance sheet (as defined below), is less than $850,000;

•
cash, as reflected on the closing balance sheet, is less than $850,000 (or less than $600,000 if we have purchased servers satisfactory to infoUSA for cash prior to the effective time of the merger); or

•	total assets, as reflected on the closing balance sheet, are less than $3.5 million.

The maximum $2.7 million merger consideration payable to our common stockholders will be further decreased, on a dollar for dollar basis (but only to the extent that any such adjustments cause our working capital as of the closing date to fall below $850,000), for all:

•	accounts receivable reflected on the closing balance sheet which are not collected within 90 days after the effective date of the merger; and

•
accounts payable relating to the period prior to the effective date which were not reflected on the closing balance sheet and which become known to infoUSA or us prior to the 90th day following the effective date of the merger.

The merger agreement requires the surviving corporation of the merger to use commercially reasonable efforts to collect the accounts receivable reflected on the closing balance sheet within 90 days after the effective date of the merger.

The Cap on Merger Consideration Adjustments

The merger agreement provides that the aggregate adjustment to the merger consideration shall not exceed $650,000, which means that the aggregate merger consideration payable to our common stockholders will not be less than $2,050,000. Based upon 13,498,316 shares of our common stock that we currently expect to be outstanding as of the effective time of the merger, the minimum merger consideration to be received by our common stockholders would not be less than $0.15 per share.

Definitions Relevant to the Calculation of Adjustments to the Merger Consideration

The “closing balance sheet” is defined in the merger agreement as the balance sheet that we are required to deliver to infoUSA not more than three days and not less than one day prior to the closing date, which balance sheet shall:

•	include line items for working capital (as defined below) and total assets;

•	be prepared in accordance with generally accepted accounting principles, or GAAP, except for the modifications to GAAP specified in the definition of working capital.

The merger agreement defines “working capital” as our current assets minus our current liabilities as determined in accordance with GAAP, except that we must accrue (whether or not this would be consistent with GAAP) all costs incurred by us in connection with the merger agreement unless these costs have been paid by us prior to the effective time of the merger. In addition to attorney’s, accountants’ and investment banking fees and other costs incurred by us in connection with the merger, we are also required to accrue:

•
the cost of liability insurance (as defined below) or, if an estimated cost is not available, then $200,000 (unless liability insurance is acquired by us for cash prior to the effective time of the merger); and

•	$250,000 for the purchase of servers (unless new servers satisfactory to infoUSA are acquired by us for cash prior to the effective time of the merger).

“liability insurance” is defined in the merger agreement as representation and warranty insurance covering the representations and warranties made by us in the merger agreement other than with respect to our accounts receivable and accounts payable and loss mitigation insurance, with an aggregate coverage of $500,000 and other terms satisfactory to infoUSA.

Consideration to be Received by Our Preferred Stockholder

ClickAction, infoUSA and Tail Wind, the holder of all issued and outstanding shares of our preferred stock, have entered into a settlement agreement which provides, among other things, that Tail Wind will receive $1.4 million on the closing date of the merger, in full satisfaction of the preferred stockholder’s rights in the preferred stock, an outstanding warrant to purchase 135,750 shares of our common stock and any other rights it may have with respect to us. See “Agreements Related to the Merger Agreement—Tail Wind Settlement Agreement” on page 58.

Treatment of Our Stock Options, Warrants and Restricted Stock

Immediately prior to the effective time of the merger, each outstanding option granted by us to purchase shares of our common stock shall become fully vested and exercisable and all repurchase rights with respect to shares of restricted stock issued by us will lapse. All stock options not exercised prior to the effective time of the merger will be automatically terminated.

All of the options held by directors and officers have exercise prices in excess of the per share merger consideration. We do not anticipate that any options will be exercised or that any benefit will be derived from the acceleration of the options held by our directors and officers as a result of the merger.

Treatment of Employee Stock Purchase Plans

We will amend our 1999 Employee Stock Purchase Plan and 2000 Employee Stock Purchase Plan so that these plans and each purchase right granted under these plans will terminate as of the effective time of the merger.

The Effective Time

The merger will be effected by the filing of a certificate of merger with the Delaware Secretary of State are in accordance with the provisions of the Delaware General Corporation Law promptly after the closing of the merger. The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State or at the time specified in that certificate of merger.

Payment of Common Merger Consideration

On the closing date, infoUSA will deposit into an account with a paying agent the cash to be paid as the minimum merger consideration to the common stockholders, or $2,050,000. On that same date, infoUSA will deposit the amount referred to in the merger agreement as the “adjustment cap,” or $650,000, with the escrow agent. Promptly after the effective time of the merger, infoUSA will cause the paying agent to mail a letter of transmittal to each of our stockholders. The letter of transmittal will contain instructions on how to receive cash from the paying agent in exchange for outstanding shares of our common stock. Upon surrender of a stock certificate and the validly executed letter of transmittal to the paying agent pursuant to the instructions set forth in the letter of transmittal, the holder of each stock certificate will be entitled to receive an amount equal to $2,050,000 divided by the number of shares of our common stock outstanding immediately prior to the completion of the merger.

On the 100th day after the merger becomes effective (or, if such day is not a business day, then on the next business day), the escrow agent will deposit the balance of the escrow fund with the paying agent, after distributing to us the amount of any adjustments and any interest earned on the escrow fund. The paying agent will then distribute the balance of the escrow fund, if any, to the persons entitled to receive the merger consideration per share as adjusted less the minimum merger consideration previously paid.

Any merger consideration deposited with the paying agent that has remained unclaimed by our stockholders for one year and 100 days after the effective date of the merger will be paid to ClickAction, as the surviving corporation, upon demand. Thereafter, record holders of our common stock that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to ClickAction, as the surviving corporation, for payment of any merger consideration, without interest.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties to the agreement. None of these representations and warranties will survive beyond the effective time of the merger.

The merger agreement contains customary representations and warranties by us and each of infoUSA and Kapalua Acquisition Corp. as to, among other things:

•	due organization and good standing;

•	corporate authorization of the merger agreement and authorization to enter into the transactions contemplated thereby;

•	the binding effect of the merger agreement;

•	pending litigation, actions and proceedings;

•	governmental approvals and consents; and

•
conflicts, violations and defaults under its charter and bylaws, any other agreements or instruments, or any judgments, orders or laws as a result of the transactions contemplated by the merger agreement.

In addition, the merger agreement contains representations and warranties by us as to, among other things:

•	compliance with laws;

•	brokers’ fees, commissions or similar fees;

•	capitalization;

•	liens on outstanding capital stock;

•	obligations to repurchase, redeem or acquire our stock or that of our subsidiaries;

•	options, rights, subscriptions, warrants, preemptive rights, calls or commitments relating to our stock;

•	issuance of outstanding shares of our stock;

•	approval of the merger agreement by our board of directors;

•	receipt of a fairness opinion from our financial advisor;

•	SEC reporting;

•	this proxy statement;

•	financial statements;

•	conduct of business and material adverse changes or effects since June 30, 2002;

•	absence of undisclosed liabilities;

•	ownership and condition of tangible assets;

•	rights to intellectual property and other intangible assets;

•	employee benefit plans;

•	material contracts;

•	tax matters and compliance with relevant tax laws;

•	environmental matters;

•	real property and leases;

•	insurance;

•	accounts receivable;

•	labor matters;

•	customers and suppliers;

•	restrictions on business activities; and

•	full disclosure with no false or misleading statements.

Correspondingly, infoUSA represents and warrants in the merger agreement that, at all times through the effective time of the merger, it will have sufficient funds to perform its obligations under the merger agreement.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled “Representations and Warranties of Target” and “Representations and Warranties of Buyer and Merger Sub.”

Covenants under the Merger Agreement

Conduct of our Business

We have agreed that until the effective time of the merger, or unless infoUSA consents in writing, we will, and will cause our subsidiary to, conduct our operations in the ordinary course of business, consistent with past practice. In addition, until the effective of the merger we have agreed to not take any of the following actions unless infoUSA agrees in writing:

•	enter into, violate, extend, amend, or otherwise modify or waive the terms of certain contracts;

•	liquidate or dissolve us or our subsidiary;

•	acquire securities or any material amount of assets;

•	sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of our assets or properties;

•	issue or dispose of any securities;

•	make any changes in our capitalization;

•	declare any dividends or pay any distributions in respect of our capital stock or that of our subsidiary;

•	enter into any partnership, association, joint venture, joint development, technology transfer or other business alliance;

•	fail to renew certain insurance policies or to take any steps that would permit certain insurance policies to be canceled, terminated or materially altered;

•	maintain our books and records other than in the ordinary course of business consistent with past practice;

•	enter into any hedging, option, derivative or other similar transactions or any foreign exchange position or contract for the exchange of currency;

•	institute changes to accounting methods, principles or practices;

•	revalue any of our assets, including writing down the value of inventory or writing off accounts receivable;

•
make or change any elections, accounting methods, closing agreements, settlement of claims or assessments, or extensions or waivers of the limitations period applicable to claims or assessments, regarding taxes;

•	create or incur any indebtedness or assume responsibility for the obligations of another person;

•	suffer any damage, destruction or loss;

•	increase in any manner the compensation of our directors, officers or other employees;

•	pay or grant any severance or termination pay to any person;

•	enter into employment, consulting, indemnification or severance agreements and employee benefits plans;

•	amend our certificate of incorporation or bylaws;

•
effect or become a party to any mergers, consolidations, share exchanges, business combinations, recapitalizations, reclassifications of shares, stock splits, reverse stock splits or similar transactions;

•	make any capital expenditures exceeding $50,000 in the aggregate;

•	pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course consistent with past practice; and

•	accelerate the collections of amounts owed.

Our Other Covenants

The merger agreement also contains covenants by us relating to:

•	providing infoUSA with access to information about us;

•	obtaining stockholder approval of the merger agreement;

•	obtaining necessary third party consents, approvals and waivers;

•	obtaining indemnification and directors’ and officers’ liability insurance;

•	the delivery of voting agreements to infoUSA executed by Tail Wind and each of our executive officers and directors;

•	our SEC filings;

•	stockholder litigation;

•	the delivery of a closing balance sheet to infoUSA;

•	the resignation of our directors and officers;

•	notification to holders of unexercised stock options;

•	certain tax-related matters;

•	the termination of our 401(k) plan;

•	termination of our outstanding warrants or options; and

•	filing of tax returns.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled “Covenants.”

Mutual Covenants

The merger agreement contains a number of mutual covenants by us and infoUSA, including covenants relating to:

•	cooperation in the preparation and filing of this proxy statement;

•	notification of matters which would be likely to cause any condition to the obligations of the notifying party to effect the merger not to be fulfilled;

•
notification of communication from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement;

•	cooperation in the delisting of our common stock and terminating registration under the Securities Exchange Act of 1934, as amended;

•
each party using all reasonable efforts to do, or cause to be done, all things required to consummate and make effective the transactions contemplated by the merger agreement, including obtaining required third party consents, approvals and waivers;

•	consulting with each other before issuing any press release or public statements with respect to the merger; and

•	each party bearing their respective expenses incurred in connection with the merger agreement and the transactions contemplated thereby.

Covenants of infoUSA

The merger agreement contains covenants of infoUSA to:

•
allow our employees who become employees of infoUSA or one of its subsidiaries to participate in the employee benefit plans of infoUSA, and to the extent permitted under infoUSA’s employee benefit plans, to take into account for purposes of eligibility and vesting thereunder the service of such employees to the same extent such service was credited under our comparable benefit plans; and

•
in the event the merger agreement is terminated, for a period of one year from the date of such termination, refrain from soliciting the employment of any of our officers or senior managers who first became known to infoUSA during its evaluation of a possible transaction with us, without our prior written consent.

Post-Closing Covenant

The merger agreement provides that ClickAction, as the surviving corporation, will use commercially reasonable efforts to collect accounts receivable reflected on the closing balance sheet prior to 90 days after the effective date of the merger, and neither infoUSA nor the surviving corporation will take any actions which are reasonably likely to result in such accounts receivable not being collected prior to that date.

Conditions to the Merger

The parties’ respective obligations to complete the merger are subject to the satisfaction of each of the following conditions:

•	no applicable law shall be pending, enacted, entered, promulgated, enforced or threatened which prohibits the completion of the merger;

•	no governmental entity shall have instituted or threatened to institute any action seeking to enjoin, restrain or prohibit completion of the merger; and

•	a majority of the outstanding shares of our common stock shall have approved the merger agreement.

Our obligation to consummate the merger is subject to the satisfaction of the following additional conditions:

•
the representations and warranties made by infoUSA and Kapalua Acquisition Corp. in the merger agreement must be true and correct in all material respects at the time the merger is to become effective (except as to any representation or warranty which speaks as of a specific date, which must be true as of that date);

•	infoUSA and Kapalua Acquisition Corp. must have performed in all material respects all of the covenants required by the merger agreement to be performed by them on or before the closing; and

•
infoUSA and Kapalua Acquisition Corp. must have furnished an officer certificate certifying to compliance with the foregoing conditions regarding representations and warranties and performance of covenants.

The obligations of infoUSA and Kapalua Acquisition Corp. to consummate the merger are further subject to the following conditions:

•
our representations and warranties in the merger agreement must be true and correct in all material respects at the time the merger is to become effective (except as to any representation or warranty which speaks to a specific date, which must be true and correct as of the specific date);

•	we must have performed in all material respects all of the covenants required by the merger agreement to be performed by it before the closing;

•
no change, event or effect that is or is reasonably likely to become materially adverse to our affairs, business, operations, prospects, assets, condition or results of operations shall have occurred since the date of the merger agreement, with the exception of certain specified changes and events;

•
we must have furnished an officer certificate certifying to compliance with the foregoing conditions regarding representations and warranties, performance of covenants and approval by our stockholders;

•	all consents, approvals, notifications, disclosures, filings and registrations listed or required to be listed pursuant to the merger agreement must have been obtained or made;

•	receipt of a written opinion from our counsel dated the effective date of the merger, containing certain conclusions required by the merger agreement;

•
No litigation shall be pending or threatened relating to the merger, seeking to prohibit or limit infoUSA’s ability to vote or exercise its rights with respect to our common stock or which could materially and adversely affect our business or prospects;

•
certain key employees having remained continuously employed by us on substantially the same terms and with substantially the same responsibilities as on the date of the merger agreement and us not having any knowledge that any of the key employees has an intention to terminate his or her employment with us;

•	we must have, immediately prior to the effective time of the merger, working capital of not less than $850,000;

•	we must have, immediately prior to the effective time of the merger, total assets of not less than $3.5 million;

•
we must have, immediately prior to the effective time of the merger, cash of not less than $600,000, or not less than $850,000 in the event that we have not purchased computer servers satisfactory to infoUSA for cash prior to the effective time of the merger;

•	no more than 5% of our outstanding shares shall be dissenting shares;

•	Gregory Slayton shall have entered into an agreement with us amending or terminating his existing commission arrangement with us on terms satisfactory to infoUSA; and

•
there shall have been no indication that Tail Wind will not accept the $1.4 million settlement payment in full satisfaction of all of its rights, claims and obligations with respect to us or infoUSA (other than Tail Wind’s rights contemplated under the settlement agreement), and Tail Wind shall have taken no action to exercise any right it may have as a holder of our preferred stock or under any contract or arrangement with us, other than as permitted in the settlement agreement.

No Solicitation of Transactions by Us

Prior to the time the merger becomes effective, we have agreed to certain limitations on its ability to take action with respect to any acquisition proposal. Notwithstanding these limitations, we may respond to a superior acquisition proposal. As more fully defined in the merger agreement, the term “acquisition proposal” means a proposal regarding:

•
an acquisition of beneficial ownership of all or a material portion of the business of, or any material equity interest in, us or our subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving us or our subsidiary; or

•	an acquisition, lease, exchange, transfer, license or disposal of a material portion of our intellectual property rights.

The term “superior proposal” means any written proposal by a third party to acquire all of the shares of our common stock or all or substantially all of our assets, on terms which our board of directors, after receiving advice from our financial advisor, determines in good faith to be more favorable from a financial point of view to us and our stockholders than the merger.

We and each of our subsidiaries have ceased all discussions and negotiations with third parties regarding any acquisition proposal. Prior to the merger becoming effective, we have agreed not to solicit, initiate, or encourage or disclose directly or indirectly any information not customarily disclosed concerning our business and properties, or afford any access to our properties, books and records, to any person or group in connection with an acquisition proposal and have agreed not to enter into any agreement with respect to any acquisition proposal or approve any acquisition proposal.

Prior to the special meeting of our stockholders, we may, however, engage in discussions with and furnish information to a third party in response to an unsolicited superior proposal if our board of directors determines in good faith, based on the advice of our outside legal counsel that the failure to participate in those discussions or negotiations or to furnish such information would be inconsistent with the fiduciary duties of our board of directors under applicable law.

We have also agreed to provide infoUSA with information about any inquiries or proposals, or indications of desire to make a proposal that we receive with respect to an acquisition proposal from a third party. If we determine that we are required to provide any information to a third party as described above or receives an acquisition proposal, we must promptly inform infoUSA in writing that information is to be provided by us to such third party, and we will then furnish to infoUSA the identity of the recipient of the information or the person who submitted the acquisition proposal and the terms of the acquisition proposal.

We have agreed that our board of directors will not withdraw or modify or propose to withdraw or modify, in any manner adverse to infoUSA, the board’s approval or recommendation of the merger agreement and the merger, or approve or recommend, or propose to approve or recommend, any acquisition proposal which is not a superior proposal.

However, prior to the special meeting of our stockholders, we may enter into an acquisition agreement based on an unsolicited superior proposal and concurrently terminate the merger agreement if our board of directors determines after consultation with our outside legal counsel that the failure to terminate the merger agreement and accept the superior proposal would be inconsistent with the our board’s fiduciary duties under applicable law. In such a circumstance, we must notify infoUSA in writing that it is terminating the merger agreement to accept a superior proposal. If infoUSA has not made a reasonably equivalent proposal within 72 hours of such written notice, and the merger agreement is terminated by us in order to accept the superior proposal, we are required to pay to infoUSA a termination fee of $400,000 and actual merger-related expenses. See “—Termination of the Merger Agreement.”

Termination of the Merger Agreement

The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the effective time, whether before or after approval of the merger agreement by our stockholders:

•	by mutual written consent of the parties;

•
by either infoUSA or us, if the merger has not become effective on or before December 31, 2002, which date may be extended by mutual consent of the parties; except that the right to terminate the merger agreement for that reason is not available to any party responsible for the delay;

•	by either infoUSA or us, if any law has been enacted, entered or promulgated prohibiting the consummation of the merger;

•
by either infoUSA or us, if a court of competent jurisdiction or other governmental entity has issued a final order, decree, ruling or injunction restraining, enjoining or otherwise prohibiting the merger;

•	by either infoUSA or us, if the merger agreement fails to receive the requisite vote by our stockholders at the special meeting;

•
by infoUSA, if we have materially breached or failed to comply in any material respect with any covenant, representation, warranty or agreement contained in the merger agreement and the breach is not cured within 30 days following written notice of the commission of the breach;

•
by infoUSA if our board of directors has failed to recommend the approval of the merger agreement to our stockholders or has withdrawn, amended or modified in a manner adverse to infoUSA its recommendation of the merger agreement;

•
by infoUSA if a tender offer for any of the outstanding shares of our stock is commenced prior to the special meeting of our stockholders, and within the time required by Rule 14e-2(a) under the Exchange Act, our board of directors fails to recommend against acceptance of, or takes no position with respect to, or states its inability to take a position with respect to, such tender offer;

•	by infoUSA if we or our board of directors takes any position with respect to any acquisition proposal by a third party other than a recommendation to reject such acquisition proposal;

•	by infoUSA if our board of directors resolves to accept, accepts or recommends to the our stockholders a superior proposal;

•
by us, if infoUSA or Kapalua Acquisition Corp. has materially breached any representation, warranty, covenant, or agreement contained in the merger agreement and the breach is not cured within 30 days following written notice of the breach; or

•
by us, if our board of directors accepts or recommends to our stockholders a superior proposal, provided that we have given written notice of such superior proposal and infoUSA has not made a reasonably equivalent proposal within 72 hours of such written notice.

Termination Fees and Expenses

Pursuant to the merger agreement, us or infoUSA may be required to pay a termination payment and/or expenses to the other party in the following amounts and in the following events:

•
In the event infoUSA terminates the merger agreement due to (i) the failure by us to recommend the approval of the merger agreement to our stockholders or our withdrawal, amendment or modification of its recommendation of the merger agreement in a manner adverse to infoUSA; (ii) the commencement of a tender offer for any of the outstanding shares of our stock prior to the special meeting of our stockholders, and within the time required by Rule 14e-2(a) under the Exchange Act, our board of directors fails to recommend against acceptance of, or takes no position with respect to, or states its inability to take a position with respect to, such tender offer; (iii) the taking of any position by us or our board of directors with respect to any acquisition proposal by a third party other than a recommendation to reject such acquisition proposal; (iv) our board of directors resolving to accept, accepting or recommending to our stockholders a superior proposal; or (v) our breach of its covenant not to solicit an acquisition proposal from a third party, then in any such event, we will be required to pay to infoUSA a termination fee of $400,000 plus all of the expenses incurred by infoUSA in this transaction.

•
In the event we terminate the merger agreement by accepting or recommending to our stockholders a superior proposal, then in such event, we will be required to pay to infoUSA a termination fee of $400,000 plus all of the expenses incurred by infoUSA in this transaction.

•
In the event infoUSA terminates the merger agreement due to our failure to comply with the closing condition regarding working capital, total assets and cash, and the failure is in an amount of $150,000 or more, then in such event, we will be required to pay to infoUSA all of the expenses incurred by infoUSA in this transaction.

•
In the event infoUSA or we terminate the merger agreement due to a failure of our stockholders to approve the merger agreement at a special meeting, then in such event, we will be required to pay to infoUSA the expenses incurred by infoUSA in this transaction, which expenses shall not exceed $500,000, provided, however, that if within 6 months of the date of termination of the merger agreement due to a negative stockholder vote, any person acquires a majority of our voting stock, then in such event, we will be required to pay to infoUSA a termination fee equal to $400,000 less any termination fee previously paid upon the closing of such transaction.

In each case, any termination fee and/or expenses which are required to be paid under the merger agreement must be paid not later than two business days after the delivery of a written notice setting forth the expenses incurred by infoUSA. Except as provided above, the merger agreement provides that if the merger agreement is not consummated, infoUSA and Kapalua Acquisition Corp., on the one hand, and us, on the other hand, will bear their respective fees and expenses relating to the merger.

AGREEMENTS RELATED TO THE MERGER AGREEMENT

This section of the proxy statement describes our settlement agreement and voting agreements. Although we believe that this description covers the material terms of these agreements, this summary may not contain all the information that is important to you. The settlement agreement is included as Annex C to this proxy statement. The voting agreements are included as Annexes D and E to this proxy statement. We urge you to read the settlement agreement and the voting agreements carefully. This summary is qualified in its entirety by reference to the full text of the settlement agreement, the voting agreement, and the voting agreement with The Tail Wind Fund Ltd., which we refer to as the Tail Wind voting agreement.

Tail Wind Settlement Agreement

In connection with the merger agreement, us, infoUSA and The Tail Wind Fund Ltd., the holder of all of the outstanding shares of our preferred stock, entered into a settlement agreement dated October 8, 2002 pursuant to which Tail Wind will receive $1.4 million in cash in exchange for:

•	all of its shares of our preferred stock outstanding on the effective date of the merger, and

•	an outstanding warrant to purchase 135,750 shares of our common stock.

The settlement agreement provides that, notwithstanding anything to the contrary set forth in our certificate of designations regarding the rights of the preferred stock, the payment to Tail Wind will constitute full satisfaction of Tail Wind’s rights in the preferred stock, the warrant and any other rights it may have with respect to us. The settlement agreement also contains a general mutual release of claims by us and Tail Wind.

The settlement agreement also provides that Tail Wind will enter into a participation agreement with us pursuant to which Tail Wind would be entitled to receive payments equal to 8% of the net profits with respect to certain of our customers which are introduced to us by Gregory Slayton or Tail Wind.

Pursuant to the terms of the settlement agreement, Tail Wind also agreed to:

•	waive, during the term of the settlement agreement, its rights as our preferred stockholder other than the right to vote on the merger,

•	refrain from converting the preferred shares into common shares prior to the termination date of the merger, and

•
refrain from transferring any of the preferred shares or the warrant prior to the earlier to occur of the effective date of the merger or the termination of the merger, unless, prior to the effective date of such transfer, Tail Wind delivers to us:

•	written notice of the proposed transfer, including its terms and conditions;

•	the stock certificate for the preferred shares or the warrant; and

•
an agreement, reasonably satisfactory to us, executed by the transferee pursuant to which the transferee agrees to perform Tail Wind’s obligations under the settlement agreement and the Tail Wind voting agreement.

The settlement agreement will automatically terminate, as if it had not been entered into, upon:

•
amendment of the merger agreement to increase any payments, distributions or other consideration with respect to the shares of our common stock without proportionally increasing the payment to Tail Wind,

•	termination of the merger agreement; or

•	the failure of Tail Wind to receive the payment as set forth in the settlement agreement.

Voting Agreements

Parties

As an inducement to infoUSA and Kapalua Acquisition Corp. to enter into the merger agreement, certain of our directors, officers and stockholders entered into voting agreements dated October 8, 2002 with infoUSA and us. The voting agreements cover an aggregate of 2,398,269 of our outstanding voting securities, representing approximately 17% of the outstanding voting securities.

Voting Agreement

Each stockholder who signed a voting agreement agreed, during the period that the voting agreement is in effect, to:

•	vote his, her or its shares, or cause his, her or its shares to be voted, in favor of the adoption of the merger agreement and any action required by the merger agreement; and

•	vote his, her or its shares, or cause his, her or its shares to be voted, against:

•	any action or agreement that would result in a breach in any material respect by us or infoUSA of our respective obligations under the merger agreement;

•	any “Acquisition Proposal,” which is defined in the voting agreements as any bona fide proposal, whether in writing or otherwise, made by a third party to:

•
acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the business of, or any material equity interest in, us or our subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving us or our subsidiary; or

•
acquire, lease, exchange, transfer, license or dispose of (other than in the ordinary course of business), a material portion of intellectual property used in or necessary to conduct the business presently conducted by us or our subsidiary;

in any single or multi-step transaction or series of related transactions which is structured to permit any transaction described above;

•	any change in our board of directors other than in connection with the merger;

•	any amendment of the our certificate of incorporation other than in connection with the merger; or

•
any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to us of the merger and the other transactions contemplated by the merger agreement.

Pursuant to the voting agreement, each stockholder who signed a voting agreement appointed infoUSA as the stockholder’s attorney-in-fact and irrevocable proxy with full power of substitution and resubstitution, to:

•	cause the stockholder’s shares of our common stock to be counted as present at any stockholders’ meeting;

•	vote the stockholder’s shares at any stockholders’ meeting against:

•	any Acquisition Proposal;

•	any action or agreement that would result in a breach in any material respect by us of our obligations under the merger agreement;

•	any change in our board of directors other than in connection with the merger;

•	any amendment of our certificate of incorporation other than in connection with the merger; or

•
any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to us of the merger and the other transactions contemplated by the merger agreement; and

•	execute consents in respect of the stockholder’s shares of our common stock against any Acquisition Proposal or other action listed above.

In addition, Tail Wind appointed infoUSA as its attorney-in-fact and irrevocable proxy with full power of substitution and resubstitution to take the above actions with respect to its shares of our preferred stock.

Non-Solicitation Agreement

Each stockholder who signed a voting agreement agreed to notify infoUSA if any proposals are received by, information is requested from, or any negotiations or discussions are sought to be initiated or continued with the stockholder, us or our representative, in connection with any Acquisition Proposal.

Further, each such stockholder agreed that he or it will not, nor will it authorize any of his or its representatives to directly or indirectly:

•	solicit, initiate, encourage, or have discussions or negotiations with any third party regarding any Acquisition Proposal; or

•	induce or encourage any other stockholder of the Company to vote against, or fail to vote in favor of, the merger agreement and the merger.

Each stockholder who signed a voting agreement agreed not to:

•
transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber any of the stockholder’s shares of our common stock, unless each person or entity to which any of the shares are or may be transferred shall have executed the voting agreement and a proxy and agreed in writing to hold such shares subject to all of the terms and provisions of the voting agreement;

•
make any offer or agreement with respect to any transfer, exchange, pledge or other disposition of or encumbrance of any of the stockholder’s shares of our common stock, unless each person or entity to which any of the shares are or may be transferred shall have executed the voting agreement and a proxy and agreed in writing to hold such shares subject to all of the terms and provisions of the voting agreement; or

•	grant any proxy or other authorization or consent with respect to any of the stockholder’s shares of our common stock.

In addition, Tail Wind agreed not to take any of the above actions with respect to its shares of our preferred stock. The voting agreement requires each stockholder who signed a voting agreement to affix a legend to the certificates indicating the shares are subject to the transfer restrictions imposed by the voting agreements.

Termination of the Voting Agreements

The voting agreements will terminate upon the earlier of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

However, Tail Wind’s voting agreement will terminate upon the earlier of:

•	the effective time of the merger;

•	the termination of the merger agreement;

•	any material breach by us of the Tail Wind voting agreement or the settlement agreement; or

•	the termination date of the settlement agreement.

The Tail Wind voting agreement provides that if the Tail Wind voting agreement terminates prior to completion of the merger in accordance with the merger agreement and settlement agreement, then all proxies granted under the Tail Wind voting agreement will be deemed revoked, and nothing in the Tail Wind voting agreement will prohibit Tail Wind from exercising its rights and enforcing the obligations of others under the merger agreement, settlement agreement or the Tail Wind voting agreement.

ACQUISITION FINANCING

infoUSA intends to use a combination of internal funds and existing credit facilities to finance the purchase of our common stock in the merger. infoUSA has advised us that as of the date of this proxy statement, infoUSA’s available cash and credit resources exceed $5 million. Under the terms of the merger agreement, infoUSA is obligated to continue to maintain sufficient funds to pay the cash consideration required under the merger agreement.

BUSINESS OF CLICKACTION

We are a provider of email marketing automation products and services. ClickAction Email Marketing Automation, or EMA, helps marketers design, deploy and manage personalized email campaigns. ClickAction EMA saves time, generates revenues and reduces costs by providing highly scalable outbound and inbound messaging, one-to-one publication, powerful rule-based segmentation, real-time tracking and detailed reporting, all integrated in a Web-based solution. Our email marketing products are permission-based, which means that its clients send emails to customers and potential customers who have provided their email addresses, have a business relationship or explicitly asked to receive information on specific subjects, brands, services or products. Our clients typically use its EMA solution to send content rich emails that inform these customers about new products, sales and promotions, specified items of interest and corporate events.

BUSINESS OF INFOUSA

infoUSA Inc., founded in 1972, is a leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. To find out how you can obtain additional information about infoUSA, see “Additional Information—Where You Can Find More Information” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that are owned by the directors, our principal executive officers, all officers and directors as a group, and owners of more than 5% of our outstanding common stock, as of October 24, 2002. Except as otherwise noted, the address of each person listed is c/o ClickAction Inc., 2197 E. Bayshore Road, Palo Alto, CA 94303.

	Beneficial Ownership (1)
Directors, Officers and 5% Stockholders	Number of Shares	Percent of Common Stock (2)
David P. Mans (3)	1,534,866	10.8%

Mans/Spector Living Trust (4)	979,826	6.9%

Gruber & McBaine Capital Management LLC	1,472,800	10.4%
50 Osgood Place
San Francisco, CA 94133 (5)

Henry B. Dunlap Smith (6)	1,246,185	8.8%

Gregory W. Slayton (7)	1,190,604	7.9%

The Tail Wind Fund Ltd.	1,131,135	7.9%
Windemere House,
404 East Bay Street
P.O. Box SS 5539,
Nassau, Bahamas (8)

Palo Alto Investors, LLC	790,120	5.6%
470 University Ave.
Palo Alto, CA 94301 (9)

George K. Grant (10)	683,588	4.6%

Kentyn Reynolds (11)	540,545	3.7%

Andrew Caso (12)	223,915	1.6%

Albert Liong (13)	131,591	*

Emerick M. Woods (14)	120,000	*

Edwin R. Niehaus (15)	101,000	*

Barton S. Foster (16)	70,000	*

Byron Reese (17)	40,000	*

All executive officers and directors as a group (10 persons) (18)	4,636,109	27.2%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after October 24, 2002 because we expect the merger to close within such 60 day period, and the merger will cause all of our outstanding options to fully accelerate.

(2)
Percentage of beneficial ownership is based on 14,146,088 shares of our common stock outstanding as of October 24, 2002, which includes the 744,741 shares of our common stock issuable upon exercise of the 3,000 shares of our Series A Preferred Stock. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after October 24, 2002, as described in

Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedules 13D or 13G, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2001.

(3)
Represents (i) 979,826 shares held in Mans/Spector Living Trust u/a, dated August 23, 1990 (the “Mans/Spector Living Trust”), (ii) 222,520 shares held in the Nicole Zeanette Spector Mans Trust, dated August 23, 1990 (the “Nicole Zeanette Spector Mans Trust”), (iii) 222,520 shares held in the Paul Sydney Spector Mans Trust, dated August 23, 1990 (the “Paul Sydney Spector Mans Trust”), and (iv) 110,000 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002. Mr. Mans is a co-trustee of the Mans/Spector Living Trust and has sole voting and dispositive power with respect to 979,826 shares of our common stock. Nicole Zeanette Spector Mans and Paul Sydney Spector Mans, beneficiaries of the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust, respectively, are children of Mr. Mans. Mr. Mans disclaims beneficial ownership of the shares held by the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust and has no voting and dispositive power with respect to these shares.

(4)	Mr. Mans is a co-trustee of the Mans/Spector Living Trust and has sole voting and dispositive power with respect to the 979,826 shares of our common stock.

(5)
Based on information received directly from Gruber & McBaine Capital Management LLC in March 2002, Gruber & McBaine reported that it had sole voting and dispositive power with respect to 1,472,800 shares of our common stock owned by its principals and under management collectively.

(6)	Based on information received directly from Mr. Smith in March 2002, Mr. Smith reported that he had sole dispositive power with respect to 1,246,185 shares of our common stock under management.

(7)
Represents (i) 205,010 shares of our common stock held directly by Mr. Slayton, (ii) 108,598 shares of our common stock held by Slayton Capital, (iii) 800 shares of our common stock held by the Slayton Family Foundation, (iv) 786,195 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002, and (v) 90,001 shares of our common stock that is issuable under restricted stock award. Mr. Slayton has sole voting and dispositive power with respect to 108,598 shares held by Slayton Capital. Mr. Slayton has no voting or dispositive power with respect to the shares held by the Slayton Family Foundation. Mr. Slayton disclaims beneficial ownership of the shares held by the Slayton Family Foundation.

(8)
Represents (i) 250,644 shares of our common stock held by The Tail Wind Fund, (ii) 744,741 shares of our common stock issuable upon conversion of The Tail Wind Fund’s 3,000 shares of our Series A Preferred Stock as of October 24, 2002, and (iii) 135,750 shares of our common stock issuable upon exercise of an outstanding warrant.

(9)
Represents (i) 762,910 shares of our common stock under its management, Palo Alto Investors, LLC filed a Schedule 13G, reporting that it had sole voting and dispositive power with respect to these shares on February 14, 2002, and (ii) 27,210 shares of our common stock issuable upon exercise of an outstanding warrant.

(10)	Represents (i) 1,000 shares of our common stock held directly by Mr. Grant and (ii) 682,588 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(11)	Represents (i) 10,000 shares of our common stock held directly by Mr. Reynolds and (ii) 530,545 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(12)	Represents (i) 7,429 shares of our common stock held directly by Mr. Caso and (ii) 216,486 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(13)	Represents 131,591 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(14)	Represents 120,000 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(15)	Represents (i) 1,000 shares of our common stock held directly by Mr. Niehaus and (ii) 100,000 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(16)	Represents 70,000 shares issuable upon exercise of options exercisable or within 60 days of October 24, 2002.

(17)	Represents 40,000 shares issuable upon exercise of options exercisable within 60 days of October 24, 2002.

(18)	Includes shares described in notes 3, 8 and 10 through 17 above.

ADDITIONAL INFORMATION

Where You Can Find More Information

Both we and infoUSA file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that infoUSA and us file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. infoUSA’s and our SEC filings are also available to the public on the SEC’s Web site at: http://www.sec.gov. Reports, proxy statements and other information concerning infoUSA can also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street N.W., Washington, D.C. 20006.

You can request free copies of the above filings by writing or calling:

ClickAction, Inc. 2197 East Bayshore Road Palo Alto, California 94303 Attention: Investor Relations (650) 463-3948	infoUSA Inc. 5711 S. 86th Circle Omaha, NE 68127 Attention: Investor Relations (402) 593-4500

In order to ensure timely delivery of these documents, you should make your request by November 15, 2002.

Neither infoUSA nor we have authorized anyone to give any information or make any representation about the merger or about the respective companies that differs from or adds to the information in this proxy statement or in the documents that infoUSA or us files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this proxy statement or in the documents that infoUSA or us files publicly with the SEC.

The information contained in this proxy statement speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

With respect to the information contained in this document, infoUSA has supplied the information concerning infoUSA and Kapalua Acquisition Corp., and we have supplied the information concerning us.

Future Stockholder Proposals

We do not intend to hold a 2003 annual meeting prior to the anticipated completion of the merger. If we complete the merger, we will cease to exist as a publicly traded corporation and no stockholders prior to the effective time of the merger will have a right to present stockholder proposals at our 2003 annual meeting. However, if we do not complete the merger, our stockholders will be entitled to present proposals for action at our 2003 annual meeting if they comply with the requirements of the proxy rules promulgated by the SEC and our bylaws as amended. If the merger is not completed and we do hold a 2003 annual meeting, we will notify you of such meeting, including the date by which stockholder proposals must be received at our executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

In general, a proposal for a regularly scheduled annual meeting must be received at the our principal executive offices not less than 120 calendar days before the date of our proxy statement is released to our stockholders in connection with the previous year’s annual meeting. For a special meeting, the deadline is a reasonable time before the company begins to print and mail its proxy materials. In addition to complying with the applicable deadline, stockholder proposals must also be otherwise eligible for inclusion. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

If you intend to submit a proposal at the annual meeting, which proposal is not intended to be included in our proxy statement and form of proxy relating to that meeting, you must give appropriate notice not earlier than the 90th day prior to the annual meeting and not later than the 60th day prior to the annual meeting. If you fail to submit the proposal in accordance with the deadlines described above, we will not be required to provide any information about the nature of the proposal in our proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at our annual meeting in 2003.

Other Matters

We do not intend to bring any other matters before the special meeting, and are not aware of any other matters that are expected to be brought properly before the special meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

INFOUSA INC.
KAPALUA ACQUISITION CORP.

AND

CLICKACTION INC.

dated as of October 8, 2002

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of October 8, 2002 by and among INFOUSA INC., a Delaware corporation (“Buyer”), KAPALUA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and CLICKACTION INC., a Delaware corporation (“Target”).

B A C K G R O U N D

The boards of directors of Buyer, Merger Sub and Target have approved the merger of Merger Sub into Target upon the terms and subject to the conditions set forth in this Agreement, having determined that the Merger is fair to, and in the best interests of, their respective stockholders. Pursuant to the Merger, the outstanding shares of Target common stock will be converted into the right to receive a cash payment, as provided herein.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE I

DEFINED TERMS

1.1    Definitions.    As used in this Agreement, these terms have these meanings:

“401(k) Plans” has the meaning specified in Section 6.18.

“Acquisition Proposal” has the meaning specified in Section 6.2(c).

“Action” means a private or governmental claim, action, suit (whether in law or in equity), arbitration, investigation or proceeding of any nature.

“Adjustment Cap” means $650,000.

“Adjustments” has the meaning specified in Section 3.3(a).

“Adjustment Schedule” has the meaning specified in Section 3.3(b).

“Agreement” means this Agreement and Plan of Merger, including the exhibits hereto and the Target Disclosure Statement.

“Ancillary Documents” means any document or certificate provided pursuant to or in connection with this Agreement.

“Business Day” means any day on which the NASDAQ SCM is open for trading.

“Buyer” means Buyer Inc., a Delaware corporation.

“Buyer Subsidiaries” means the Subsidiaries of Buyer.

“Certificate of Merger” has the meaning specified in Section 2.2.

“Certificates” has the meaning specified in Section 3.4(b).

“Closing” means the closing of the Merger.

“Closing Date” means December 3, 2002 or, if all of the conditions have not been satisfied prior to such date, such other date that Buyer and Target may agree.

“Closing Balance Sheet” has the meaning specified in Section 6.13.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means the dollar amount, rounded down to the nearest whole cent, equal to the fraction, (a) the numerator of which is the Merger Consideration minus $1,400,000 (which amount will be paid to the holders of Preferred Stock as the Preferred Settlement Closing Payment pursuant to Section 3.6.) and (b) the denominator of which is the aggregate number of shares of Target Common Stock outstanding at the Effective Time (including shares of Target Common Stock issued with respect to Target Options which have been exercised prior to the Effective Time).

“Confidentiality Agreement” means the letter agreement dated August 16, 2002 between Target and Buyer.

“Contractor” has the meaning specified in Section 4.20(a).

“Delaware Law” means the Delaware General Corporations Law.

“Dissenting Shares” has the meaning specified in Section 3.11.

“Effective Time” has the meaning specified in Section 2.2.

“Employee Benefit Plans” has the meaning specified in Section 4.19.

“Employment Agreement” means an employment agreement in the form and substance attached as Exhibit A, including the Release and Waiver Agreement and the Confidential Information, Secrecy and Invention Agreement that are part of that exhibit.

“Environment” has the meaning specified in Subsection 4.20(a).

“Environmental Law” has the meaning specified in Subsection 4.20(a).

“Environmental Permit” has the meaning specified in Subsection 4.20(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Greater Bay Trust Company or any successor appointed pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing by and among Buyer, Target and the Escrow Agent in substantially the form attached hereto as Exhibit E.

“Escrow Fund” has the meaning set forth in Section 3.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Amount” means $2,050,000.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to any particular financial statement). “Government Entity” means a court, administrative agency, commission, legislature or other governmental or regulatory body, authority or instrumentality of any jurisdiction whatsoever.

“Government Entity” means a court, administrative agency, commission, legislature or other governmental or regulatory body, authority or instrumentality of any jurisdiction whatsoever.

“Hazardous Material” has the meaning specified in Section 4.20(a).

“Key Employees” means George Grant, Albert Liong, Andrew Caso and Kentyn Reynolds.

“Law” means any applicable law (whether civil, criminal or administrative), including, without limitation, any common law, statute, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any Governmental Entity.

“Liability Insurance” means (a) representation and warranty insurance covering the representations and warrants of Target herein other than with respect to the accounts receivable and accounts payable of Target and (b) loss mitigation insurance, with an aggregate coverage of $500,000 and other terms satisfactory to Buyer.

“Merger” means the merger of Merger Sub into Target.

“Merger Consideration” means $4,100,000 in cash (a) decreased, on a dollar for dollar basis, to the extent that (i) the Working Capital of Target as reflected on the Closing Balance Sheet is less than $850,000, (ii) the cash of the Target as reflected on the Closing Balance Sheet is less than $600,000 (except that in the event that Target has not purchased servers satisfactory to Buyer for cash prior to the Effective Time, $850,000), and (iii) the Total Assets of Target as reflected on the Closing Balance Sheet are less than $3,500,000, whichever disparity is greatest and (b) further decreased, on a dollar for dollar basis, but only to the extent that the adjustments made pursuant to this clause (b) cause the Working Capital of Target as of the Closing Date to be less than $850,000, for (i) any accounts receivable of Target reflected on the Closing Balance Sheet that are not collected by the Surviving Corporation prior to the Reconciliation Date (excluding any noncollection resulting from any claim or offset asserted against Surviving Corporation by the applicable account debtor as a result of actions of the Surviving Corporation after the Effective Time other than actions for collection) and (ii) any accounts payable of Target which were not reflected on the Closing Balance Sheet which relate to the period prior to the Effective Time which became known to Buyer or the Surviving Corporation prior to the Reconciliation Date. The aggregate adjustment to the Merger Consideration pursuant to Subsections (a) and (b) of this definition shall not exceed the Adjustment Cap.

“Merger Sub Common Stock” means the common stock of Merger Sub.

“Minimum Common Merger Consideration” means the dollar amount, rounded down to the nearest whole cent, equal to the fraction, (a) the numerator of which is the Floor Amount and (b) the denominator of which is the aggregate number of shares of Target Common Stock outstanding at the Effective Time (including shares of Target Common Stock issued with respect to Target Options which have been exercised prior to the Effective Time).

“NASDAQ” means the NASDAQ National Market System.

“NASDAQ SCM” means the NASDAQ Small Cap Market.

“Party” means Target, Buyer and Merger Sub.

“Paying Agent” means a nationally recognized bank or trust company, or an affiliate thereof, designated by Buyer to act as agent for the holders of Target Common Stock to receive funds pursuant to Section 3.4.

“Payment Date” means the 100th day after the Effective Time, provided that if such date is not a Business Day, then the following Business Day.

“Permitted Liens” means any (a) mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business which are not delinquent and which in the aggregate are not material in amount, and do not interfere with the use of the assets of Target or Target Subsidiary to which they apply; (b) liens for current Taxes and assessments not yet due and payable; (c) purchase money liens properly disclosed in the Target Disclosure Schedule; and (d) with respect to any asset of Target or Target Subsidiary which consists of a leasehold or other possessory interest in real property, all Encumbrances, covenants, imperfections in title, easements, restrictions and other title matters (whether or not the same are recorded) not known to Target or Target Subsidiary to which the underlying fee estate in such real property is subject which were not created by or incurred by Target or Target Subsidiary and which do not currently and are not reasonably expected to interfere materially with the operation of the business currently conducted by Target or Target Subsidiary on such property.

“Person” means any individual or entity of any kind.

“Potential Acquiror” has the meaning specified in Section 6.2(a).

“Preferred Settlement Agreement” has the meaning specified in Section 3.4.

“Preferred Settlement Closing Payment” has the meaning specified in Section 3.6.

“Proxy Statement” has the meaning specified in Section 4.28.

“Real Property” means any real property currently or previously owned, leased or occupied by Target or Target Subsidiary.

“Reconciliation Date” means the 90th day after the Effective Time, provided that if such date is not a Business Day, then the following Business Day.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary”, as used with respect to any Person, means any entity of which: (a) at least a majority of the outstanding securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to that entity is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (b) such Person or any Subsidiary of such Person is a general partner of a general partnership or a manager of a limited liability company.

“Superior Proposal” has the meaning specified in Section 6.2(d).

“Surviving Corporation” means Target, on and after the Effective Time.

“Tail Wind” means The Tail Wind Fund, Ltd.

“Target” means Target Inc., a Delaware corporation.

“Target Balance Sheet” has the meaning specified in Section 4.8.

“Target Common Stock” means the common stock, $0.001 par value per share, of Target.

“Target Contract” means the agreements and commitments identified or required to be identified on Schedule 4.14 to the Target Disclosure Statement.

“Target Disclosure Statement” has the meaning specified in the preamble to Article IV.

“Target Financial Statements” has the meaning specified in Section 4.8.

“Target IP Rights” means all intellectual property used in or necessary to conduct the business presently conducted by Target and Target Subsidiary.

“Target’s Knowledge” means the actual knowledge of George Grant, Albert Liong, Kentyn Reynolds, Andrew Caso and Gregory Slayton.

“Target Material Adverse Effect” means any change, event or effect that is or is reasonably likely to become materially adverse to the affairs, business, operations, prospects, assets, condition (financial or otherwise) or results of operations of Target; provided, however, that Target Material Adverse Effect shall exclude any change, event or effect due to (i) changes in general economic, regulatory or political conditions or securities markets in the United States or worldwide or any outbreak of hostility, terrorist activities or war, (ii) any matter to the extent described as such in the Target Disclosure Statement, (iii) a loss by Target of its relationship with the confidential party identified on Schedule 1.1 that is directly and principally related to Buyer being a party to this Agreement; or (iv) changes that generally affect the industries in which the Target operates (other than changes in Laws applicable to such industries).

“Target Negative Vote” has the meaning specified in Section 8.1(d).

“Target Options” means options to purchase shares of Target Common Stock issued by Target.

“Target Preferred Stock” means the Series A 4% Cumulative Convertible Preferred Stock, $0.001 par value per share, of Target.

“Target Restricted Stock” means share of Target’s stock that are subject to a repurchase option in favor of Target.

“Target Rights” means the rights associated with Target Common Stock issued in connection with the Target Rights Plan.

“Target Rights Plan” means the Rights Agreement dated June 6, 1998 between My Software Company (predecessor to the Target) and Banc Boston N.A.

“Target SEC Report” has the meaning specified in Section 4.7.

“Target Special Meeting” has the meaning specified in Section 6.3.

“Target Stockholder” means each holder of an equity security of Target.

“Target Stock Plans” means the 1995 Non-Employee Director Option Plan of Target, the Amended and Restated 1995 Equity Incentive Plan of Target, the Amended and Restated 1998 Non-Officer Stock Option Plan of Target, the 2001 Equity Incentive Plan of Target, the MarketHome 1997 Equity Incentive Plan.

“Target Stock Purchase Plan” means the 1999 Employee Stock Purchase Plan of Target and the 2000 Employee Stock Purchase Plan of Target.

“Target Subsidiary” means MarketHome, a California corporation.

“Target Warrant” means the Warrant dated March 30, 2001 issued to Tail Wind and all other outstanding warrants of either the Target or the Target Subsidiary.

“Tax” or “Taxes” means: (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (b) any and all obligations imposed by Law or under any agreements or arrangements with any other Person with respect to any such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” means any federal, state and local or foreign return, schedule, estimate, information statement or report relating to Taxes.

“Total Assets” means total assets of Target and Target Subsidiary as determined in accordance with GAAP.

“Working Capital” means current assets minus current liabilities of Target and Target Subsidiary as determined in accordance with GAAP, accruing, unless paid prior to the Effective Time, all costs incurred by Target in connection with this Agreement (including without limitation attorneys, accountants and investment banking fees, the cost of Liability Insurance, or if an estimated cost is not available, then $200,000 (unless Liability Insurance is acquired by Target for cash prior to the Effective Time), and $250,000 for the purchase of servers (unless new servers satisfactory to Buyer are acquired by Target for cash prior to the Effective Time) whether or not such expenses would be accrued under GAAP.

1.2    Construction.    Construction. In construing this Agreement, the following principles shall be followed:

(a)    the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b)    references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

(c)    a reference to any Person shall include such Person’s predecessors and successors;

(d)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(e)    no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(f)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(g)    the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(h)    a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(i)    the plural shall be deemed to include the singular and vice versa.

ARTICLE II

THE MERGER

2.1    The Merger.    At the Effective Time, subject to and upon the terms and conditions of this Agreement and the Delaware Law: (a) Merger Sub will be merged into Target, (b) the separate corporate existence of Merger Sub will cease and (c) Target will be the surviving corporation.

2.2    Closing and Effective Time.    The Closing will take place at 10:00 a.m., California time, on the Closing Date. The Closing will take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California, or at any other date or location as Buyer and Target agree. At the Closing, the Parties shall cause the Merger to become effective by filing a certificate of merger in the form adequate to effectuate the transactions contemplated herein and reasonably satisfactory to Buyer, Target and Merger Sub (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Law. (The time of the filing of the Certificate of Merger, or any later time that the Parties may agree and specify in the Certificate of Merger, is referred to as the “Effective Time”.)

2.3    Effects of the Merger.    The effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub will be debts, liabilities and duties of the Surviving Corporation.

2.4    Certificate of Incorporation and Bylaws.    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub prior to the Effective Time, except that it will be modified so that the name of the corporation reflected in that certificate of incorporation will be “Target Inc.” From and after the Effective Time, the bylaws of Merger Sub, as in effect immediately before the Effective Time, will become the bylaws of the Surviving Corporation.

2.5    Directors and Officers of the Target.    The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SHARES

3.1    Conversion of Stock.    At the Effective Time and without any action on the part of the holders of the outstanding shares of capital stock of Target or Merger Sub:

(a)    Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 3.9), together with the Target Rights associated with each such share, will be automatically converted into solely the right to receive in cash, without interest, (i) the Minimum Common Merger Consideration pursuant to Article III after the Closing Date and (ii) the balance of the Merger Consideration, if any, pursuant to Article III after the Payment Date.

(b)    Each share of Merger Sub Common Stock issued and outstanding immediately before the Effective Time will be converted into one fully paid and nonassessable share of Target Common Stock.

3.2    Escrow.    On the Closing Date, Buyer will deposit an amount equal to the Adjustment Cap with the Escrow Agent. Such amount is referred to herein as the “Escrow Fund” and will be governed by the terms of the Escrow Agreement attached hereto as Exhibit E. and Section 3.3. The Escrow Fund shall not include the Preferred Settlement Closing Payment or the Minimum Common Merger Consideration nor shall the provisions related to the adjustment of the Common Merger Consideration set forth in Section 3.3 affect or delay the payment of the Preferred Settlement Closing Payment or the Minimum Common Merger Consideration.

3.3    Adjustment to Purchase Price.

(a)    The Merger Consideration will be adjusted pursuant to Subsections (a) and (b) of the definition of the Merger Consideration in Section 1.1 (together, the “Adjustments”). The Adjustments shall not exceed the Adjustment Cap.

(b)    Not later than the Business Day immediately preceding the Payment Date, Buyer shall determine, in good faith, the amount of any Adjustments, which determination shall be binding and conclusive on the Target Stockholders unless Buyer shall have made a clear mistake in the determination of the Adjustments.

(c)    On or before the Business Day immediately preceding the Payment Date, Buyer will provide written instructions to the Escrow Agent to (a) release to Buyer from the Escrow Fund an amount equal to any Adjustments as determined pursuant to Section 3.3(b), (b) release to Buyer from the Escrow Fund any interest earned on the Escrow Fund, and (c) release the balance of the Escrow Fund to the Paying Agent, which amount, together with the Minimum Common Merger Consideration will represent the aggregate Common Merger Consideration. Escrow Agent will be entitled to rely solely on the written instructions of Buyer.

3.4    Exchange Procedures.

(a)    Merger Consideration.    On the Closing Date, Buyer shall cause Merger Sub to deposit with the Paying Agent, in trust for the benefit of the holders of Target Common Stock, for exchange in accordance with this Article 3, cash in an aggregate amount sufficient to pay the Minimum Common Merger Consideration pursuant to Section 3.4.

(b)    Deposit of Escrow Funds.    On the Payment Date, the Escrow Agent shall deposit with the Paying Agent, in trust for the benefit of the holders of Target Common Stock, for exchange in accordance with this Article III, the balance of the Escrow Fund after distributing to the Surviving Corporation the amount of any Adjustments and any interest earned on the Escrow Fund pursuant to Section 3.3.

(c)    Exchange Procedures.    As soon as practicable after (but in any event not more than five (5) Business Days after) the Effective Time, Buyer shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Target Common Stock (the “Certificates”) and which shares of Target Common Stock are exchanged for and represent the right to receive the Common Merger Consideration pursuant to this Article III (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Merger Consideration, in each case, in form and substance reasonably satisfactory to Target and Buyer. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore that portion of the Common Merger Consideration equal to the Minimum Common Merger Consideration per share surrendered, and the Certificate so surrendered shall be canceled. After the Payment Date, each person entitled to receive the Minimum Common Merger Consideration shall be entitled to receive the Common Merger Consideration per share surrendered less the Minimum Common Merger Consideration previously paid with respect to such shares. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented Target Common Stock will be deemed after the Effective Time to evidence the right to receive the Common Merger Consideration as provided in this Article III without any interest thereon (except as provided in Section 3.3). If payment of the Common Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that: (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (ii) that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Common Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

(d)    Transfer Books.    At the Effective Time, the stock transfer books of the Target shall be closed and thereafter there shall be no further registration of transfers of shares of Target Common Stock.

(e)    Remaining Funds.    At any time following one year after the Payment Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as a general creditor thereof with respect to the Common Merger Consideration payable upon surrender of their Certificates, without any interest thereon. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Common Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.5    Tax Consequences.    The Merger will constitute a taxable transaction under the Code.

3.6    Preferred Stock.    As of the date hereof, Target, Buyer and Tail Wind have entered into a Settlement Agreement (the “Preferred Settlement Agreement”), a copy of which is attached hereto as Exhibit D, pursuant to which Tail Wind has agreed to accept an aggregate of $1.4 Million (the “Preferred Settlement Closing Payment”) on the Closing Date in full satisfaction of its rights in the Target Preferred Stock and any other rights of Tail Wind with respect to Target. Target has provided a true and complete copy of the Preferred Settlement Agreement to Buyer. On the Closing Date, and immediately prior to the Effective Time, Buyer will pay to Tail Wind $1,400,000 to acquire all of the 3,000 outstanding shares of Target Preferred Stock and all other rights of

Tail Wind under contracts with Target. Target will promptly notify Buyer of any notice or communication received from or provided to Tail Wind with respect to the Preferred Settlement Agreement or the Target Preferred Stock.

3.7    Options, Warrants and Restricted Stock.

(a)    Pursuant to the Target Stock Plans, immediately prior to the Effective Time, all outstanding Target Options shall become fully vested and exercisable and all repurchase rights with respect to Target Restricted Stock issued under the Target Stock Plans will lapse. Pursuant to the terms of the Target Stock Plans, any Target Options not exercised prior to the Effective Time will be automatically terminated.

(b)    Pursuant to the Preferred Settlement Agreement, the Target Warrant will be terminated as of the Effective Time if not exercised prior to the Effective Time and will thereafter be of no further force and effect.

3.8    No Further Ownership Rights in Target Stock.    The Common Merger Consideration paid upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

3.9    Lost, Stolen or Destroyed Certificates.    In the event any certificates evidencing shares of Target Stock shall have been lost, stolen or destroyed, Buyer shall cause the Paying Agent to pay the portion of the Merger Consideration applicable to such shares in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Buyer or Paying Agent may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.10    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Target, the officers and directors of the Surviving Corporation and the Buyer are fully authorized to take, and will use their reasonable efforts to take, all lawful and reasonable action.

3.11    Dissenters.    Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the Delaware Law (“Dissenting Shares”) shall not be converted into a right to receive the Common Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraisal value of such Shares held by such holder in accordance with the provisions of Section 262 of the Delaware Law unless, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal, in which case such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Common Merger Consideration, without interest thereon.

3.12    Employee Stock Purchase Plan.    Target shall amend the Target Stock Purchase Plan so that as of the Effective Time: (i) the Target Stock Purchase Plan shall terminate, and no additional purchase rights shall be issued under it; and (ii) each purchase right granted under the Target Stock Purchase Plan shall terminate (if it has not previously terminated by its terms) as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF TARGET

Target hereby makes the following representations and warranties to Buyer and Merger Sub subject to the exceptions set forth in the disclosure statement dated the date of this Agreement delivered by Target to Buyer and Merger Sub (the “Target Disclosure Statement”). The Target Disclosure Statement is arranged in schedules. Each such schedule corresponds to a numbered or lettered section or subsection of this Article IV. The disclosure in each such schedule qualifies any of the corresponding numbered or lettered sections of this Article IV.

4.1    Organization, Etc.    Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Target and Target Subsidiary have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective business as they are now being conducted. Schedule 4.1 of the Target Disclosure Statement sets forth each other jurisdiction in which Target or Target Subsidiary are qualified to do business. Target and Target Subsidiary are duly qualified or licensed to do business as a foreign corporation and in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Target Material Adverse Effect. Target and Target Subsidiary are not in violation of any provision of their respective charters or bylaws. Target has made available to Buyer accurate and complete copies of the charters and bylaws as currently in effect of Target and Target Subsidiary.

4.2    Authority Relative to This Agreement.    Target has full corporate power and authority to execute and deliver this Agreement and to complete the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Target and the completion of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the unanimous vote or unanimous written consent of the board of directors of Target, and, other than approval by Target’s Stockholders, no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to complete the Merger or any of the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid and binding agreement of Target enforceable against Target in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of Target for the completion by Target of the Merger or any of the other transactions contemplated hereby, or for the exercise by Buyer or Target of the full rights to own and operate the business of Target as it presently is being conducted, except for the filing of the Certificate of Merger as required by Delaware Law and the filing and approval of the Proxy Statement by the SEC. None of the execution and delivery of this Agreement, the completion of the Merger or any of the other transactions contemplated hereby, compliance by Target with the provisions hereof, or the exercise by the Surviving Corporation after the Merger of the full right to own and operate the business of Target as it is presently conducted does or will: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Target, (ii) violate any Law applicable to Target or any of Target’s properties or assets or (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or result in any change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Target is a party or by which any of Target’s properties or assets is bound.

Schedule 4.3 of the Target Disclosure Statement lists all consents, waivers and approvals required to be obtained by Target in connection with the completion of the Merger or any of the other transactions contemplated hereby, including in order to enable Buyer or Target, after the Merger, to exercise the full right to own and operate the business of Target as it is presently conducted, under any such notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments.

4.4    Board Recommendation.    The board of directors of Target has, at a meeting of such board duly held on October 8, 2002, unanimously (i) approved, adopted and declared advisable this Agreement, (ii) determined that this Agreement is fair to and in the best interests of the Target Stockholders, (iii) resolved to recommend approval of this Agreement to the Target Stockholders, (iv) resolved that Target take any and all action necessary to exempt the execution, delivery and performance of this Agreement from the restrictions on “business combinations” set forth in Section 203 of the Delaware Law, and (v) resolved to render the rights issued under the Target Rights Plan inapplicable to the Merger and this Agreement, and the other transactions contemplated hereby (including without limitation the Buyer Voting Agreements).

4.5    Fairness Opinion.    Target has received the opinion of Wells Fargo Securities dated the date of the approval of this Agreement by the board of directors of Target to the effect that the Common Merger Consideration is fair to the holders of Target Common Stock from a financial point of view.

4.6    Capitalization.

(a)    The authorized capital stock of Target consists of 60,000,000 shares of Target Common Stock of which, as of the close of business on September 31, 2002, 13,401,347 shares were outstanding, and 2,000,000 shares of Target Preferred Stock 3,000 shares of which are outstanding. Tail Wind is the sole registered holder of all of the Target Preferred Stock.

(b)    Other than the outstanding shares of Target Preferred Stock, the rights issued under the Target Rights Plan, and the Target Options granted under the Target Stock Plans, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature whatsoever obligating Target to issue, grant, deliver, sell or buy, or cause to be issued, granted, delivered, sold or bought, any shares of capital stock or other equity interests of Target or Target Subsidiary, except as disclosed in Schedule 4.06(b) of the Target Disclosure Schedule. Other than the Target Rights Plan, Target is not a party to any voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or other equity interests of Target. All of the Target Options granted under the Target Stock Plans will accelerate and become fully exercisable immediately prior to the Effective Time. The Target Warrant will be terminated as of the Effective Time.

(c)    Target has no Subsidiaries other than Target Subsidiary. Neither Target nor Target Subsidiary own any, or have any obligation, whether conditional or otherwise, to purchase any, equity interests in any other entity.

(d)    True and complete copies of the Target Stock Plans, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Buyer. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

(e)    Schedule 4.6(d) of the Target Disclosure Statement sets forth the following information with respect to each outstanding Target Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each outstanding Target Option was granted in accordance with the terms of the Target Stock Plan applicable thereto.

4.7    SEC Filings.    Target has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1999 are referred to herein as the “Target SEC Reports”). All of the Target

SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Accurate and complete copies of the Target SEC Reports have been made available to Buyer. As of their respective dates or, in the case of registration statements, their effective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Target SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target has been advised by each of its current officers and directors that each such person and such persons’ affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

4.8    Financial Statements.

(a)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Reports (the “Target Financial Statements”), (x) was prepared in accordance with GAAP and (y) fairly presented the consolidated financial position of Target and Target Subsidiary as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Target, except that the unaudited interim financial statements were or are subject to normal year-end adjustments. The balance sheet of Target contained in Target’s Form 10-Q for the quarter ended June 30, 2002 is hereinafter referred to as the “Target Balance Sheet.”

(b)    Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)    The books and records of Target, in reasonable detail, accurately and fairly reflect in all material respects the activities of Target and the businesses of Target and Target Subsidiary and have been provided to Buyer or made available for its inspection.

(d)    Target has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts or funds which have been and are reflected in its books and records.

(e)    The stock records and minute books of the Target and Target Subsidiary that have been made available to Buyer fully reflect all minutes of meetings, resolutions and other material actions and proceedings of the Target Stockholders, board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which Target or the Target Stockholders are aware and contain true, correct and complete copies of their respective Certificates of Incorporation and Bylaws and all amendments thereto through the date hereof.

(f)    The Closing Balance Sheet will fairly and accurately present the consolidated financial position of Target and Target Subsidiary as of the Effective Time including, specifically, the Working Capital, Cash, and Total Assets of Target and Target Subsidiary.

4.9    Absence of Undisclosed Liabilities.    Target and Target Subsidiary do not have any liabilities (absolute, contingent, known, unknown or otherwise) other than: (a) liabilities reflected in the Target Balance Sheet, (b) normal or recurring liabilities incurred since June 30, 2002 in the ordinary course of business of Target consistent with past practice which, individually and in the aggregate, do not exceed $50,000, (c) liabilities under this Agreement (including, without limitation, liabilities for financial advisor, accounting and legal fees and expenses incurred in connection with this Agreement), and (d) other liabilities disclosed in Schedule 4.9 of the Target Disclosure Schedule.

4.10    Absence of Changes or Events.    Since June 30, 2002, Target and Target Subsidiary have conducted their businesses only in the ordinary course consistent with past practice. No Target Material Adverse Effect has occurred since June 30, 2002 no event has occurred and no circumstance exists that could reasonably be expected to result in a Target Material Adverse Effect in the future, except as set forth in Schedule 4.10 of the Target Disclosure Schedule. Without limiting the foregoing, since June 30, 2002, Target and Target Subsidiary have not, directly or indirectly:

(a)    purchased, acquired, or agreed to purchase or acquire, any shares of capital stock of Target, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than the declaration, setting aside or payment of required dividends with respect to the Target Preferred Stock);

(b) created or incurred any indebtedness for borrowed money exceeding $50,000 in the aggregate; assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other Person; made any loans or advances to any other Person (other than advances of less than $1,500 to employees for reasonable business expenses incurred in the ordinary course); entered into any oral or written agreement or any commitment or transaction or incurred any liabilities involving in excess of $50,000;

(c)    instituted any change in accounting methods, principles or practices;

(d)    revalued any assets, including, without limitation, written down the value of any inventory or written off any notes or accounts receivable in excess of amounts previously reserved, as reflected in the Target Balance Sheet;

(e)    suffered any damage, destruction or loss, whether or not covered by insurance;

(f)    increased in any manner the compensation of any of its directors, officers or other employees; paid or granted rights to any severance or termination pay to any Person; entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; or adopted, become obligated under, or amended any Employee Benefit Plan;

(g)    sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise disposed of, any assets or properties (whether tangible, intangible, real, personal or mixed) other than the sale of inventory in the ordinary course of Target’s business;

(h)    amended its certificate of incorporation or bylaws, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i)    made capital expenditures exceeding $50,000 in the aggregate;

(j)    paid, discharged or satisfied any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than collections in the ordinary course of business; or

(k)    agreed or proposed to do any of the things described in the preceding clauses (a) through (j) other than as expressly contemplated or provided for in this Agreement.

4.11    Capital Stock of Subsidiaries.    Target is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of Target Subsidiary. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Target free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Target or

Target Subsidiary to issue, transfer or sell any shares of capital stock or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any shares of Target Subsidiary. Target does not directly or indirectly own any interest in any Person except the Target Subsidiary.

4.12    Litigation.    There is no Action pending or, to Target’s Knowledge, threatened against Target, Target Subsidiary or any of their respective officers or directors (in their capacities as such), or involving any of Target’s or Target Subsidiary’s assets. There is no Action pending or, to Target’s Knowledge, threatened which in any manner challenges, seeks to, or is reasonably likely to, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement. There is no outstanding judgment, order, writ, injunction or decree of any Governmental Entity in a proceeding to which Target or any of its assets is or was a party or by which Target or any of its assets is bound.

4.13    Insurance.    Schedule 4.13 of the Target Disclosure Statement lists all insurance policies (including, without limitation, workers’ compensation insurance policies) covering any of the business, properties, assets or operations of Target and Target Subsidiary, the premiums and coverages of such policies, and all claims in excess of $25,000 made under any such policies since 1999. All such policies are in effect. True and complete copies of all such policies have been made available to Buyer. Neither Target nor Target Subsidiary has received notice of the cancellation or threat of cancellation of any such policy.

4.14    Contracts and Commitments.

(a)    Except as identified on Schedule 4.14, neither Target nor Target Subsidiary is a party to or bound by any oral or written agreement or commitment under which any party has continuing obligations:

(i)    under which Target or Target Subsidiary may pay or receive more than $50,000 in total;

(ii)    to lease or sublease any real property (whether as lessor, lessee, sublessor or sublessee);

(iii)    respecting any Target IP Rights other than licenses for standard off-the-shelf software with a retail value less than $5,000;

(iv)    with any present or former employee or consultant of or to Target or Target Subsidiary;

(v)    with any officer or director of Target or Target Subsidiary, any relative of such officer or director, or any entity in which any such officer or director or any relative of such officer or director holds or held any material ownership interest or serves or served any active role;

(vi)    under which rights or benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of rights or benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii)    relating to the disposition or acquisition of any assets (other than inventory in the ordinary course of Target’s business) or relating to an ownership interest in any entity or business;

(viii)    for the purchase of materials, supplies or equipment that provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, in quantities substantially greater than past practice, or which are with sole or single source suppliers;

(ix)    guarantees or other agreements or commitments under which Target or Target Subsidiary is absolutely or contingently liable for the performance or liability of any other Person;

(x)    which limit or restrict where Target or Target Subsidiary may conduct any business or the type or lines of business (current or future) in which Target or Target Subsidiary may engage;

(xi)    with respect to a change of control of Target or Target Subsidiary;

(xii)    for the borrowing or lending of money, or the availability of credit, whether secured or unsecured;

(xiii)    respecting any hedging, option, derivative or similar transaction or any foreign exchange position or contract for the exchange of currency;

(xiv)    any joint marketing, joint venture or development agreement;

(xv)    respecting licensing, distribution or sales representation;

(xvi)    that has an indefinite term or has a fixed term of more than one year (other than those that are terminable by Target or Target Subsidiary at will or upon not more than 30 days’ notice without penalty); or

(xvii)    respecting any other matter material to Target or Target Subsidiary or their respective businesses.

(b)    Target has not, nor to Target’s Knowledge, has any other party to a Target Contract, breached, violated or defaulted under, or received any notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any Target Contract.

(c)    Each Target Contract is a valid, binding and enforceable obligation of Target or Target Subsidiary (as applicable) and, to Target’s Knowledge, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(d) Target has made available to Buyer a complete and accurate copy of each Target Contract (including all amendments and waivers).

4.15    Labor and Employment Matters.

(a)    Neither Target nor Target Subsidiary is a party to any union contract or other collective bargaining agreement nor, to Target’s Knowledge, are there any activities or proceedings of any labor union to organize any of Target’s or Target Subsidiary’s employees. Target and Target Subsidiary are each in material compliance with Laws and agreements respecting employment and employment practices, and the terms and conditions of employment of their respective employees.

(b)    Neither Target nor Target Subsidiary has ever experienced any labor strike, slowdown or stoppage, or had any labor strike, slowdown or stoppage threatened. No petition for certification has ever been filed before the National Labor Relations Board with respect to any employees of Target or Target Subsidiary. Except as disclosed in Schedule 4.15 of the Target Disclosure Schedule, neither Target nor Target Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to Target’s Knowledge, threatened, between Target or Target Subsidiary and any of their employees.

4.16    Compliance with Law.    Target and Target Subsidiary are, and since the date of their respective incorporations have been, in substantial compliance with all material Laws, including, without limitation, all laws related to e-mail marketing and solicitation and elections, lobbying, and political contributions, except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Target Material Adverse Effect. Target and Target Subsidiary each hold all permits, licenses and franchises from all Governmental Entities required to conduct its businesses as they are now being conducted, except for those whose absence would not reasonably be expected to have a Target Material Adverse Effect. Schedule 4.16 contains a list of all such permits, licenses and franchises, including all Environmental Permits. Target has made available all such items to Buyer.

4.17    Intellectual Property Rights.

(a)    Target owns or has the right to use, sell or license all Target IP Rights. Except as set forth in Schedule 4.17(a), no royalties or other payments are payable by Target or Target Subsidiary to any Person with respect to any products formerly or presently sold or under development by, or services provided using Target IP Rights by, Target or Target Subsidiary.

(b)    The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement does not and will not: (i) breach any agreement or license governing any Target IP Rights, (ii) cause the modification of any agreement or license relating to any Target IP Rights, (iii) require the payment of any royalty or other payment with respect to any Target IP Rights, (iv) cause the forfeiture or termination of any Target IP Rights, (v) give rise to a right of forfeiture or termination of any Target IP Rights or (vi) impair the right of Target, Target Subsidiary, Surviving Corporation or Buyer to use, sell or license any Target IP Rights.

(c)    The manufacture, marketing, license, sale and use of the products and technologies formerly or currently licensed or sold, or under development, by Target and Target Subsidiary do not and will not: (i) violate any agreement or license between Target or Target Subsidiary and any Person or (ii) infringe any intellectual property rights of any other Person. There is no pending or, to Target’s Knowledge, threatened, Action contesting the validity or ownership, or Target’s or Target Subsidiary’s right to use, sell, license or dispose of, any Target IP Rights, nor has Target or Target Subsidiary received any written notice asserting that any Target IP Rights or any use, sale, license or disposition thereof conflicts or will conflict with the rights of any other Person. To the Target’s Knowledge, no other Person is infringing any Target IP Rights.

(d)    Schedule 4.17 of the Target Disclosure Schedule contains a list of all patents, copyrights, tradenames, trademarks and service marks, and applications for any of the foregoing, owned or possessed by Target or Target Subsidiary.

(e)    Target has provided to Buyer a true and complete copy of its standard form of employee confidentiality agreement. All employees of Target and Target Subsidiary have executed such an agreement. All consultants and other Persons with access to proprietary information of Target or Target Subsidiary have executed non-disclosure agreements that protect the Target IP Rights. Target has not entered into any agreement to indemnify any other Person, including but not limited to any employee or consultant of Target or Target Subsidiary, with respect to any infringement, misappropriation or misuse of any intellectual property. All current and former employees and consultants of Target and Target Subsidiary have signed written assignments to Target or Target Subsidiary, as appropriate, of any and all rights and claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development, work of authorship or any other intellectual property that is used in the business of Target or Target Subsidiary.

4.18    Taxes.

(a)    All Tax Returns required to be filed before the date of this Agreement by or on behalf of Target or Target Subsidiary have been duly filed on a timely basis. All such Tax Returns are true, complete and correct in all material respects. Schedule 4.18 of the Target Disclosure Statement lists all jurisdictions in which Tax Returns are required to be filed by or for Target or Target Subsidiary or have been required since the incorporation of Target or Target Subsidiary, and the types of Tax Returns required to be filed in each such jurisdiction. All Taxes shown to be payable on such Tax Returns and on any subsequent assessments, and all payments of estimated Taxes required to be made under Section 6655 of the Code or comparable provisions of state, local or foreign law have been timely paid in full. No Taxes are payable by Target or Target Subsidiary with respect to items or periods covered by such Tax Returns, whether or not shown on or reportable on such Tax Returns. There are no liens on any assets of Target or Target Subsidiary with respect to Taxes, except for inchoate liens for Taxes not yet due and payable.

(b)    No Tax Return of Target or Target Subsidiary has ever been audited by a Government Entity, nor is any such audit pending or, to Target’s Knowledge, threatened. No deficiencies in Taxes with respect to Target or Target Subsidiary have been asserted by any Government Entity, and neither Target nor Target Subsidiary has received any notice that it has not filed any Tax Return or not paid any Taxes required to be filed or paid. Neither Target nor Target Subsidiary is a party to any Action for the assessment or collection of Taxes. Neither Target nor Target Subsidiary has: (i) granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (ii) granted a power of attorney to any Person with respect to Taxes or (iii) availed itself of any Tax amnesty, Tax holiday, or similar relief in any jurisdiction.

(c)    Target and Target Subsidiary have withheld, collected and paid over to the appropriate Government Entity (or is properly holding for such payment) all Taxes required to have been withheld, collected or paid, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with its operations, including with respect to sales and use Taxes and amounts paid or owing to any employee, independent contractor, consultant, creditor, foreign Person or other payee.

(d)    The amount of Target’s and Target Subsidiary’s liability for unpaid Taxes for all periods through the date of the Target Balance Sheet does not, in the aggregate, exceed the amount of the accruals for Taxes reflected on the Target Balance Sheet, and the Target Balance Sheet reflects proper accruals in accordance with GAAP of all liabilities for Taxes payable after the date of the Target Balance Sheet attributable to transactions and events occurring before that date. Neither Target nor Target Subsidiary have incurred any liability for Taxes since that date other than in the ordinary course of business.

(e)    Neither Target nor Target Subsidiary is, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Target nor Target Subsidiary is a “consenting corporation” under Section 341(f) of the Code. Neither Target nor Target Subsidiary has entered into any agreements with respect to the performance of services which could reasonably be expected to result in a nondeductible expense (after taking into account any payments under or triggered by this Agreement) under Sections 280G, 404, or 162 of the Code or an excise tax under Code Section 4999. Neither Target nor Target Subsidiary has agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, and does not have an application pending with the Internal Revenue Service or any other Government Entity requesting permission for any change in accounting method. Neither Target nor Target Subsidiary will have income reportable for a period ending after the Effective Time but attributable to a transaction (including an installment sale), occurring during a period ending on or before the Effective Time. Target and Target Subsidiary have complied with the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

(f)    Neither Target nor Target Subsidiary has assumed any liability and does not have any obligation, actual or contingent, with respect to or for Taxes of another Person under any agreement or arrangement, including any arrangement for the leasing of real or personal property. Neither Target nor Target Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign tax law) other than a consolidated group of which Target is the common parent. Target has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years. Neither Target nor Target Subsidiary has any net operating losses or other tax attributes currently subject to limitation under Sections 382, 383 or 384 of the Code.

4.19    Employee Benefit Plans and ERISA.

(a)    There are no “employee pension benefit plans” as defined in Section 3(2) of ERISA, “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday or vacation plans, or any other employee benefit plans, programs, policies or arrangements which are currently maintained or sponsored by Target or Target Subsidiary for the benefit of any employees (or former employees) of Target or Target Subsidiary or to which Target or Target Subsidiary is obligated to make any payments or otherwise may have any liability (collectively “Employee Benefit Plans”). Target has made available to Buyer true, complete and correct copies of any Employee Benefit Plan (including any separate trust agreement) or, if no plan document exists, a written description of any Employee Benefit Plan, and with respect to any Employee Benefit Plan, the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (if any such report was required), the most recent summary plan description, if required, and the most recent Internal Revenue Service determination letter, if any.

(b)    None of Target, Target Subsidiary nor any Person that is or has been a member of any group of Persons described in Section 414(b), (c), (m) or (o) of the Code that includes Target or Target Subsidiary maintains or contributes to, or has ever maintained or contributed to, a pension plan subject to Title IV of ERISA or a multiemployer plan as defined in Section 3(37) of ERISA, and no Employee Benefit Plan provides benefits to former employees of Target other than as necessary to comply with Section 4980B of the Code or other Law. No Employee Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code.

(c)    No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves any assets of any Employee Benefit Plan and that is reasonably likely to subject Target, Target Subsidiary or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

(d)    Other than routine claims for benefits, there are no Actions pending or, to Target’s Knowledge, threatened, against any Employee Benefit Plan, any fiduciary of any Employee Benefit Plan or against any assets of any Employee Benefit Plan. Any Employee Benefit Plan has been operated and administered in all material respects in compliance with its terms and all Laws (including, but not limited to, ERISA and the Code). Target has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(e)    Except as set forth in Schedule 4.19(e), the completion of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Target or Target Subsidiary.

4.20    Environmental Matters.

(a)    For purposes of this Agreement: (i) “Contractor” means any Person with which Target or Target Subsidiary formerly or presently has or had any agreement or arrangement (whether oral or written) under which such Person has or had physical possession of, and was or is obligated to, develop, test, process, manufacture or produce, any product or substance on behalf of Target or Target Subsidiary; (ii) “Environment” means any land, structure, water or ambient air; (iii) “Environmental Law” means any Law intended, at least in part, to protect the health of humans, animals or plants; (iv) “Environmental Permit” means any permit, license, consent, approval, certificate, qualification or other authorization required by any Governmental Entity pursuant to any Environmental Law and (v) “Hazardous Material” means any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, asbestos, petroleum, oil, radioactive substance, polychlorinated biphenyl, toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

(b)    Target and Target Subsidiary possess all Environmental Permits required under applicable Environmental Laws to conduct their current businesses and to use and occupy the Real Property for their current businesses. All Environmental Permits are in full force and effect and Target and Target Subsidiary are, and at all times have been, in substantial compliance with all such Environmental Permits. To Target’s Knowledge, there are no facts or circumstances indicating that any Environmental Permit possessed by Target or Target Subsidiary would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of all Environmental Permits possessed by Target or Target Subsidiary relating to their current business and the Real Property has been taken. The execution and delivery of this Agreement, the completion by Target of the Merger and other transactions contemplated hereby, and the exercise by Buyer and Target of the full rights to own and operate the business of Target and to use and occupy the Real Property substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permit held by Target or Target Subsidiary and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

(c)    Target is in substantial compliance with and, within the period of all applicable statutes of limitation, have substantially complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law. To Target’s Knowledge, there is no: (i) Action pending or threatened to make good, repair, reinstate or clean up any Real Property or (ii) any act, omission, event or circumstance giving rise or likely to give rise in the future to any such Action against Target, Target Subsidiary or any Person, including, without limitation, any Contractor, in connection with which liability could reasonably be imputed or attributed by Law or contract to Target or Target Subsidiary.

(d)    There has not been any disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by Target or Target Subsidiary on, at or under any property presently or formerly owned, leased or operated by Target, Target Subsidiary, or, to Target’s Knowledge, any Contractor, and there are no Hazardous Materials located in, at, on or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial or corrective action by Target or Target Subsidiary and that would reasonably likely result in a Target Material Adverse Effect. No Hazardous Materials have been generated, used, treated, handled, released or stored on, or transported to or from, any Real Property or to Target’s Knowledge, any property adjoining any Real Property. To Target’s Knowledge, Target and Target Subsidiary have disposed of all wastes, including those wastes containing Hazardous Materials, in substantial compliance with all applicable Environmental Laws and Environmental Permits. Neither Target nor Target Subsidiary has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or other list. To Target’s Knowledge, there has not been any underground or above ground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing, Hazardous Materials located on any Real Property owned, leased or operated by Target, Target Subsidiary, or predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation. Target and Target Subsidiary have taken all actions necessary under Environmental Laws to register any products or materials required to be registered by Target or any of its agents.

(e)    Target has made available to Buyer all records and files in its possession or under its control, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession of Target or Target Subsidiary, concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by Target or Target Subsidiary or any predecessor in interest, or concerning compliance by Target or Target Subsidiary with, or liability under, any Environmental Law.

4.21    Finders or Brokers.    Other than Wells Fargo Securities, neither Target nor Target Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the Merger or any other transaction contemplated by this Agreement who might be entitled to a fee or any commission for those efforts.

4.22    Title to Property.    Neither Target nor Target Subsidiary owns any real property. Target or Target Subsidiary has good and marketable title to all of the properties, interests in properties and assets reflected in the Target Balance Sheet, acquired after June 30, 2002 or otherwise used in its business, and has valid leasehold interests in all leased properties and assets, in each such case free and clear of all mortgages, liens, pledges, charges and encumbrances of every kind and character other than Permitted Liens. Schedule 4.22 of the Target Disclosure Statement identifies each parcel of real property leased by Target or Target Subsidiary.

4.23    Accounts Receivable.    All accounts receivable reflected on the Target Balance Sheet and all current accounts receivable shown on the ledger of Target or Target Subsidiary represent valid obligations arising from services actually performed or sales actually made by Target or Target Subsidiary in the ordinary course of its business. All of those accounts receivable are or will be collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP in the ordinary course of business consistent with past practice and reflected in the Target Balance Sheet or ledger. Target has provided to Buyer an accounts receivable aging report as of a recent date reasonably acceptable to Buyer (both prior to the date hereof and prior to the Closing Date).

4.24    Customer and Supplier Relationships.    To Target’s Knowledge, except as set forth on Schedule 4.24 of the Target Disclosure Schedule, there are no facts or circumstances, including the completion of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any material customer, research sponsor, grant or supplier of Target or Target Subsidiary or a material change in the relationship of Target or Target Subsidiary with any such customer, research sponsor, grant or supplier.

4.25    Restrictions on Business Activities.    None of Target, Target Subsidiary nor any of their respective assets is bound by any agreement, arrangement or order and, to Target’s Knowledge, no such order is threatened, that has or could reasonably be expected to have the effect of prohibiting or materially impairing: (a) any business practice of Target or Target Subsidiary, (b) any acquisition or disposition of assets or property by Target or Target Subsidiary, (c) the provision of any service by Target or Target Subsidiary, (d) the hiring of any employees by Target or Target Subsidiary or (e) the conduct of any business by Target or Target Subsidiary.

4.26    Condition and Sufficiency of Assets.    The leaseholds, facilities, equipment and other tangible assets and property owned or used by Target and Target Subsidiary are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put. No such facilities or other property and assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The facilities and other tangible assets and property owned or used by Target and Target Subsidiary are sufficient for the continued conduct of Target’s or Target Subsidiary’s business after the Closing in substantially the same manner as it was conducted before the Closing.

4.27    Proxy Statement.    The Proxy Statement to be sent to the Target Stockholders in connection with the Target Special Meeting (such proxy statement, as amended and supplemented is referred to herein as the “Proxy Statement”), at the date the Proxy Statement is first mailed to Target Stockholders, at the time of the Target Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Target or Target Subsidiary shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the Target Stockholders. The representation and warranty of Target made herein shall not apply to any information in the Proxy Statement supplied by Buyer, Merger Sub or Wells Fargo.

4.28    Disclosure.    No representation or warranty set forth in this Article IV, the Target Disclosure Statement or any certificate to be delivered at closing contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein and therein not materially misleading. Target has no knowledge of any fact, event or circumstance not set forth in this Article IV or the Target Disclosure Statement that has or is likely to have a Target Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby make the following representations and warranties to Target.

5.1    Organization, Etc.    Each of Buyer, Merger Sub and the other Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it now is being conducted. None of Buyer or any Buyer Subsidiary is in violation of its certificate or articles of incorporation, bylaws or any other charter document.

5.2    Authority Relative to This Agreement.    Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to complete the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the boards of directors of Buyer and Merger Sub, and by Buyer in its capacity as Merger Sub’s sole stockholder. No other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to complete the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by Target and approval by the Target Stockholders in accordance with Delaware Law, constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of Buyer or Merger Sub to complete the Merger or the other transactions contemplated hereby, except for the filing of the Certificate of Merger. None of the execution and delivery of this Agreement, the completion of the Merger or the other transactions contemplated hereby, or compliance by Buyer or Merger Sub with any of the provisions of this Agreement does or will: (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Buyer or Merger Sub, (ii) violate any Law applicable to Buyer or Merger Sub or by which any of its properties or assets may be bound or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Merger Sub is a party or by which either of them or any of their properties or assets may be bound.

5.4    Cash Consideration.    Buyer currently has available, and at the Effective Time will continue to have available, sufficient cash and cash equivalents to enable it to perform its obligations under this Agreement.

5.5    Litigation.    As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened which in any manner challenges, seeks to, or is reasonably likely to, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1    Conduct of Business During Interim Period.    Except as contemplated or required by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the Effective Time, Target shall (and shall cause Target Subsidiary to): (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) collect all accounts receivable in a manner consistent with past practices, (iii) pay all accounts payable in a manner consistent with past practice, (iv) use commercially reasonable efforts to preserve intact its business organization, keep available the services of its employees and maintain satisfactory relationships with its suppliers, distributors, customers and others having business relationships with it and (v) not take any action that would adversely affect its ability to complete the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing and except as otherwise expressly contemplated, required or permitted by this Agreement or as set forth in Schedule 6.1, before the Effective Time Target shall not (and Target shall not cause or permit Target Subsidiary to), without the prior written consent of Buyer (which consent or denial of consent will not be unreasonably delayed) directly or indirectly, do any of the following:

(a)    enter into, violate, extend, amend or otherwise modify or waive any of the terms of any: (i) agreement relating to any Target IP Rights or (ii) any other agreement, commitment or contract, in each case, except in the ordinary course of business consistent with past practice;

(b)    authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement or agreement in principle with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of securities or any material amount of assets, any issuance or disposition of any securities or any material amount of assets, any change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other business alliance;

(c)    fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business consistent with past practice and following written notice to Buyer;

(d)    maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(e)    enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency;

(f)    institute any change in its accounting methods, principles or practices or revalue any of its respective assets, including, without limitation, writing down the value of any inventory or writing off any accounts receivables;

(g)    in respect of any Taxes, make or change any election, change any accounting method, enter into any closing agreement, settle any claim or assessment, or consent to any extension or waiver of the limitations period applicable to any claim or assessment except as required by Law; or

(h)    take or agree to take any of the actions described in Section 4.10 or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform any of its covenants in this Agreement.

6.2    No Solicitation.

(a)    Target shall not, and shall cause Target Subsidiary not to, and shall use its best efforts to cause its and Target Subsidiary’s respective officers, directors, employees not to, and shall use commercially reasonable efforts to cause its investment bankers, attorneys or other agents retained by or acting on behalf of Target or Target Subsidiary not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 6.2(c) hereof), (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions set forth in this Section 6.2) with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, Target and its officers, board of directors, investment bankers, attorneys and agents (i) may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a “Potential Acquiror”) or approve an unsolicited Acquisition Proposal if the board is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (A) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 6.2(d) hereof), and (B) after receiving advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would be inconsistent with the board’s fiduciary duties under applicable law. Target agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Target as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement. In the event that Target shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform Buyer in writing as to that fact and shall furnish to Buyer the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment).

(b)    Except as provided in this Section 6.2(b), the board of directors of Target shall recommend to the Target Stockholders approval of this Agreement and the Merger. The board of directors of Target shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Buyer, its approval and recommendation of this Agreement and the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the board has (x) received a Superior Proposal, (y) determined in good faith pursuant to Section 6.2(a), that the failure to take such action would be inconsistent with the board’s fiduciary duties under applicable law and (z) gives at least 72 hours prior written notice to Buyer of its determination under clause (y) of this Section 6.2(b).

(c)    For purposes of this Agreement, “Acquisition Proposal”

(i)    shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to:

(x)    acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the business of, or any material equity interest in, Target or Target Subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Target or Target Subsidiary; or

(y)    acquire, lease, exchange, transfer, license or dispose of (other than in the ordinary course of business), a material portion of the Target IP Rights.

Each of (x) or (y) above shall include any single or multi-step transaction or series of related transactions which is structured to permit any transaction described therein.

(d)    The term “Superior Proposal” means a bona fide Acquisition Proposal for all of the Target Common Stock (or all or substantially all of the assets of the Target), made in writing and not initiated, solicited or encouraged in violation of Section 6.2(a) of this Agreement, on terms which the board of directors of Target determines in good faith to be more favorable to Target and the Target Stockholders than the Merger (based on the advice of Target’s financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed.

(e)    Target shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to an Acquisition Proposal to which it or Target Subsidiary is a party.

6.3    Special Meeting; Board Recommendation.

(a)    In order to obtain stockholder approval of this Agreement, Target, acting through its board of directors, shall duly call, give notice of, convene and hold a special meeting of the Target Stockholders for the purpose of considering and voting on the approval of this Agreement (the “Target Special Meeting”). The Target Special Meeting shall be held as soon as practicable after the execution of this Agreement.

(b)    As promptly as practicable after the execution of this Agreement, Target and Buyer shall jointly prepare and Target shall file with the SEC a preliminary form of the Proxy Statement. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement, Target and Buyer shall jointly prepare a response to such comments. Upon resolution of all comments or expiration of any waiting period, Target shall mail the definitive Proxy Statement to Target Stockholders as of the record date for the Target Special Meeting. Target shall use all commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable. Buyer and Target shall promptly furnish to each other all information, and take such other actions (including, without limitation, using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 6.3(b).

(c)    Subject to Section 6.2(b), the Proxy Statement shall contain the recommendation of the board of directors of Target in favor of the approval and adoption of this Agreement.

6.4    Access to Information.    Except as set forth below in this Section 6.4, from the date of this Agreement until the Effective Time, Target shall afford to Buyer and its authorized representatives (including counsel and accountants) full access during normal business hours and upon reasonable notice to all of its (and Target Subsidiary’s) facilities, personnel and operations and to all of its books and records, shall permit Buyer and its authorized representatives to conduct inspections as they may reasonably request and shall instruct its (and Target Subsidiary’s) employees to furnish to Buyer and its authorized representatives such financial and operating data and other information with respect to its business and assets as Buyer may from time to time request. All such information shall be considered “Confidential Information” within the meaning of the Confidentiality Agreement and, accordingly, shall be governed by the Confidentiality Agreement unless and until the Merger is completed.

6.5    Commercially Reasonable Efforts.    Subject to the terms and conditions of this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement and Law to complete and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all necessary third party consents, approvals and waivers.

6.6    Public Announcements.    Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Buyer, Merger Sub and Target agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable Law or by the rules and regulations or listing agreement with the Nasdaq or Nasdaq SCM or as may otherwise be required by the Nasdaq, Nasdaq SCM or the SEC.

6.7    Notification of Certain Matters.    Each of Target and Buyer shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Target and Buyer shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

6.8    Indemnification and D&O Insurance.    The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Target, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors and officers of Target, unless such modification is required by law. Prior to the Effective Time, Target shall take all necessary steps (other than payment) to acquire a directors’ and officers’ liability insurance policy for the benefit of Target’s directors and officers with respect to claims arising from facts or events that occurred prior to the Effective Time, in each case, which policy shall have a term of at least one year following the Effective Time, with maximum liability coverage of not less than $1,000,000, a deductible of not more than $100,000 and other terms that are no less favorable than those under Target’s existing directors’ and officers’ liability insurance policy. Such policy will be paid for by Target after the Effective Time.

6.9    Expenses.    Buyer and Merger Sub, on one hand, and Target, on other hand, shall bear their respective expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, in connection with the negotiation and preparation of this Agreement and the completion of the Merger.

6.10    Voting Agreements.    Concurrent with the execution hereof, Target shall deliver to Buyer Voting Agreements executed by Tail Wind and each executive officer and director of Target as of the date hereof, each substantially in the forms of Exhibit C attached hereto.

6.11    SEC Filings.    Target will deliver promptly to Buyer true and complete copies of each report, registration statement or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Buyer or Merger Sub, as to which Target makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Target and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

6.12    Stockholder Litigation.    Target and Buyer agree that in connection with any third party or derivative litigation which may be brought against the Target or its directors relating to the transactions contemplated hereby, Target will keep Buyer, and any counsel which Buyer may retain, informed of the course of such litigation, to the extent Buyer is not otherwise a party thereto, and Target agrees that it will consult with Buyer prior to entering into settlement or compromise of any such stockholder litigation; provided that no such settlement or compromise will be entered into without Buyer’s prior written consent (which consent or denial of consent shall not be unreasonably delayed).

6.13    Closing Balance Sheet.    Not more than three days and not less than one day prior to the Closing Date, Target will deliver to Buyer a balance sheet of Target (as a stand-alone company) which shall include line items for Working Capital and Total Assets, prepared in accordance with GAAP (except for the modifications thereto specified in the definition of Working Capital), as of a date not more than three days and not less than one day prior to the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will be certified as (a) prepared in accordance with GAAP (except for the modifications thereto specified in the definition of Working Capital) and (b) complete and accurate in all material respects by the Senior Vice President, Finance and Chief Executive Officer of Target. On the Closing Date, Target will provide a schedule, certified as complete and accurate in all material respects by the Senior Vice President, Finance and Chief Executive Officer of Target, of all transactions which would reasonably be expected to have an impact on Working Capital or Total Assets from the date of the Closing Balance Sheet until the Effective Time. Target shall provide Buyer with access to the books and records of the Target related to the Closing Balance Sheet at any time requested by Buyer.

6.14    Resignations.    Prior to the Effective Time, Target shall deliver to Buyer at no cost the resignations of all of the directors and officers of Target and Target Subsidiary, effective as of the Effective Time.

6.15    Option Exercise.    Promptly after the date hereof, Target will prepare and mail to all holders of Target Options a conditional exercise notice, in form reasonably satisfactory to Buyer, together with a Proxy Statement which will (1) notify the optionholders of the acceleration of their options and (2) permit the optionholders to exercise their options conditioned upon the Closing of the Merger. Target Options which have not been exercised (or conditionally exercised) prior to the Effective Time will be terminated in accordance with the Target Stock Plans.

6.16    Tax Matters.

(a)    Refunds.    Any Tax refunds of Target that are received by Buyer or Target and any amounts credited against Tax of Target to which Buyer or Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Buyer, and Buyer shall not pay to Target Stockholders any amount attributable to such refund or credit amount.

(b)    FIRPTA Certificate.    At the Closing, Target shall deliver to Buyer a statement in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) certifying that Target is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code. In addition, Target shall have delivered to Buyer on the Closing Date a copy of the notification to the IRS, prepared in accordance with Treasury Regulations Section 1.897-2(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of Target. Target acknowledges that Buyer may cause Target to file such notification with the IRS on or after the Closing Date.

(c)    Carrybacks.    The parties agree and acknowledge that any net operating losses or similar Tax attribute of Target is an asset of Target that (subject to any applicable limitations imposed by law) is being acquired by Buyer pursuant to the Merger, and that prior to the Effective Time Target shall not elect to carryback any such Tax attributes to prior years of Target or otherwise act so as to limit the ability of Buyer to use such attributes subsequent to the Merger (subject to any applicable limitations imposed by Law).

6.17    Employee Benefit Plans.    As soon as administratively practicable after the Closing Date, Buyer shall provide that employees of Target who become employees of Buyer or one of its Subsidiaries shall be entitled to participate in the Employee Benefit Plans of Buyer. To the extent permitted under the Buyer’s Employee Benefit Plans, Buyer shall cause Buyer’s Employee Benefit Plans to take into account for purposes of eligibility and vesting thereunder the service of such employees with Target to the same extent such service was credited for such purposes by Target under comparable benefit plans.

6.18    Treatment of Target 401(k) Plan.    Effective no later than the day immediately preceding the Closing Date, Target shall terminate any and all Employee Benefit Plans intended to include a cash or deferred arrangement that is intended to qualify under Code Section 401(a) (the “401(k) Plans”). Target shall provide Buyer with evidence that such 401(k) Plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Target’s board of directors. The form and substance of such resolutions shall be subject to the reasonable review and approval of Buyer, such approval not to be unreasonably withheld. Target also shall take such other actions in furtherance of terminating such 401(k) Plans as Buyer may reasonably require.

6.19    Delisting.    Buyer, Merger Sub and Target agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Target Common Stock from the Nasdaq SCM and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.20    Non-Employee Solicitation.    In the event this Agreement is terminated pursuant to Article VIII, for a period from the date of such termination until one (1) year from the date of such termination, Buyer shall not without Target’s prior written consent, directly solicit the employment of any officer or senior manager of Target who first became known to Buyer during its evaluation of a possible transaction with Target; provided, however that this Section 6.21 shall not prohibit or prevent Buyer from general advertising or other broad non-targeted forms of solicitation or from hiring any officer or senior manager employed by Target who initiates contact with Buyer in the absence of targeted solicitation.

6.21    Collection of the Receivables.    From and after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to collect accounts receivable of Target reflected on the Closing Balance Sheet prior to the Reconciliation Date and neither Buyer nor the Surviving Corporation shall take any actions that are reasonably likely to result in such accounts receivable not being collected prior to the Reconciliation Date. Provided that he is employed by the Surviving Corporation, George Grant shall oversee the accounts receivable collection process on behalf of the Surviving Corporation.

6.22    Warrants.    Target shall cause all of the outstanding warrants, options or other instruments which entitle any person to acquire any securities of the Target to be terminated prior to the Effective Time.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS TO CLOSE

7.1    Conditions to the Obligation of Target.    The obligation of Target to complete the Merger is subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by Target:

(a)    The representations and warranties of Buyer and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions set forth therein) shall be true and correct in all material respects as of the Effective Time with the same force and effect as if made at the Effective Time, except: (i) for any changes specifically permitted by this Agreement and (ii) that the accuracy of any representations and warranties which by their terms speak as of the date of this Agreement or some other date shall be determined as of that date.

(b)    Buyer and Merger Sub shall have performed, in all material respects, all the covenants required by this Agreement to be performed by them on or before the Closing.

(c)    The approval of the adoption of this Agreement by a majority of the outstanding shares of Target Common Stock and the shares of Target Common Stock issuable upon conversion of Target Preferred Stock, voting together as a single class, shall have been obtained at the Target Special Meeting or any adjournment or postponement thereof.

(d)    Buyer and Merger Sub shall have furnished an officer certificate certifying to compliance with the conditions set forth in Sections 7.1(a) and (b).

(e)    No Law shall be pending, enacted, entered, promulgated, enforced or threatened by any Governmental Entity which prohibits or would prohibit the completion of the Merger or otherwise makes or would make it illegal, nor will any Governmental Entity have instituted or threatened to institute any Action seeking to enjoin, restrain or prohibit completion of the Merger.

7.2    Conditions to the Obligations of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to complete the Merger are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Buyer:

(a)    The representations and warranties of Target contained in this Agreement (without regard to any materiality exceptions or provisions set forth therein and as qualified by the Target Disclosure Statement) shall be true and correct in all material respects as of the Effective Time with the same force and effect as if made at the Effective Time, except: (i) for changes specifically permitted by this Agreement, and (ii) that the accuracy of the representations and warranties which, by their terms, speak as of the date of this Agreement or some other date shall be determined as of that date.

(b)    Target shall have performed, in all material respects, all the covenants required by this Agreement to be performed by it on or before the Closing.

(c)    The approval of the adoption of this Agreement by a majority of the outstanding shares of Target Common Stock and the shares of Target Common Stock issuable upon conversion of Target Preferred Stock, voting together as a single class, shall have been obtained at the Target Special Meeting or any adjournment or postponement thereof.

(d)    No Target Material Adverse Effect shall have occurred since the date of this Agreement.

(e)    Target shall have furnished a certificate, signed by the Chief Executive Officer, certifying compliance with the conditions set forth in Sections 7.2(a), (b) and (c) of this Agreement.

(f)    All consents, approvals, notifications, disclosures, filings and registrations listed or required to be listed in Schedule 4.3 of the Target Disclosure Statement shall have been obtained or made.

(g)    No Law shall be pending, enacted, entered, promulgated, enforced or threatened by any Governmental Entity which prohibits or would prohibit the completion of the Merger or otherwise makes or would make it illegal, nor shall any Governmental Entity have instituted or threatened to institute any Action seeking to enjoin, restrain or prohibit completion of the Merger. No Action shall be pending or threatened relating in any way to this Agreement or the transactions contemplated herein or seeking to prohibit or limit, in any respect, Buyer’s ability to vote or otherwise exercise any rights with respect to any of the shares of Target Common Stock or which could materially and adversely affect the business or prospects of Target or the right of Buyer, Target or any other Buyer Subsidiary to own the assets or operate the business of Target, or realize the benefits of this Agreement.

(h)    Buyer shall have received a written opinion from Orrick Herrington & Sutcliffe LLP, counsel to Target dated the Closing Date, containing the conclusions set forth on Exhibit F attached hereto.

(i)    Each of the Key Employees shall remain continuously employed by Target on substantially the same terms and with substantially the same responsibilities as on the date hereof and the Target shall have no knowledge that any of the Key Employees has any intention to terminate their employment with the Surviving Corporation.

(j)    Immediately prior to the Effective Time, Target will have (i) Working Capital of not less than $850,000, (ii) Total Assets of not less than $3.5 Million, and (iii) cash of not less than $600,000 (except that in the event that Target has not purchased servers satisfactory to Buyer for cash prior to the Effective Time, $850,000).

(k)    Not more than 5% of the issued and outstanding shares of Target Common Stock shall be Dissenting Shares.

(l)    Gregory Slayton will enter into an agreement with the Surviving Corporation amending or terminating his existing commission arrangement with the Target on terms satisfactory to Buyer.

(m)    There shall have been no indication that Tail Wind will not accept the Preferred Settlement Closing Payment in full satisfaction of all rights, claims and obligations of the Target, Surviving Corporation of Buyer to Tail Wind (other than Tail Wind’s rights contemplated under the Preferred Settlement Agreement and the attachments thereto), and Tail Wind shall have taken no action to exercise any right in may have as a holder of Target Preferred Stock or under any contract or arrangement with Target, other than as permitted in the Preferred Settlement Agreement.

ARTICLE VIII

TERMINATION

8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the Target Stockholders:

(a)    by mutual written consent of the parties duly authorized by the boards of directors of Target and Merger Sub;

(b)    by either Buyer or Target if the Merger shall not have been consummated on or before December 31, 2002 (the “Outside Date”), which date may be extended by mutual consent of the parties hereto; provided, however, that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

(c)    by either Buyer or Target if (i) any law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable commercial efforts to remove such order, decree, ruling or injunction; or

(d)    by either Buyer or Target if approval of the adoption of this Agreement by a majority of the outstanding shares of Target Common Stock and the shares of Target Common Stock issuable upon conversion of Target Preferred Stock, voting together as a single class, at the Target Special Meeting or any adjournment or postponement thereof is not obtained at the Target Special Meeting (a “Target Negative Vote”).

8.2    Termination by Buyer.    This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the Target Stockholders, by Buyer, if:

(a)    Target shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by Target at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within thirty (30) days of delivery to Target of written notice of such failure or failures;

(b)    there exists a breach or breaches of any representation or warranty of Target contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within thirty (30) days of delivery to Target of written notice of such breach or breaches; or

(c)    the board of directors of Target fails to recommend the approval of this Agreement to the Target Stockholders, or withdraws, amends or modifies in a manner adverse to Buyer its recommendation to the Target Stockholders for approval of this Agreement, (ii) a tender offer (to which Rule 14e-2(a) applies) for any of the outstanding shares of capital stock of Target is commenced prior to the Target Special Meeting, and within the time required by Rule 14e-2(a) under the Exchange Act the board of directors of Target fails to recommend against acceptance of such tender offer, or takes no position with respect to such tender offer, or states its inability to take a position with respect to such tender offer, (iii) Target or its board of directors takes any position (including making no recommendation or stating an inability to make a recommendation) with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, (iv) the board of directors of Target resolves (which resolution shall not modify, limit or impair Target’s obligations under this Agreement) to accept, accepts or recommends to the Target Stockholders a Superior Proposal, or (v) the board of directors of Target resolves to take any of the foregoing actions.

8.3    Termination by Target.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the Target Stockholders, by action of the board of directors of Target, if:

(a)    Buyer or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by Buyer or Merger Sub at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within thirty (30) days of delivery to Buyer of written notice of such failure or failures; or

(b)    there exists a breach or breaches of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not be cured within thirty (30) days of delivery to Buyer of written notice of such breach or breaches.

(c)    In accordance with Section 6.2(b), the board of directors of Target accepts or recommends to the Target Stockholders a Superior Proposal or resolves to do so, provided that Target has given written notice of such Superior Proposal as required under Section 6.2(b) and Buyer has not made a proposal which is reasonably equivalent from the perspective of the Target Stockholders within seventy-two (72) hours of such written notice.

8.4    Procedure for Termination.    In order to terminate this Agreement pursuant to this Article VIII, a Party shall provide written notice thereof to the other Parties.

8.5    Effect of Termination.

(a)    In the event of termination of this Agreement pursuant to this Article VIII, no Party (or any of its directors or officers) shall have any liability or further obligation under this Agreement to any other Party, except as provided in this Section 8.5 and except that nothing herein shall relieve any Party from liability for breach of this Agreement.

(b)    If this Agreement is terminated by Buyer (i) pursuant to Section 8.2(c), or (ii) pursuant to Section 8.2(a) as a result of a breach by Target of a covenant contained in Section 6.2 or by Target pursuant to Section 8.3(c), then within two business days of delivery by Buyer of the Buyer Expense Notice (as defined below) Target shall pay Buyer a termination fee equal to $400,000 plus all of the expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (collectively, the “Buyer Transaction Expenses”) as set forth in a written notice to the Target (the “Buyer Expense Notice”). If this Agreement is terminated by Buyer pursuant to Section 8.2(a) as a result of a failure to satisfy the closing condition set forth in Section 7.2(j), and the failure is in an amount of $150,000 or more, then within two business days of delivery by Buyer of the Buyer Expense Notice Target shall pay Buyer the Buyer

Transaction Expenses as set forth in a written notice to the Target. If this Agreement is terminated by Buyer or Target pursuant to Section 8.1(d) as a result of a Target Negative Vote, then within two business days of delivery by Buyer of the Buyer Expense Notice Target shall pay Buyer its Buyer Transaction Expenses as set forth in a Buyer Expense Notice which shall not exceed $500,000; provided that if, within 6 months of the date of termination of this Agreement pursuant to Section 8.1(d) as a result of a Target Negative Vote, any Person acquires a majority of the voting stock of the Target, then Target shall pay to Buyer a termination fee equal to $400,000 less any termination fee previously paid upon closing of such transaction.

(c)    Any fee payable under this Section 8.5 will be payable by wire transfer of immediately available funds to an account specified by the receiving party.

ARTICLE IX

MISCELLANEOUS

9.1    Nonsurvival of Covenants, Representations and Warranties.    None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

9.2    Amendment and Modification.    This Agreement may only be amended by a written agreement signed by all the Parties whether before or after approval by the Target Stockholders, by mutual written consent of the parties duly authorized by the boards of directors of Target and Merger Sub.

9.3    Further Assurances.    Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as any such other Party may reasonably request (whether before, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.4    Confidentiality.    The Parties acknowledge that Buyer and Target have entered into the Confidentiality Agreement, and that that agreement will survive the termination of this Agreement and the completion of the Merger.

9.5    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver or such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.6    Notices.    All notices and other communications given under this Agreement and the agreements, the forms of which are exhibits to this Agreement, shall be in writing and be delivered personally by overnight courier or similar means or sent by facsimile with confirmation of transmission, to the Parties at the addresses specified below or to such other address for a Party as shall be specified by like notice. Any such notice shall be effective upon receipt if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:

if to Target:	2197 East Bayshore Road Suite 100 Palo Alto, CA 94303 Phone: (650) 473-3600 Attn: Chief Executive Officer Fax: (650) 325-0873

with a copy (not constitution notice) to:	Orrick, Herrington & Sutcliffe LLP 400 Capitol Mall, Suite 3000 Sacramento, California 95814 Attention: Iain Mickle Facsimile: (916) 329-4900

if to Buyer or Merger Sub, to:	5711 South 86th Circle P.O. Box 27347 Omaha, NE 68127 Attn: Chief Executive Officer Fax: (402) 331-1505

with a copy (not constituting notice) to:	Heller Ehrman White & McAuliffe LLP 333 Bush Street San Francisco, California 94104 Attention: Timothy G. Hoxie Facsimile: (415) 772-6268

9.7    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any right, interest or obligation set forth in this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties.

9.8    Governing Law.    This Agreement will be governed by the Laws of the State of Delaware without reference to its principles of conflicts of laws.

9.9    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.10    Severability.    If any one or more of the provisions in this Agreement is finally determined to be invalid, illegal or unenforceable in any respect, it shall be adjusted rather than voided, if possible, to effect the original intent of the Parties as reflected in this Agreement, as closely as possible. In any event, the validity, legality and enforceability of the remaining provisions of this Agreement shall be unaffected.

9.11    Entire Agreement.    This Agreement (including the agreements, the forms of which are exhibits to this Agreement) and the Confidentiality Agreement embody the entire agreement and understanding of the Parties with respect to their subject matter. There are no representations, warranties or covenants other than those expressly set forth or referred to herein and therein.

9.12    Rules of Construction.    Each Party has been represented by counsel in the preparation and negotiation of this Agreement, and therefore waives any rule of construction that would construe ambiguities against a Party drafting this Agreement or any portion of this Agreement.

9.13    Jurisdiction and Service of Process.    Any Action seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties (and shall only be brought) in the courts of the State of California, County of San Francisco, or, if it or he has or can acquire jurisdiction there, in the United States District Court for the Northern District of California, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any Action referred to in the preceding sentence may be served on any Party anywhere in the world.

9.14    WAIVER OF JURY TRIAL.    THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date that appears in the first paragraph of this Agreement.

INFOUSA INC.

By:	/s/ VINOD GUPTA
Vinod Gupta, CEO

KAPALUA ACQUISITION CORP.

By:	/s/ VINOD GUPTA
Vinod Gupta, President

CLICKACTION INC.

By:	/s/ GEORGE GRANT
George Grant, CEO

ANNEX B

OPINION OF WELLS FARGO SECURITIES, LLC

October 8, 2002

Strictly Private and Confidential

Board of Directors
ClickAction, Inc
2197 East Bayshore Road, Suite 100
Palo Alto, CA 94303

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of ClickAction, Inc. (“ClickAction” or the “Company”), of the Common Merger Consideration (as defined below) contemplated by the Draft Agreement and Plan of Merger dated as of October 8, 2002 (the “Draft Agreement”). Pursuant to the Draft Agreement and at the effective time of Merger, Kapalua Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of InfoUSA, Inc. (“InfoUSA”) will be merged into ClickAction, and at such time, Merger Sub will cease, and ClickAction will be the surviving corporation (the “Merger”).

We understand that ClickAction and InfoUSA intend to execute the Draft Agreement when finalized. Under the terms of the Draft Agreement, upon consummation of the Merger, ClickAction’s common and preferred shareholders will receive $4.1 million in cash (“Merger Consideration”). The Merger Consideration will be decreased, on a dollar for dollar basis, to the extent that (i) the working capital of the Company as reflected on the closing balance sheet is less than $850,000; (ii) the cash of the Company as reflected on the closing balance sheet is less than $600,000 (plus and additional $250,000 in the event the Company has not purchased servers satisfactory to InfoUSA) plus any cash that InfoUSA agrees or requires the Company to spend prior to the closing date to replace a Sun Microsystems equipment lease; and (iii) the total assets of the Company as reflected on the closing balance sheet are less than $3,500,000, whichever disparity is greatest. In addition, the amount of Merger Consideration will be decreased dollar for dollar to the extent the Company’s accounts receivable as reflected on the closing balance sheet are not collected within 90 days after the effective time, and to the extent that accounts payable were not reflected on the closing balance sheet. The closing balance sheet will be prepared in accordance with GAAP except for certain changes to working capital as agreed to in the Merger Agreement. However, aggregate deductions to Merger Considerations may not exceed $650,000. The Common Merger Consideration will be the dollar amount, rounded down to the nearest whole cent, equal to the fraction, (a) the numerator of which is the Merger Consideration minus $1,400,000 (attributable to a settlement to Company Preferred Stockholder) and minus any of the aforementioned deductions, the aggregate of which may not exceed $650,000; and (b) the denominator of which is the aggregate number of shares of Company Common Stock outstanding at closing (including shares of Company Common Stock issued with respect to options for Company Common Stock which have been exercised prior to the closing). In no event will the amount paid to the Common Stockholder promptly after the Merger of an aggregate of less than $2,050,000 or $0.15 per share of Common Stock.

In arriving at our opinion, Wells Fargo Securities, LLC (“Wells Fargo Securities”) reviewed, among other things: (i) the Draft Agreement and exhibits thereto; (ii) certain publicly available financial statements of ClickAction and other historical financial information provided by ClickAction that we deemed relevant; (iii) certain financial analyses and forecasts of ClickAction prepared by and reviewed with management of ClickAction and the views of senior management of ClickAction regarding ClickAction’s past and current business operations, results thereof, financial condition and future prospects; (iv) a comparison of certain financial information for ClickAction with similar publicly available information for certain other publicly traded companies; (v) the financial terms of recent business combinations deemed generally relevant to our analysis; and (vi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

B-1

In rendering its fairness opinion and with your permission, Wells Fargo Securities has assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ClickAction or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and have assumed that such performances will be achieved. Management has not produced long-term financial projections for the Company beyond December 2002. As such, Wells Fargo Securities was unable to perform a Discounted Cash Flow Analysis. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s assets, results of operations, financial condition, business or prospects since the date of the last financial statements made available to us. We have assumed in all respects material to our analysis that ClickAction will remain as going concern for all periods relevant to our analyses, that all of the representations and warranties contained in the Draft Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Draft Agreement are not waived. We have further assumed that the Merger will be completed in a timely fashion and that the final terms will not vary materially from the Draft Agreement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Merger Consideration in the Merger and does not address the Company’s underlying business decision to effect the Merger. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof.

Wells Fargo Securities, a division of Wells Fargo & Company (“Wells Fargo”), as part of its investment banking business, is customarily engaged in the valuation of businesses, and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and other corporate transactions. We have acted as ClickAction’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the past, we have also provided certain other investment banking services for ClickAction and have received compensation for such services. Wells Fargo has provided, and may provide in the future, commercial banking and investment management services to InfoUSA and its affiliates.

In the ordinary course of our business, we may actively trade equity securities of ClickAction for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This fairness opinion is directed to the Board of Directors of ClickAction in connection with its consideration of the Merger and does not constitute a recommendation of the Merger to the Company. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Wells Fargo Securities’ prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Common Merger Consideration is fair, from a financial point of view, to the common shareholders of ClickAction.

Very truly yours,

WELLS FARGO SECURITIES, LLC

B-2

ANNEX C

TAIL WIND SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of October 8, 2002 by and among ClickAction Inc., a Delaware corporation (“ClickAction”) and The Tail Wind Fund Ltd. (“Tail Wind”). ClickAction and Tail Wind are individually referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Tail Wind is the holder of 3,000 shares of the Series A 4% Cumulative Convertible Preferred Stock of ClickAction (the “Preferred Shares”) and a Warrant, dated as of March 30, 2001, to purchase shares of the Common Stock of ClickAction (the “Warrant”).

WHEREAS, a dispute has arisen between the Parties regarding the consideration to be payable to Tail Wind on account of the Preferred Shares and Warrant (the “Dispute”) in connection with a proposed all cash merger transaction between ClickAction and infoUSA Inc, a Delaware corporation (“infoUSA”), pursuant to which infoUSA or its wholly-owned subsidiary will, subject to the terms and conditions of the Merger Agreement dated as of the date hereof and entered into concurrently herewith by infoUSA and ClickAction, an executed copy of which (with all exhibits) is attached hereto as Exhibit A (as amended from time to time in accordance with the terms thereof and Section 7(i) hereof, the “Merger Agreement”), acquire all the outstanding capital stock (common and preferred) of ClickAction for the consideration described therein (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

WHEREAS, no consideration shall be payable to any stockholder of ClickAction with respect to such stockholder’s shares other than as set forth in the Merger Agreement.

WHEREAS, the Parties have agreed that Tail Wind shall receive the aggregate amount of $1,400,000 in cash ( the “Settlement Payment”) for all of the Preferred Shares and the Warrant in connection with the Merger.

WHEREAS, at the Closing of the Merger infoUSA and Tail Wind will enter into a consulting agreement in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.    Settlement Payment.    Notwithstanding anything to the contrary set forth in the below-defined Certificate of Designations (including, without limitation, any consent requirements, liquidation preferences, distribution provisions or put rights set forth in the Certificate of Designations) or the Warrant, Tail Wind agrees to accept the Settlement Payment for all of the Preferred Shares (including any accrued but unpaid dividends on the Preferred Shares and the Warrant as of the Effective Time of the Merger (the “Closing Date”)), which Settlement Payment shall be payable in cash on the Closing Date. On the Closing Date, Tail Wind shall deliver to ClickAction the stock certificates evidencing the Preferred Shares, the Warrant and a letter of transmittal containing reasonable requirements or procedures generally applicable to the surrender of stock certificates in connection with the Merger. As used herein, the “Certificate of Designations” means the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A 4% Cumulative Convertible Preferred Stock for ClickAction filed with the Delaware Secretary of State on March 30, 2001.

2.    Participation.    At the Closing of the Merger, ClickAction and Tail Wind will enter into a Participation Agreement in the form attached hereto as Exhibit B.

3.    Voting Agreement.    Concurrently with the execution of this Agreement, Tail Wind shall execute the Voting Agreement attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which Tail Wind shall agree to vote all of its shares of ClickAction Common Stock and Preferred Stock in favor of the Merger subject to the terms of the Voting Agreement.

4.    General Release by Tail Wind and ClickAction.    Effective as of the Closing Date and subject to Tail Wind’s receipt of the Settlement Payment and execution and delivery of Participation Agreement by ClickAction, each of Tail Wind and ClickAction, on behalf of itself and its past and present officers, stockholders, directors, agents, partners, employees, predecessors, successors, assigns and affiliates (collectively, the “Releasing Party”), hereby:

(a)    releases and forever discharges each of the other Party and infoUSA, and their respective past and present officers, stockholders, directors, agents, partners, employees, predecessors, successors, assigns and affiliates (collectively, the “Released Parties”), of and from any and all known and unknown claims, liabilities, costs, actions, demands, suits, expenses, damages, actions and causes of action of any kind or nature which the Releasing Party may have or may claim to have against the Released Parties as of the Closing Date, including, without limitation, any known and unknown claims, liabilities, costs, actions, demands, suits, expenses, damages, actions and causes of action of any kind or nature relating, directly or indirectly, to the Merger, the Merger Agreement, the Dispute, the Certificate of Designations, the Warrant, the Registration Rights Agreement, dated as of March 30, 2001, between the Parties, the Purchase Agreement, dated as of March 30, 2001, between the Parties and any documents executed in connection therewith;

(b)    agrees that it will forever refrain and forebear from instituting, commencing or prosecuting any litigation, action or other proceeding against the Released Parties based on, arising out of or in connection with any claim, liability, cost, action, demand, suit, expense, damage, action or cause of action that is released and discharged under this Agreement;

(c)    agrees that the general release set forth in this Section 4 is the result of a compromise and shall at no time or for any purpose be considered an admission of the truth of any allegations, claims or contentions of any Party against the other Party, and further agrees that this Agreement is the result of a compromise and shall at no time or for any purpose constitute any basis for asserting any particular interpretation or understanding of the provisions of the Certificate of Designation, any other transaction documents to which the Parties are a party or any federal or state law; and

(d)    agrees that the general release set forth in this Section 4 does not extend to or otherwise affect any Merger consideration to be paid to Tail Wind as a holder of shares of ClickAction’s Common Stock or any other obligations owing to Tail Wind under the Merger Agreement or any agreements executed in connection with the Merger or under this Agreement.

5.    Waiver of Civil Code Section 1542.    The general release set forth in Section 4 hereof expressly covers all claims or possible claims by the Releasing Party against the Released Parties, whether the same are known, unknown or hereafter discovered or ascertained but which exist as of the Closing Date. The Releasing Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Releasing Party, being aware of said Code Section, hereby expressly, knowingly and intentionally waives any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.

6.    Restrictions.

(a)    Tail Wind hereby waives, during the term of this Agreement, its right all of its rights as a preferred shareholder of ClickAction other than the right to vote on the Merger as contemplated in this Agreement. For clarification purposes, Tail Wind shall have no right to convert the Preferred Shares, put the preferred shares, or exercise any other rights (other than voting for the Merger) with respect to the Preferred Shares prior to the termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 6(i), Tail Wind’s rights as a preferred stockholder of ClickAction shall be reinstated retroactively as of the date of this Agreement.

(b)    Tail Wind hereby agrees that it shall not transfer any of the Preferred Shares or the Warrant prior to the earlier to occur of the Closing Date or the Termination Date (as defined in Section 8(i) below) unless, prior to the effective date of such transfer, Tail Wind delivers to ClickAction (a) written notice of such proposed transfer, which notice shall describe the terms and conditions applicable to such transfer, (b) the stock certificate for the Preferred Shares or the Warrant, as applicable, for the sole purpose of ClickAction causing its transfer agent to issue a new stock certificate or warrant to such transferee that contains a legend regarding this Agreement and (c) an agreement, in form and substance reasonably satisfactory to ClickAction, executed by the transferee pursuant to which the transferee specifically agrees to perform the obligations of Tail Wind under this Agreement and the Voting Agreement and to be bound by the terms and conditions of this Agreement and the Voting Agreement. Any transferee that holds Preferred Shares in compliance with this Section 5 is hereinafter referred to as a “Permitted Transferee”. The Settlement Payment shall be paid pro rata to Tail Wind and any Permitted Transferees. Neither Tail Wind nor any Permitted Transferee shall convert any of the Preferred Shares into Common Stock prior to the Termination Date.

7.    Effect of this Agreement.    Except as provided in Section 8(i), nothing in this Agreement shall be deemed to release either Party from any obligations incurred or arising under this Agreement.

8.    Miscellaneous.

(a)    Severability.    If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(b)    Amendment.    This Agreement may be amended only by a writing signed by each Party.

(c)    No Admission of Liability.    This Agreement shall not be construed in any manner as an admission by either Party that it has breached any of the terms or provisions of any agreement between the Parties.

(d)    Governing Law.    This Agreement shall be governed by the laws of the State of New York.

(e)    Attorneys’ Fees.    In the event of any dispute with respect to the Parties’ obligations under this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

(f)    Authority; Valid Issuance; Information.    Each Party hereby represents and warrants that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution and performance by such Party of this Agreement will not violate or conflict with any of such Party’s charter documents, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles. ClickAction agrees to furnish to Tail Wind any amendments to the Merger Agreement and any additional material agreements related to the Merger prior to the execution thereof.

(g)    Complete Agreement.    This Agreement represents the entire agreement and understanding between the Parties regarding the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements, representations and negotiations.

(h)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(i)    Termination.    If (i) the terms of the Merger Agreement (in the form attached hereto) are amended prior to the Effective Time to, directly or indirectly, increase any payments, distributions or other consideration with respect to shares of ClickAction common stock without proportionally increasing the Settlement Payment, (ii) the Merger Agreement is terminated, or (iii) Tail Wind fails to receive the Settlement Payment in accordance with the terms hereof and the Merger Agreement, then this Agreement shall become null and void and of no force or effect, as if this Agreement had not been entered into. The date of any such termination is referred to herein as the “Termination Date.”

(j)    Distributions.    At or prior to the Effective Time of the Merger, ClickAction shall not declare or pay any dividend or make any other distribution on or repurchase any shares of capital stock without the prior written consent of Tail Wind, which consent will not be unreasonably delayed but may be withheld in its sole discretion, other than (1) the Merger Consideration (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, and (2) payments to Tail Wind as permitted pursuant to Section 7(k) below.

(k)    Third Party Beneficiary.    Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any person, other than the Parties and infoUSA and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein. The Parties acknowledge and agree that infoUSA is an intended third party beneficiary with respect to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date hereof.

CLICKACTION INC.

By:
George Grant President

THE TAIL WIND FUND LTD.
By:	TAIL WIND ADVISORY AND MANAGEMENT LTD., as investment manager

By:
David Crook CEO

EXHIBIT B

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is entered into as of                          , 2002 by and among ClickAction Inc., a Delaware corporation (“ClickAction”) and The Tail Wind Fund Ltd. (“Tail Wind”). ClickAction and Tail Wind are individually referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Settlement Agreement dated as of October 8, 2002 (the “Settlement Agreement”); and

WHEREAS, in order to induce Tail Wind to enter into the Settlement Agreement, ClickAction has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.    Participation.    ClickAction agrees to pay to Tail Wind an amount equal to eight percent (8%) of the Gross Profit (as defined below) during the Participation Period (as defined below) with respect to Participation Clients (as defined below) (the “Participation Payments”). The Participation Payments shall be payable to Tail Wind quarterly within fifteen (15) days after infoUSA files its quarterly or annual report with respect to the preceding quarter (a “Quarterly Disclosure Date”). The following terms shall apply to this Agreement:

(a)
“Gross Profit” shall mean actually collected revenues of ClickAction, infoUSA or their affiliates, with respect to accounts receivable recorded (including without limitation cash received where no account receivable is recorded) during the Participation Period less cost of such revenues (such revenues and such costs determined in accordance with United States generally accepted accounting principles and determined consistent with the determination of gross profit in prior years) from the sale of products or services to any Participation Client (as defined below). Gross Profit shall be consistent with the calculations of gross profits which were made for determination of commissions due to Gregory Slayton pursuant to that certain Second Amended and Restated Severance Agreement and Release dated as of June 25, 2002 between ClickAction and Gregory Slayton (including each renewal, amendment and any other contract or arrangement providing for the payment of commissions or compensation by ClickAction, infoUSA or their affiliates, directly or indirectly, to Mr. Slayton in consideration of business referrals, the “Slayton Contract”). For clarification purposes, no operating expenses shall be deducted from net revenues in determining Gross Profit.

(b)	“Participation Client” shall mean (i) customers for which commissions are paid under the Slayton Contract and (ii) Potential Customers (as defined in Section 2).

(c)	“Participation Period” shall mean the three (3) year period immediately following the date of this Agreement.

(d)
ClickAction agrees to pay for or reimburse Tail Wind for all expenses, which have been approved in advance by ClickAction, incurred in connection with Tail Wind’s efforts, if any, in attempting to procure and/or maintain Participation Clients for ClickAction during the Participation Period.

(e)
None of Click Action, infoUSA Inc., a Delaware corporation (“infoUSA”), or any of their affiliates shall directly or indirectly take any action, omit to take any action, or enter into any transaction, with the intent of circumventing the provisions or intent of this Agreement. Notwithstanding the foregoing, Tail Wind acknowledges that infoUSA has existing relationships with persons or entities which are now or may become Participation Clients and that the foregoing shall in now way restrict infoUSA’s ability to continue or expand their relationships with such persons or entities.

(f)
ClickAction shall at all times maintain complete and accurate books and records with reference to sales of products and/or services to Participation Clients, including without limitation revenues from each such Participation Client and the cost of goods sold (i.e., cost of revenues) relating to such revenues. Within ten (10) days following each Quarterly Disclosure Date, the ClickAction shall render to Tail Wind a quarterly statement setting forth such information and all other information necessary to compute the Participation Payments hereunder. ClickAction further agrees that Tail Wind and its representatives shall be permitted to inspect the books and records of ClickAction regarding the revenues and cost of revenues from Participation Clients from time to time, during regular business hours and upon reasonable notice, and to make copies thereof as are reasonably appropriate. Upon the reasonable request of Tail Wind, Tail Wind shall be entitled to have such books and records audited by a certified public accountant, at Tail Wind’s expense, and each Merged Entity agrees to make available to such accountant all books and records necessary in connection with such audit and to give such auditor reasonable assistance and cooperation. Each Merged Entity shall retain all books and records with reference to sales of products and/or services to Participation Clients for at least one (1) year following expiration of the Participation Period. Notwithstanding the foregoing, Tail Wind’s inspection and audit rights set forth herein are conditioned upon Tail Wind entering into a confidentiality agreement with ClickAction on terms reasonably acceptable to the Parties.

Any controversy or dispute arising out of or relating to the Participation Payments or this Agreement or any breach or alleged breach of any provision of this Agreement shall be settled by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to recover from the other party reasonable attorneys’ fees and costs incurred in connection therewith. The determination of the arbitrator in such proceeding shall be final, binding and non-appealable.

2.    Introductions of Potential Customers.    Tail Wind may, from time to time, introduce ClickAction to potential customers for ClickAction which are proposed in writing by Tail Wind and approved in writing in ClickAction’s sole discretion and which, if requested by ClickAction, Tail Wind facilitates discussions with (a “Potential Customer”). If requested by ClickAction, Tail Wind will promptly provide copies of all material written or electronic communication between Tail Wind and any Potential Customer related to ClickAction. Tail Wind will terminate or modify its communications with any Potential Customer with respect to potential ClickAction business immediately upon receipt of written instructions by ClickAction or otherwise in accordance with the written instructions by ClickAction. If ClickAction provides written notice to Tail Wind to terminate discussions with any Potential Customer prior to any substantial facilitation by Tail Wind such party shall cease to be a Potential Customer hereunder; however, if Tail Wind shall have provided substantial facilitation prior to receipt of such written notice from ClickAction, the party shall continue to be a Potential Customer for the purposes of Section 1. Tail Wind will not solicit any person or entity with respect to potential ClickAction business unless that person or entity is a Potential Customer.

3.    Miscellaneous.

(a)    Severability.    If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(b)    Amendment.    This Agreement may be amended only by a writing signed by each Party.

(c)    Governing Law.    This Agreement shall be governed by the laws of the State of New York.

(d)    Attorneys’ Fees.    In the event of any dispute with respect to the Parties’ obligations under this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

(e)    Authority; Valid Issuance; Information.    Each Party hereby represents and warrants that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution and performance by such Party of this Agreement will not violate or conflict with any of such Party’s charter documents, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

(f)    Complete Agreement.    This Agreement represents the entire agreement and understanding between the Parties regarding the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements, representations and negotiations.

(g)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)    Termination.    If the Merger Agreement is terminated, then this Agreement shall become null and void and of no force or effect, as if this Agreement had not been entered into.

(i)    Third Party Beneficiary.    Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any person, other than the Parties and infoUSA and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein. The Parties acknowledge and agree that infoUSA is an intended third party beneficiary with respect to this Agreement.

(j)    Independent Contractor; No Joint Venture.    This is Agreement is not intended to create any employment relationship between ClickAction and Tail Wind and if Tail Wind shall identify any Potential Customer, it shall do so as an independent contractor. This Agreement is not intended to create any partnership or joint venture between ClickAction and Tail Wind.

(j)    Successors and Assigns.    This Agreement shall be binding on the successors and assigns of ClickAction and Tail Wind.

(k)    Assignment.    Neither party may transfer or assign any interest in this Agreement (whether by merger, operation of law or otherwise) without the prior written consent of the other party.

(l)    Performance.    This agreement does not obligate Tail Wind to make any introductions to ClickAction or to facilitate any business discussions. No action or inaction by Tail Wind shall in any way affect the Participation Payments payable pursuant to Section 1(b)(i) hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date hereof.

CLICKACTION INC.

By:
George Grant President

THE TAIL WIND FUND LTD.
By:	TAIL WIND ADVISORY AND MANAGEMENT LTD., as investment manager

By:
David Crook CEO

With respect to Section 1(e) only:

infoUSA Inc.

By:

Its:

ANNEX D

OFFICER AND DIRECTOR VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2002 by and among the undersigned stockholder of the Company (“Stockholder”), infoUSA Inc., a Delaware corporation (“infoUSA”), and ClickAction Inc., a Delaware corporation (the “Company”).

RECITALS

A.    Stockholder is the registered and/or beneficial owner of such number of shares of the Company’s common stock (the “Common Stock”) and options to purchase shares of the Common Stock as is indicated on Exhibit A to this Agreement.

B.    Kapalua Acquisition Sub Corp., a wholly-owned subsidiary of infoUSA (the “Merger Sub”), and the Company are entering into the Agreement and Plan of Merger (“Merger Agreement”), dated as of the date hereof, pursuant to which the Merger Sub will merge with and into the Company upon the terms and conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

C.    The execution of this Agreement by Stockholder is a condition to infoUSA’s obligation to execute the Merger Agreement.

D.    The parties wish to provide for the voting arrangements set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth herein, the Company’s and infoUSA’s willingness to enter into the Merger Agreement, and such other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Voting Agreement.    Subject to Section 3 below, Stockholder hereby irrevocably agrees to vote (or cause to be voted) all of its shares of capital stock of the Company as is indicated on Exhibit A and all other shares of capital stock of the Company now owned or hereafter acquired, or which Stockholder may be empowered to vote (the “Shares”), from time to time and at all times, whether at an annual or special meeting of the Company’s stockholders, or upon an action by written consent, (a) in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, (b) against any action or agreement that would result in a breach in any material respect of the Company and infoUSA under the Merger Agreement, and (c) except as otherwise agreed to in writing in advance by the Company (other than the Merger and the other transactions contemplated by the Merger Agreement), against: (i) any Acquisition Proposal, (ii) any change in the board of directors of the Company other than in connection with the Merger, (iii) any amendment of the Company’s certificate of incorporation other than in connection with the Merger, or (iv) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to the Company of the Merger and the other transactions contemplated by the Merger Agreement. Stockholder shall not enter into any agreement or understanding, whether oral or written, with any person or entity prior to the termination of this Agreement to vote thereafter in a manner inconsistent with this Section 1.

2.    Irrevocable Proxy.    Contemporaneously with the execution of this Agreement, Stockholder has executed and delivered to infoUSA a duly executed proxy in the form attached hereto as Exhibit B (the “Proxy”) with respect to each meeting of stockholders of Company, such Proxy to cover the total number of Shares for which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares until on or after the Expiration Date (as defined below). infoUSA shall (i) vote for each proposal or give its consent, as applicable, with respect to any matter described in Section 1(a) and (ii) vote against or withhold its consent, as applicable, with respect to (A) any matter described in Section 1(b) and (B) unless agreed to in writing in advance by the Company and infoUSA, any matter described in Section 1(c).

3.    Term.    This Agreement shall be effective as of the date hereof and shall continue in effect until the earlier to occur of (i) the Effective Time of the Merger or (ii) termination of the Merger Agreement in accordance with its terms (the “Expiration Date”).

4.    Solicitation.    Prior to the Expiration Date, Stockholder shall not, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing nonpublic information) inquiries or proposals concerning any Acquisition Proposal or have discussions or negotiations with any third party (other than infoUSA or Merger Sub) regarding any Acquisition Proposal (other than the Merger); or (ii) induce or encourage any other stockholder of the Company to vote against, or fail to vote in favor of, the Merger Agreement and the Merger. Stockholder shall notify infoUSA of any written inquiries or proposals it receives relating to any Acquisition Proposal.

5.    Specific Enforcement.    The parties acknowledge and agree that the parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that infoUSA and the Company shall be entitled to an injunction to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity. Each party consents to personal jurisdiction in any such action brought in the United States District Court for the Northern District of California or in any court of the State of California having subject matter jurisdiction.

6.    Agreement to Retain Shares.    Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless each person or entity to which any of such Shares are or may be transferred shall have: (a) executed a counterpart of this Agreement and a Proxy (with such modifications as infoUSA may reasonably request); and (b) agreed in writing to hold such Shares subject to all of the terms and provisions of this Agreement.

7.    Legend Requirement.    All certificates evidencing the Shares shall, during the term of this Agreement, bear such restrictive legends as infoUSA and its counsel deem necessary or advisable under applicable law or pursuant to this Agreement, and the Company agrees to so legend such Shares. Such legend may include, without limitation, the following:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO A VOTING AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.”

8.    Representations and Warranties.

8.1    Ownership of Shares.    Stockholder represents and warrants that (a) it has good title to and is the sole record owner of the Shares and it does not own beneficially or of record any other capital stock of the Company, (b) the Shares are validly issued, fully paid and nonassessable and (c) except for the encumbrances and restrictions arising hereunder, it has no knowledge of the Shares that are owned by Stockholder being subject to any pledges, liens, security interests, adverse claims, assessments, proxies, participations, options, equities, charges or encumbrances of any nature whatsoever with respect to the ownership of or right to vote or dispose of such Shares, except for applicable securities laws and the transactions documents under which they were issued.

8.2    Authority; Due Execution; Enforceability.    Stockholder hereby represents and warrants that he has the full right, power, capacity and authority to enter into this Agreement and Stockholder has sole voting power and sole power of disposition with respect to the Shares with no restrictions on Stockholder’s voting rights or rights of disposition pertaining thereto. Each party hereto represents and warrants that this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforcement thereof may be limited against such party by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers (the “Enforceability Exceptions”). The Proxy, when duly executed and delivered by Stockholder, will constitute the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited against Stockholder by the Enforceability Exceptions. If Stockholder is married and the Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies.

8.3    No Conflicts or Consents.    Each party hereto represents and warrants that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, with or without giving of notice or the passage of time, (a) violate any judgment, award, decree, injunction or order of any court, arbitrator or governmental agency applicable to such party or its property or assets or any federal or state law, statute or regulation, (b) conflict with, result in the breach of any provision of or constitute a violation of or default under any agreement or instrument to which such party is a party or by which such party or such party’s property or assets may be bound, or (c) require any consent or approval of any person.

8.4    Title to Securities.    As of the date of this Agreement: (a) Stockholder either (i) holds of record or (ii) beneficially owns with the right to vote (in the case of clause (i) and (ii), free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”)), other than a right of repurchase in favor of the Company, the number of outstanding shares of Common Stock set forth on Exhibit A hereof; and (b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the caption “Options and Other Rights to Purchase Common Stock” on Exhibit A hereof; and (c) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on Exhibit A hereof.

8.5    Reliance by infoUSA and Merger Sub.    Stockholder understands and acknowledges that infoUSA and Merger Sub are entering into the Merger Agreement in reliance, in part, upon Stockholder’s execution and delivery of this Agreement. Stockholder has sole voting power with respect to the Shares.

9.    Covenants of Stockholder.    Stockholder hereby covenants and agrees that during the term hereof it shall not enter into any transaction, take any action or by inaction permit any event to occur, that would result in any of the representations or warranties of Stockholder herein contained not being true and correct. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have under Section 262 of the Delaware General Corporate Law or otherwise.

10.    Confidentiality.    Stockholder agrees, except as otherwise required by legal process, (i) to hold any information regarding this Agreement and the Merger in strict confidence, and (ii) not to divulge any such information to any third person, until such time as infoUSA or the Company has disclosed publicly the Merger or the Expiration Date occurs or such information becomes public not through disclosure by Stockholder.

11.    Miscellaneous.

11.1    Assignment; Transfer of Rights.    This Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties. The Shares may be transferred or assigned by Stockholder; provided, however, that (i) infoUSA and the Company must receive written notice prior to the time of said transfer or assignment, stating the name and address of said transferee or assignee, and (ii) such transferee or assignee must agree in writing (which writing shall be in a form acceptable to the Company) to be bound by the terms and conditions of this Agreement.

11.2    Further Assurances.    Stockholder shall cooperate with the Company and execute and deliver any additional documents necessary or desirable, in the opinion of the Company or its counsel, to evidence the irrevocable proxy granted herein with respect to the Shares and to carry into effect the intent and purposes of this Agreement.

11.3    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction.

11.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5    Notices.    Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the party at the address set forth below such party’s name on the signature page of this Agreement, or at a new address as such party may designate by 10 days’ advance written notice to the other parties hereto.

11.6    Severability.    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.7    Costs of Enforcement.    If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

11.8    Entire Agreement; Amendment.    This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement, the Proxy and the Merger Agreement constitute and contain the entire agreement of the parties with regard to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof or thereof.

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

Stockholder:	By:

	Name: Address:	Facsimile:

infoUSA:	INFOUSA INC.

By:

	Address:	Vinod Gupta Chairman 5711 South 86th Circle Omaha, NE 68127 Facsimile: (402) 339-0265

Company:	CLICKACTION INC.

By:

	Address:	George Grant, President 2197 East Bayshore Road Palo Alto, CA 94303 Facsimile: (650) 473-3946

ANNEX E

TAIL WIND VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2002 by and among The Tail Wind Fund Ltd. (“Stockholder”), infoUSA Inc., a Delaware corporation (“infoUSA”), and ClickAction Inc., a Delaware corporation (the “Company”).

RECITALS

A.    Stockholder is the registered and/or beneficial owner of such number of shares of the Company’s common stock (the “Common Stock”) and shares of the Company’s preferred stock (“Preferred Stock”) as is indicated on Exhibit A to this Agreement.

B.    Kapalua Acquisition Sub, Inc., a wholly-owned subsidiary of infoUSA (the “Merger Sub”), and the Company are entering into the Agreement and Plan of Merger (“Merger Agreement”), dated as of the date hereof, pursuant to which the Merger Sub will merge with and into the Company upon the terms and conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

C.    The Company and Stockholder are entering into a Settlement Agreement (“Settlement Agreement”), dated as of the date hereof, pursuant to which Stockholder will agree to, among other things, enter into this Agreement.

D.    The parties wish to provide for the voting arrangements set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth herein, the Company’s willingness to enter into the Merger Agreement and the Settlement Agreement, and such other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Voting Agreement.    Subject to Section 3 below, Stockholder hereby irrevocably agrees to vote (or cause to be voted) all of its shares of Common Stock and Preferred Stock as is indicated on Exhibit A and all other shares of Common Stock and Preferred Stock now owned or hereafter acquired, or which Stockholder may be empowered to vote (the “Shares”), from time to time and at all times, whether at an annual or special meeting of the Company’s stockholders, or upon an action by written consent, (a) in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, (b) against any action or agreement that would result in a breach in any material respect of the Company and infoUSA under the Merger Agreement, and (c) except as otherwise agreed to in writing in advance by the Company (other than the Merger and the other transactions contemplated by the Merger Agreement), against: (i) any Acquisition Proposal, (ii) any change in the board of directors of the Company other than in connection with the Merger, (iii) any amendment of the Company’s certificate of incorporation other than in connection with the Merger, or (iv) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to the Company of the Merger and the other transactions contemplated by the Merger Agreement. Any vote of Preferred Stock with respect to the foregoing matters shall be together with the Common Stock as a single class and/or, to the extent required under applicable law or the Company’s certificate of incorporation, including the certificate of designations with respect to the Preferred Stock, as a separate class vote of such Preferred Stock. Stockholder shall not enter into any agreement or understanding, whether oral or written, with any person or entity prior to the termination of this Agreement to vote thereafter in a manner inconsistent with this Section 1.

2.    Irrevocable Proxy.    Contemporaneously with the execution of this Agreement, Stockholder has executed and delivered to infoUSA a duly executed proxy in the form attached hereto as Exhibit B (the “Proxy”)

with respect to each meeting of stockholders of Company, such Proxy to cover the total number of Shares for which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares until on or after the Expiration Date (as defined below). infoUSA shall (i) vote for each proposal or give its consent, as applicable, with respect to any matter described in Section 1(a) and (ii) vote against or withhold its consent, as applicable, with respect to (A) any matter described in Section 1(b) and (B) unless agreed to in writing in advance by the Company and infoUSA, any matter described in Section 1(c).

3.    Term.    This Agreement shall be effective as of the date hereof and shall continue in effect until the earlier to occur of (i) the Effective Time of the Merger, (ii) termination of the Merger Agreement in accordance with its terms, (iii) any material breach by the Company of this Agreement or the Settlement Agreement, or (iv) the Termination Date (as defined in the Settlement Agreement) (the “Expiration Date”).

4.    Solicitation.    Prior to the Expiration Date, Stockholder shall not, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing nonpublic information) inquiries or proposals concerning any Acquisition Proposal or have discussions or negotiations with any third party (other than infoUSA or Merger Sub) regarding any Acquisition Proposal (other than the Merger); or (ii) induce or encourage any other stockholder of the Company to vote against, or fail to vote in favor of, the Merger Agreement and the Merger. Stockholder shall notify infoUSA of any written inquiries or proposals it receives relating to any Acquisition Proposal.

5.    Specific Enforcement.    The parties acknowledge and agree that the parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that infoUSA and the Company shall be entitled to an injunction to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity. Each party consents to personal jurisdiction in any such action brought in the United States District Court for the Northern District of California or in any court of the State of California having subject matter jurisdiction.

6.    Agreement to Retain Shares.    Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless each person or entity to which any of such Shares are or may be transferred shall have: (a) executed a counterpart of this Agreement and a Proxy (with such modifications as infoUSA may reasonably request); and (b) agreed in writing to hold such Shares subject to all of the terms and provisions of this Agreement.

7.    Legend Requirement.    All certificates evidencing the Shares shall, during the term of this Agreement, bear such restrictive legends as infoUSA and its counsel deem necessary or advisable under applicable law or pursuant to this Agreement, and the Company agrees to so legend such Shares. Such legend may include, without limitation, the following:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO A VOTING AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.”

8.    Representations and Warranties.

8.1    Ownership of Shares.    Stockholder represents and warrants that it has good title to and is the sole record owner of the Shares and it does not own beneficially or of record any other capital stock of the

Company. The Company represents and warrants that the Shares are validly issued, fully paid and nonassessable, and the Stockholder represents and warrants that, except for the encumbrances and restrictions arising hereunder, it has no knowledge of the Shares that are owned by Stockholder being subject to any pledges, liens, security interests, adverse claims, assessments, proxies, participations, options, equities, charges or encumbrances of any nature whatsoever with respect to the ownership of or right to vote or dispose of such Shares, except for applicable securities laws and the transactions documents under which they were issued.

8.2    Authority; Due Execution; Enforceability.    Each party hereto represents and warrants that it has the full right, power, capacity and authority to enter into this Agreement and Stockholder, together with its investment manager, has sole voting power and sole power of disposition with respect to the Shares with no restrictions on Stockholder’s voting rights or rights of disposition pertaining thereto. Each party hereto represents and warrants that this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforcement thereof may be limited against such party by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers (the “Enforceability Exceptions”). The Proxy, when duly executed and delivered by the Stockholder, will constitute the legal, valid and binding obligation of the Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited against Stockholder by the Enforceability Exceptions.

8.3    No Conflicts or Consents.    Each party hereto represents and warrants that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, with or without giving of notice or the passage of time, (a) violate any judgment, award, decree, injunction or order of any court, arbitrator or governmental agency applicable to such party or its property or assets or any federal or state law, statute or regulation, (b) conflict with, result in the breach of any provision of or constitute a violation of or default under any agreement or instrument to which such party is a party or by which such party or such party’s property or assets may be bound, or (c) require any consent or approval of any person.

8.4    Title to Securities.    As of the date of this Agreement: (a) Stockholder either (i) holds of record or (ii) beneficially owns with the right to vote (in the case of clause (i) and (ii), free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”)), other than a right of repurchase in favor of the Company, the number of outstanding shares of Common Stock and Preferred Stock set forth on Exhibit A hereof; and (b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the caption “Options and Other Rights to Purchase Common Stock” on Exhibit A hereof; and (c) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on Exhibit A hereof.

8.5    Reliance by infoUSA and Merger Sub.    Stockholder understands and acknowledges that infoUSA and Merger Sub are entering into the Merger Agreement in reliance, in part, upon the Stockholder’s execution and delivery of this Agreement. Stockholder has sole voting power with respect to the Shares.

8.6    Other Voting Agreements.    The Company and Merger Sub each represents and warrants that each officer and director of the Company beneficially owning any shares of Common Stock has entered into a voting agreement in the form attached hereto as Exhibit C.

9.    Covenants of Stockholder.    Stockholder hereby covenants and agrees that during the term hereof it shall not enter into any transaction, take any action or by inaction permit any event to occur, that would result in any of the representations or warranties of Stockholder herein contained not being true and correct. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have under Section 262 of the Delaware General Corporate Law or otherwise.

10.    Confidentiality.    Stockholder agrees, except as otherwise required by legal process, (i) to hold any information regarding this Agreement and the Merger in strict confidence, and (ii) not to divulge any such information to any third person, until such time as infoUSA or the Company has disclosed publicly the Merger or the Expiration Date occurs or such information becomes public not through disclosure by the Stockholder.

11.    Miscellaneous.

11.1    Assignment; Transfer of Rights.    This Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties. The Shares may be transferred or assigned by Stockholder; provided, however, that (i) infoUSA and the Company must receive written notice prior to the time of said transfer or assignment, stating the name and address of said transferee or assignee, and (ii) such transferee or assignee must agree in writing (which writing shall be in a form acceptable to the Company) to be bound by the terms and conditions of this Agreement.

11.2    Further Assurances.    Stockholder shall cooperate with the Company and execute and deliver any additional documents necessary or desirable, in the opinion of the Company or its counsel, to evidence the irrevocable proxy granted herein with respect to the Shares and to carry into effect the intent and purposes of this Agreement.

11.3    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction.

11.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5    Notices.    Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the party at the address set forth below such party’s name on the signature page of this Agreement, or at a new address as such party may designate by 10 days’ advance written notice to the other parties hereto.

11.6    Severability.    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.7    Costs of Enforcement.    If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

11.8    Entire Agreement; Amendment.    This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement, the Proxy, the Merger Agreement and the Settlement Agreement constitute and contain the entire agreement of the parties with regard to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof or thereof.

11.9    Effect of Expiration Date; Clarification.    For clarification purposes, notwithstanding anything to the contrary contained herein, (a) if the Expiration Date occurs without completion of the Merger in accordance with the Merger Agreement and Settlement Agreement, then all proxies granted hereunder shall be deemed revoked, and (b) nothing herein shall prohibit Stockholder from exercising its rights and enforcing others’ obligations under the Merger Agreement, Settlement Agreement or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

Stockholder:	THE TAIL WIND FUND LTD.

	By:	TAIL WIND ADVISORY AND MANAGEMENT LTD., as investment manager

By:

	Address:	David Crook CEO Attn: David Crook c/o Tail Wind Advisory & Management Ltd. 1st Floor, No. 1 Regent Street London, SW1Y 4NS UK Facsimile: 208-468-7657

infoUSA:	INFOUSA INC.

By:

	Address:	Vinod Gupta Chairman 5711 South 86th Circle Omaha, NE 68127 Facsimile: (402) 339-0265

Company:	CLICKACTION INC.

By:

	Address:	George Grant, President 2197 East Bayshore Road Palo Alto, CA 94303 Facsimile: (650) 473-3946

Acknowledged and agreed:

Investment Advisor:	TAIL WIND ADVISORY AND MANAGEMENT LTD.

By:

	Address:	David Crook CEO Attn: David Crook c/o Tail Wind Advisory & Management Ltd. 1st Floor, No. 1 Regent Street London, SW1Y 4NS UK Facsimile: 207-468-7657

ANNEX F

SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

§262.    Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of §251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX G

Amended and Restated
Certificate of Incorporation
of
ClickAction Inc.

Article I

The name of the corporation is ClickAction Inc. (the “Corporation”).

Article II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with a par value of $0.001 per share (the “Common Stock”).

Article V

The name and mailing address of the sole incorporator is: Erin J. MacLeod, Esq., 333 Bush Street, 30th Floor, San Francisco, California 94104.

Article VI

The corporation is to have perpetual existence.

Article VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.    The board of directors of the corporation is expressly authorized:

(i)    To make, alter or repeal the bylaws of the corporation.

(ii)    To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

(iii)    To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(iv)    By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of any committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), adopting an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of the State of Delaware, recommending to the stockholders the sale, lease or exchange, of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.

(v)    When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

B.    Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

C.    The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

Article VIII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

Article IX

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Article X

A.	RIGHT TO INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

B.	RIGHT OF CLAIMANT TO BRING SUIT

If a claim under Paragraph A of Article X is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

C.	NON-EXCLUSIVITY OF RIGHTS

The rights conferred on any person by Paragraphs A and B of Article X shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D.	INSURANCE

The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Article XI

The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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CAU-PS-02

PROXY

CLICKACTION INC.

Proxy Solicited on Behalf of the Board of Directors of
the Company for Special Meeting, December 3, 2002

The undersigned hereby appoints Albert Liong and George K. Grant, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the Special Meeting of the Company, to be held at the principal office of the Company located at 2197 E. Bayshore Road, Palo Alto, California 94303 on Tuesday, December 3, 2002 at 10:00 a.m. local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company’s Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of (1) Notice of Special Meeting of Stockholders of the Company and (2) accompanying Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark votes as
in this example.

This proxy will be voted as specified, or if no choice is specified, will be voted for Proposal 1.

FOR	AGAINST	ABSTAIN
1. Approval and adoption of the agreement and plan of merger, dated as of October 8, 2002, among ClickAction Inc., infoUSA Inc. and Kapalua Acquisition Corp. and the transactions contemplated by the merger agreement, including the merger and the amendment of our certificate of incorporation in connection with the merger.
☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT: ☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

Please vote and sign exactly as your name(s) appear. If more than one name appears, all must sign.

Signature	Date

Signature	Date